UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
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Axos Financial, Inc.

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September 11, 2019
Dear Stockholders:
On behalf of the Board of Directors and management of Axos Financial, Inc. (the “Company”), you are cordially invited to attend the 2019 Annual Meeting of Stockholders of the Company (“Annual Meeting”). The Annual Meeting will be held on Thursday, October 24, 2019 at 2:00 PM, Pacific Time, at our corporate headquarters located at 9205 West Russell Road, Suite 400, Las Vegas, NV 89148.
The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe in detail the matters to be acted on at the meeting. An important part of the Annual Meeting is the stockholder vote on corporate business items.
Your participation in Company activities is important and we encourage you to attend the meeting in person. Whether or not you plan to attend the meeting, please be sure to complete, sign, date and return the enclosed proxy card in the accompanying postage-paid reply envelope, so that your shares may be voted in accordance with your wishes. Returning the enclosed proxy will not prevent you from voting in person if you choose to attend the Annual Meeting.
On behalf of the Board of Directors and all of the employees of the Company, we thank you for your continued support.

Sincerely,

Gregory Garrabrants President and Chief Executive Officer

Axos Financial, Inc.
9205 West Russell Road, Suite 400
Las Vegas, Nevada 89148

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held October 24, 2019
NOTICE TO THE STOCKHOLDERS OF AXOS FINANCIAL, INC.
Notice is hereby given that the 2019 Annual Meeting of Stockholders of Axos Financial, Inc. will be held at our corporate headquarters at Annual Meeting will be held on Thursday, October 24, 2019 at 2:00 PM, Pacific Time, at our corporate headquarters located at 9205 West Russell Road, Suite 400, Las Vegas, NV 89148, for the following purposes:

Item 1.	To elect three Class III directors, each to hold office for a three-year term and until a successor is elected and qualified;

Item 2.	To approve the Amended and Restated 2014 Stock Incentive Plan;

Item 3.	To approve in a non-binding and advisory vote, the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement;

Item 4.	To ratify the selection of BDO USA, LLP as the Company’s independent public accounting firm for fiscal year 2020; and

Item 5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The Board of Directors has fixed the close of business on August 30, 2019, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.
We will mail a notice of internet availability of proxy materials – Notice of Annual Meeting of Stockholders – on or before September 11, 2019.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

The Notice of Internet Availability of Proxy Materials, Notice of Meeting,
Proxy Statement and Annual Report will be available free of charge at
www.envisionreports.com/AX as of September 12, 2019.

By order of the Board of Directors,

September 11, 2019	Gregory Garrabrants
President and Chief Executive Officer

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU SHOULD COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. RETURNING THE ENCLOSED PROXY WILL ENSURE THAT YOUR VOTE WILL BE COUNTED AND IT WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING.

Axos Financial, Inc.
9205 West Russell Road, Suite 400
Las Vegas, Nevada 89148
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 2:00 PM Pacific Time, October 24, 2019
INTRODUCTION
This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of Axos Financial, Inc., a Delaware corporation (the “Board of Directors” or the “Board” and the “Company” or “Axos”, respectively), for use at the 2019 Annual Meeting of Stockholders, which will be held on Thursday, October 24, 2019, at 2:00 PM, Pacific Time, at our corporate headquarters at 9205 West Russell Road, Suite 400, Las Vegas, NV 89148, and at any adjournment or postponement thereof (the “Annual Meeting”). The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and any additional material that may be furnished to stockholders. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about September 11, 2019.
YOUR VOTE IS IMPORTANT. PLEASE VOTE AS SOON AS POSSIBLE ONLINE, BY PHONE OR BY COMPLETING, SIGNING AND DATING THE PROXY CARD ENCLOSED WITH THIS PROXY STATEMENT AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
Some stockholders may have their shares registered in different names or hold shares in different capacities. For example, a stockholder may have some shares registered in his or her name, individually, and others in his or her capacity as a custodian for minor children or as a trustee of a trust. In that event, you will receive multiple copies of this Proxy Statement and multiple proxy cards. If you want all of your votes to be counted, please be sure to sign, date and return all of those proxy cards.
Who is entitled to vote?
If you were a holder of Axos Financial, Inc. common stock at the close of business on August 30, 2019, the “record date,” either as a stockholder of record or as the beneficial owner of shares held in street name, you may vote at the 2019 Annual Meeting, either in person or by proxy. As of the record date, we had 61,264,268 shares of our common stock outstanding and entitled to be voted. Each share of common stock entitles its holder to one vote.
What does it mean to be a stockholder of record or beneficial holder?
Stockholder of Record: Shares Registered in Your Name. If on the record date, your shares were registered directly in your name with the Company’s transfer agent, Computershare, then you are a stockholder of record and you may vote in person at the Annual Meeting, or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by completing your proxy card, by telephone, or through the internet, to ensure your vote is counted.
Beneficial Holder: Owner of Shares Held in Street Name: If, on the record date, your shares were held in an account at a broker, bank, or other financial institution (collectively referred herein as “broker”), then you are the beneficial holder of shares held in “street name” and these proxy materials are being forwarded to you by that broker. The broker holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account. As a beneficial owner, you are invited to attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker giving you the legal right to vote the shares at the Annual Meeting, as well as satisfy the Annual Meeting admission criteria set out in the Notice.
What is the effect of Broker non-votes?
Under the rules that govern brokers, your broker or other nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon at the Annual Meeting. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. As a result, we encourage you to communicate your voting decisions to your broker before the date of the Annual Meeting to ensure that your vote will be counted. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

What constitutes a quorum?
Our Bylaws require that a quorum – that is, the holders of a majority of all of the shares of our common stock entitled to vote at the Annual Meeting – be present, in person or by proxy, before any business may be transacted at the Annual Meeting (other than adjourning the Annual Meeting to a later date to allow time to obtain additional proxies to satisfy the quorum requirement).
How do I vote by proxy before the meeting?
Before the meeting, you may vote your shares in one of the following three ways if your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A.

•	By Internet at www.envisionreports.com/AX;

•	By telephone from the U.S.A., U.S. territories and Canada any time on a touch tone telephone call toll free 800-652-8683; or

•	By mail by completing, signing, dating and returning the enclosed proxy card in the postage paid envelope provided.
Please refer to the proxy card for further instructions on voting via the Internet and by telephone.
Please follow the directions on your proxy card carefully. If your shares are held in a brokerage account in the name of a broker or other nominee (this is called “street name”), then you are the beneficial owner of the shares and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. You have the right to direct your broker on how to vote the shares in your account, and your ability to vote by telephone or via the Internet depends on the voting procedures used by your broker. You may receive a separate voting instruction form with this proxy statement, or you may need to contact your broker or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.
May I vote my shares in person at the meeting?
Yes. If you are a stockholder of record, you may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by Internet or telephone. Please note that if you are a beneficial holder and you wish to vote at the meeting, you will not be permitted to do so unless you first obtain a legal proxy issued in your name from the broker that holds your shares.
How do I vote my shares held in the Company’s 401(k) Plan?
If you hold shares in an account under the Axos Financial, Inc. 401(k) Plan (the “Plan”), you will receive notification of the Company’s proxy materials availability, including the voting instruction card. You may direct the Plan trustee on how to vote your Plan shares by following the instructions included on the proxy card. Please note that, in order to permit the Plan trustee to tally and vote all the eligible Plan shares, your direction must be completed timely pursuant to the instructions in the proxy card. If you do not provide timely voting direction, the Plan trustee shall vote your Plan shares in the same proportion as the shares for which the Plan trustee received timely voting direction. The proportional voting policy is detailed under the terms of the Plan documents.
How can I revoke my proxy?
If you are a stockholder of record and have sent in your proxy, you may change your vote by revoking your proxy by means of any one of the following actions which, to be effective, must be taken before your proxy is voted at the Annual Meeting:

•
Sending a written notice to revoke your proxy to Axos Financial, Inc., 9205 West Russell Road, Suite 400, Las Vegas, NV 89148, Attention: Corporate Secretary. To be effective, the Company must receive the notice of revocation before the Annual Meeting commences.

•
Transmitting a proxy by mail at a later date than your prior proxy. To be effective, the Company must receive the later dated proxy before the Annual Meeting commences. If you fail to date or to sign that later proxy, however, it will not be treated as a revocation of an earlier dated proxy.

•	Attending the Annual Meeting and voting in person or by proxy in a manner different than the instructions contained in your earlier proxy.
If you are a beneficial holder you may submit new voting instructions by contacting your broker. You may also change your vote or revoke your voting instructions in person at the Annual Meeting if you obtain a signed proxy from the broker giving you the right to vote the shares.

How many votes do I have?
Each share is entitled to one vote. In order to vote, you must either designate a proxy to vote on your behalf, or attend the Annual Meeting and vote your shares in person. The Board of Directors requests that you submit your proxy so that your shares will count toward a quorum and be voted at the Annual Meeting.
How will the Board vote my proxy?
A properly executed proxy received by us prior to the Annual Meeting, and not revoked, will be voted as directed by the stockholder on that proxy. If a stockholder provides no specific direction, the shares will be voted as follows:

•	FOR the election of the directors nominated by the Board – Item 1;

•	FOR the approval of the adoption of the Amended and Restated 2014 Stock Incentive Plan – Item 2;

•	FOR the approval, in a non-binding and advisory vote, of the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement – Item 3;

•	FOR the ratification of the selection of BDO USA, LLP as the Company’s independent public accounting firm for fiscal year 2020 – Item 4.
With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.
What vote is required to approve each item?
Proxies marked as abstentions, withheld votes and broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. If a broker indicates on its proxy that it does not have discretionary voting authority to vote shares for which it is the holder of record at the Annual Meeting, such shares cannot be voted by the broker (a “broker non-vote”), although they will be counted in determining whether a quorum is present. Brokers or other nominees who hold shares in “street name” for the beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from the beneficial owner. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or other “non-routine” proposals without specific instructions from the beneficial owner. Only the ratification of the selection of our auditors is considered to be a “routine” proposal for the purposes of brokers exercising their voting discretion.
Election of Directors. Assuming a quorum of the stockholders is present in person or by proxy at the Annual Meeting, a plurality of the votes cast is required for the election of directors. As a result, the three nominees who receive the highest number of votes cast will be elected as Class III directors. Abstentions and broker non-votes will have no effect on the results of the election of directors.
Non-Binding and Advisory Vote. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this item will be required for the non-binding and advisory approval of the compensation of the Company’s Named Executive Officers. Abstentions will have the same effect as a vote against these proposals. Broker non-votes will have no effect on the results of this proposal.
Approval of the Amended and Restated Axos Financial, Inc. 2014 Stock Incentive Plan. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this item will be required to Approve the Amended and Restated Axos Financial, Inc. 2014 Stock Incentive Plan. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the results of this proposal.
Vote for the Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this item will be required for the ratification of the selection of BDO USA, LLP. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the results of this proposal.
Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted. Because abstentions represent shares entitled to vote on any matter presented for stockholder approval, the effect of an abstention will be the same as a vote against a proposal. Broker non-votes will have no effect on the results of such a proposal.
Can I exercise rights of appraisal or other dissenters’ rights?
No. Under Delaware law, holders of our voting stock are not entitled to demand appraisal of their shares or exercise similar rights of dissenters as a result of the approval of any of the proposals to be presented at the annual meeting.

ITEM 1. ELECTION OF DIRECTORS
Board Nominees – 2019
The Company’s Board is divided into three classes designated as Class I, Class II and Class III (see Corporate Governance, Board of Directors Composition and Independence). There are currently three Class III directors whose terms expire at the 2019 Annual Meeting. The Board of Directors has nominated the three Class III directors named below for election to the Board to hold office for a three-year term expiring at the 2022 Annual Meeting or until a successor is elected and qualified. Unless otherwise instructed, the proxy holders named in the enclosed proxy intend to vote the proxies received by them for the election of these nominees. If, prior to the Annual Meeting, any nominee of the Board of Directors becomes unable to serve as a director, the proxy holders will vote the proxies received by them for the election of a substitute nominee selected by the Board of Directors.
Vote Required and Recommendation of the Board of Directors
If a quorum is present and voting, the three Class III nominees receiving the highest number of votes will be elected to the Board.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE CLASS III NOMINEES NAMED BELOW.
Class III Director Nominees for Terms Ending at the 2022 Annual Meeting of Stockholders
James S. Argalas. Mr. Argalas age 48, has served as member of the Board of Directors since August 2011 and serves as member of the Audit Committee of the Board of Directors of the Company and the Bank. Mr. Argalas also serves as member of the Asset/Liability Committee of the Board of Directors of the Bank.
Mr. Argalas brings to the Board extensive experience in the financial and investment sectors. He founded Presidio Union, LLC, a company that specializes in providing financial analysis and corporate advisory services to early stage growth companies and their investors, taking an active role in developing ventures that have the potential to create significant stockholder value. Prior to founding Presidio Union, Mr. Argalas was a Principal at Watershed Asset Management and NM Rothschild, where he was responsible for investments in distressed credit, liquidations, real estate, special situations, and debt and equity investments in Asia-Pacific. Prior to joining Watershed, Mr. Argalas was an Associate Principal with McKinsey & Company and an Associate at Goldman Sachs. Mr. Argalas has a Master of Business Administration degree from Kellogg Graduate School of Management (Northwestern University) with majors in Finance, Entrepreneurship and International Business; in addition, Mr. Argalas holds a Bachelor of Science degree in Engineering from the University of Michigan, and a Bachelor of Science degree in Foreign Service from Georgetown University.
The Company believes Mr. Argalas’ qualifications to serve on the Board, in addition to those discussed above, include his experience investing in complex debt securities, real estate and other special investment situations including investments in early stage financial technology ventures.
James J. Court. Mr. Court, age 57, has served as member of the Board of Directors since April 2011 and serves as Chairman of the Compensation Committee of the Board of Directors of the Company and as member of the Technology Committee and the Compliance and Independent Credit Review Committee of the Board of Directors of the Bank.
Mr. Court brings to the Board an extensive knowledge of the financial services and information technology industries. Mr. Court’s prior experience, qualifications and attributes include his most recent position as Chief Executive Officer of Navogen, LLC (“Navogen”), a business and technology consulting firm which he founded in 2018.  Prior to Navogen, Mr. Court served as Chairman and President of First American’s Property & Casualty Insurance Group (‘‘First American’’).  Mr. Court joined First American in 1999 and has previously served in senior management roles including Chief Operating Officer and Chief Information Officer; his responsibilities at First American include overseeing all three Property & Casualty operating units. Prior to joining First American, Mr. Court held information technology and operations positions at MGE UPS Systems and Printronix, Inc. Further, Mr. Court has led successful business and technology transformations in both the financial services and manufacturing sectors. Mr. Court holds a Master of Business Administration degree from the Graziadio School of Business and Management at Pepperdine University, a Bachelor of Science degree in Information Systems from the University of Redlands, and an Associate degree in Electronic Engineering Technology. Mr. Court also holds the Chartered Property & Casualty Underwriter and Associate in Reinsurance designations.
The Company believes Mr. Court’s qualifications to serve on the Board, in addition to those discussed above, include his experience as CEO, COO and CIO for information technology firms as well his insurance industry knowledge, particularly real estate title insurance and property and casualty insurance.

Edward J. Ratinoff. Mr. Ratinoff, age 54, has served as a member of the Board of Directors since April 2010 and serves as Chairman of the Credit Committee of the Board of Directors of the Bank and as a member of the Nominating/Corporate Governance Committee of the Board of Directors of the Company. Mr. Ratinoff brings to the Board extensive experience in the real estate investment and real estate development industries. Mr. Ratinoff served as Managing Director and Head of Acquisitions for Phoenix Realty Group, an institutional real estate investment firm focused on opportunistic multifamily investments. Mr. Ratinoff oversaw the investment program for two fund vehicles totaling approximately $400 million in equity, directed acquisition teams in Los Angeles and New York, and was a member of the firm’s investment committee. Prior to joining Phoenix Realty Group, Mr. Ratinoff held the position of Managing Director and west coast head for the J.E. Robert Companies. In this role, Mr. Ratinoff was responsible for all equity and debt transactions throughout the western US for the real estate investment funds sponsored by the firm and was a member of the investment committees for both JER Partners and JER Investors Trust. Mr. Ratinoff was also responsible for directing JER’s multifamily investment strategy in the US, acquiring 2,300 apartment units in Seattle, Atlanta and Detroit. During his tenure, Mr. Ratinoff led the acquisition of approximately $1.0 billion in assets representing multiple real estate sectors and geographies. Prior to joining JER, Mr. Ratinoff served as Principal with Fowler Flanagan Partners, where he either led or participated in the acquisition, financing and renovation of approximately 3,000 apartment units in California, Seattle, Arizona, Texas and Missouri. Mr. Ratinoff also held senior positions focusing on real estate investment banking with McDonald Investments, Chase Securities and BT Alex. Brown, executing public and private capital markets transactions for west coast-based real estate companies. Mr. Ratinoff received a Bachelor of Arts degree in Architecture and City Planning from the University of California, Berkeley, and an MBA from the J.L. Kellogg Graduate School of Management at Northwestern University. Mr. Ratinoff has served as a member of the board of directors of MPG Office Trust, Inc. and its successor entity Brookfield DTLA since February 2011.
The Company believes Mr. Ratinoff’s qualifications to serve on the Board, in addition to those discussed above, include his experience investing and managing multifamily real estate projects and providing capital markets financing for real estate assets.
Continuing Class I Directors with Terms Ending at the 2020 Annual Meeting of Stockholders
Mr. Burke retired from the Board of Directors of the Company and the Bank for personal reasons, effective August 31, 2019. Mr. Burke has served as a Board member of the Company and the Bank since October 2005. Mr. Burke did not advise the Company of any disagreement with the Company on any matter relating to its operations, policies or practices. The Board of Directors of each of the Company and the Bank appointed Ms. Tamara Bohlig as a new director, effective as of August 31, 2019, of each of the Company and the Bank. Ms. Bohlig will serve as a Class I Director of the Company with an initial term expiring at the Company’s 2020 Annual Meeting of Stockholders.
J. Brandon Black. Mr. Black, age 64, has served as a member of the Board of Directors since October 2017 and serves on the Asset/Liability Committee, the Technology Committee and the Compliance and Independent Credit Review Committee of the Board of Directors of the Bank.
Mr. Black is currently an operating partner at Clover Crest Partners, a private investment group founded by experienced public and private company chief executive officers and operators to invest in service-based businesses located in the western United States. In 2013, Mr. Black retired as the Chief Executive Officer and Director of Encore Capital Group, Inc. (NASDAQ: ECPG) (“Encore”), one of the largest global companies in the credit management services industry. During his nine years as CEO, Mr. Black was instrumental in growing the business, expanding into new asset classes and geographies and making acquisitions that established Encore as an industry leading debt management and recovery solutions provider. Prior to Encore, Mr. Black worked for First Data Resources and Capital One Financial Corporation, where he led various operating units including credit, customer service, fraud and collections. Mr. Black earned a M.B.A. from the University of Richmond and a bachelor’s of business administration degree from The College of William and Mary. Most recently, he co-authored and published a book titled, “Ego Free Leadership: Ending the Unconscious Habits that Hijack Your Business.”
The Company believes Mr. Black’s qualifications to serve on the Board, in addition to those discussed above, include his experience managing credit risk, fraud and collections for large financial institutions as well as his public company CEO leadership.
Tamara N. Bohlig. Ms. Bohlig, age 50, joined the Board of Directors on August 31, 2019. Ms. Bohlig has not yet been appointed to serve on any Board committees as the Board of Directors expects to make such an appointment as part of their regular committee assessment and appointment process.
Ms. Bohlig brings more than twenty-five years of experience in the asset management and brokerage industries, including marketing an extensive line of investment products and platform services, as well as developing, launching, and managing enterprise and consumer products and services. Ms. Bohlig currently serves as Chief Marketing Officer of AssetMark, an NYSE-traded asset management platform that serves financial advisors nationwide. Previously, Ms. Bohlig served as vice president across business development, client experience, and product management and marketing for Charles Schwab & Co., Inc. Prior to Schwab, Ms. Bohlig held vice president positions across statement and partnership marketing for JPMorgan Chase, N.A. (formerly WaMu and Providian). Her earlier career includes product marketing and management engagements at Logictier, Inc., and Hewlett-Packard, as well as sales and marketing roles for P&G and General Mills. Ms. Bohlig holds two degrees from Northwestern University, including an MBA from The Kellogg School of Management, and a bachelor of arts in sociology. She holds FINRA Series 7 and 24 licenses.
The Company believes Ms. Bohlig’s qualifications to serve on the Board, in addition to those discussed above, include her directly relevant experience in the asset management and brokerage industries, specifically as it relates to business development, client experience, product management and marketing.
Nicholas A. Mosich. Mr. Mosich, age 64, has served as member of the Board of Directors since May 2009 and as Vice Chairman of the Board of Directors since October 2010. Mr. Mosich serves as Chairman of the Asset/Liability Committee of the Board of Directors of the Bank, serves as member of the Audit Committee of the Board of Directors of the Company and the Bank, and as member of the Credit Committee of the Board of Directors of the Bank.
Mr. Mosich brings to the Board extensive knowledge of the real estate development and investment banking industries acquired through his career as a Managing Member of Ion Capital Partners, LLC/Arroyo Vista Partners, LLC, both discretionary investment funds that acquire land for residential development projects in California. Mr. Mosich also bring 27 years of capital markets and business management experience, most recently as an Executive Vice President and Board Member of The Seidler Companies Incorporated, a NYSE member firm (“Seidler”). While at Seidler, Mr. Mosich was responsible for overseeing its Private Client Service operations and Investment Banking Operations. He was a Managing Director of Seidler’s Community Bank Group, active in mergers and acquisitions, raising public and private capital for emerging growth banks including an active role as a co-manager of the AX (f/k/a BOFI) initial public offering. In January of 2001, he merged his predecessor firm, Hagerty Stewart & Associates, Inc., into Seidler. Previously, Mr. Mosich was a partner at McGoodwin James & Company, a venture capital firm headquartered in Costa Mesa. At McGoodwin, he was active in funding later stage venture companies and making private investments in public companies. Mr. Mosich completed his undergraduate degree (cum laude) at the University of Michigan and received a Master of Business Administration degree from Stanford University.
The Company believes Mr. Mosich’s qualifications to serve on the Board, in addition to those discussed above, include his experience developing residential real estate in California and providing capital market services to small banks and other businesses.
Continuing Class II Directors with Terms Ending at the 2021 Annual Meeting of Stockholders
Gregory Garrabrants. Mr. Garrabrants, age 47, has served as President and Chief Executive Officer since October 2007 and as member of the Board of Directors since March 2008.
Mr. Garrabrants brings to the Board more than 22 years of experience in financial services, including service as our Chief Executive Officer since 2007. Mr. Garrabrants also possesses particular strengths with respect to leadership and management skills. Prior to joining Axos Bank, Mr. Garrabrants was a senior vice president and the head of corporate business development at the nation’s seventh largest thrift focusing on entry into new business segments, mergers and acquisitions, joint ventures and strategic alliances. Before his senior executive roles at banking institutions, Mr. Garrabrants served the financial services industry as an investment banker, management consultant and attorney for over 15 years. He was an investment banker at Goldman Sachs specializing in advising management and directors on issues such as strategic planning, capital and liquidity management, balance sheet management, asset/liability management, and enhancement of stockholder value. Prior to Goldman Sachs, Mr. Garrabrants served as a management consultant at McKinsey & Company. At McKinsey, Mr. Garrabrants led teams that worked with senior management of money center banks, non-bank financial services companies, insurance companies and asset managers on strategy development, sales force effectiveness, risk management, organizational design and corporate restructuring. Prior to McKinsey, Mr. Garrabrants worked as a summer associate at Skadden, Arps, Slate, Meagher & Flom, Munger, Tolles & Olson, and Morrison & Foerster focusing on corporate and securities law and clerked for the Honorable Steven V. Wilson of the United States District Court for the Central District of California. Prior to graduate school, he began his career at Deloitte Consulting in the financial advisory services and litigation support practices. Mr. Garrabrants earned his Juris Doctorate, magna cum laude, from the Northwestern University School of Law and his Masters of Business Administration, with the highest distinctions, from the Kellogg Graduate School of Management at Northwestern University. He has a Bachelor of Science degree in Industrial and Systems Engineering and a minor in Economics from the University of Southern California where he graduated with high honors. He is a Chartered Financial Analyst and member of the California Bar.
The Company believes Mr. Garrabrants’ qualifications to serve on the Board, in addition to those discussed above, include his extensive experience in banking, investment banking, strategic planning and team leadership. The Company believes that his 12 years of service to the Company reflect his skills to attract high quality new customers, build new banking products and services and to develop management teams responsive to current and future business changes.
Paul J. Grinberg. Mr. Grinberg, age 58, has served as member of the Board of Directors since April 2004 and as Chairman of the Board of Directors of the Company since February 2017. Mr. Grinberg serves as Chairman of the Audit Committee of the Board of Directors of the Company and the Bank and as Chairman of the Nominating/Corporate Governance Committee of the Board of the Directors of the Company. Mr. Grinberg serves as member of the Compensation Committee.

Mr. Grinberg brings extensive executive management, operational, accounting and financial reporting expertise as President, International and previously as Executive Vice President and Chief Financial Officer of Encore Capital Group, Inc., (NASDAQ: ECPG), a purchaser of charged-off consumer and SME loans, where he has been employed since September 2004. In his current role, Mr. Grinberg has oversight responsibilities over all international operations.  In his previous role, Mr. Grinberg had oversight over all accounting, financial reporting, investor relations, capital raising and allocation and tax matters. From May 2003 to January 2005, Mr. Grinberg served as the President and CEO of Brio Consulting Group, Inc., a consulting firm he founded that provided financial strategy and analysis to private-equity and venture-backed companies. From 1997 to 2003, he held the CFO position for private and public companies, including Stellcom, Inc. and TeleSpectrum Worldwide Inc. (NASDAQ: TLSP), both located in San Diego. He was also a partner and senior member in the Merger and Acquisition Services Group of Deloitte & Touche in New York. Mr. Grinberg’s strengths are in executive management, accounting, SEC reporting, raising capital, financial strategy, providing leadership in investor relations, and mergers and acquisitions activities. Mr. Grinberg has extensive experience with high-growth situations, venture/private equity backed companies and public companies. Mr. Grinberg holds a Bachelor of Science degree in accounting from Yeshiva University and a Master of Business Administration degree in Finance from Columbia University’s Graduate School of Business.
The Company believes Mr. Grinberg’s qualifications to serve on the Board, in addition to those discussed above, include his 15 years of experience in banking as a Director of the Company, his nearly 21 years of experience as a public company executive and CFO in the financial services industry, his public accounting experience including public and private company auditing, M&A advisory and his experience analyzing financial strategies for growing businesses.
Uzair Dada. Mr. Dada, age 51, has served as a member of the Board of Directors since January 2015 and serves as Chairman of the Technology Committee of the Board of Directors of the Bank and serves as member of the Credit Committee of the Board of Directors of the Bank.
Mr. Dada brings to the Board a strong business and financial background focused on technology and marketing. He is the Founder and CEO of Iron Horse Interactive (“IHI”), an award-winning marketing technology and services company serving an array of Fortune 500 companies. Under Mr. Dada’s leadership, IHI has introduced a suite of proprietary demand generation solutions and technologies that are widely recognized for their innovation. Mr. Dada led the IHI team to develop atEvent – a first-of-its-kind mobile event solution with full integration – into one of the most widely used marketing automation and CRM platforms. Mr. Dada is a graduate of UC Berkeley and the Kellogg School of Business at Northwestern University.
The Company believes Mr. Dada’s qualifications to serve on the Board, in addition to those discussed above, include his valuable online marketing technology and systems integration experience, his IT compliance and auditing experience and his strong business and financial background.

There are no family relationships among any of the officers or directors.

CORPORATE GOVERNANCE
The Role of the Board of Directors
The Board and senior management have adopted governance practices which emphasize stockholder value in accordance with highest standards of integrity. For example, eight of our nine directors (89%) meet the standards for independence set forth in NYSE listing requirement, well above the requirement that a majority of the board of directors must be comprised of independent directors. The Code of Conduct for our directors and officers is integrated into our Master Policy on Ethics and Professional Integrity which provides a process to avoid conflicts of interest. The members of the Board of Directors of the Company also are the members of the Board of Directors of the Bank, which accounts for substantially all of the Company’s consolidated operating results. The members of the Board of Directors keep informed about our business through discussions with senior management and other officers and managers of the Company and its Bank subsidiary, by reviewing analyses and reports submitted to them by management and outside consultants, and by participating in Board and Board committee meetings.

Board of Directors Composition and Independence
The Board of Directors of the Company is authorized to have up to nine members and nine members are currently serving. In accordance with the terms of our Amended Certificate of Incorporation and Bylaws, our Board of Directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. The members of the classes are as follows:
The Class I directors are Mr. Black, Ms. Bohlig and Mr. Mosich and their terms will expire at the 2020 Annual Meeting of Stockholders;

•	The Class II directors are Messrs. Dada, Garrabrants and Grinberg and their terms will expire at the 2021 Annual Meeting of Stockholders; and

•	The Class III directors are Messrs. Argalas, Court and Ratinoff and their terms will expire at the 2019 Annual Meeting of Stockholders.
The authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in our control or management. Our directors will hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal for cause by the affirmative vote of the holders of a majority of our outstanding stock entitled to vote on election of directors.
The Board has determined that eight members of the Board meet the definition of “independent director” as the term is defined by applicable NYSE rules. Mr. Garrabrants is not an independent director because he is our President and Chief Executive Officer. In reaching these conclusions, the Board considered all relevant facts and circumstances with respect to any direct or indirect relationships between the Company and each of the non-management directors. The Board determined that any relationships that now exist, or that have existed in the past, between the Company and any of the non-management directors have no material effect on their independence.
All of the members of the Audit Committee, Compensation Committee and Nominating Committee of the Board of Directors of the Company are independent directors.
Board of Directors Leadership Structure
Currently, Mr. Garrabrants serves as the President and Chief Executive Officer of the Company, while Mr. Grinberg, who is an independent director, serves as the Chairman of the Board of Directors. The Board of Directors believes that this leadership structure best serves the Company at this time because it allows Mr. Garrabrants to focus on the Company’s operations and strategy, while Mr. Grinberg, among his other Board of Directors and committee responsibilities, can provide independent leadership for the Board of Directors, set the agenda for meetings, and enable other directors to raise issues and concerns for consideration by the Board of Directors without immediately involving the President and Chief Executive Officer or other management.
The Board of Directors Role in Risk Oversight
The Board of Directors, together with the Audit Committee, the Compensation Committee, and the Nominating Committee and as well as four risk committees that include, the Credit, the Independent Credit Review, the Technology and the Asset/Liability committees of the Bank, coordinate with each other to provide enterprise-wide oversight of our management and risk management efforts. These committees report regularly to the Board of Directors on risk-related matters and provide the Board of Directors with insight about our management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational and reputational risks. In addition, at meetings of the Board of Directors and its committees, directors receive regular updates and reports from management regarding risk management practices, including credit quality, financial reporting, internal controls, compliance, legal matters, asset liability and liquidity management, among others. Furthermore, current risk management issues are discussed regularly with the Board of Directors and its committees.
Our Board of Directors is actively involved in oversight and review of the Company’s risk management efforts either directly or through its standing committees. The Company’s management is responsible for assessing and managing risk and communicating risks to the Board. The Enterprise Risk Management (“ERM”) program, led by certain officers of the Company, including Mr. Garrabrants, our President and Chief Executive Officer, with oversight from the Board, identifies and evaluates key business risks within the financial, operational, regulatory and strategic arenas to develop risk monitoring processes and response strategies to transfer, avoid, reduce or accept individual risks as appropriate. The ERM program assists management in determining appropriate risk tolerance levels which balance risk mitigation with opportunities to create stockholder value. ERM program leaders make regular reports to the Board regarding the ERM program’s risk identification, management and mitigation strategy recommendations.

While general oversight responsibility of risks and our ERM program is with the Board of Directors, its standing committees support the Board of Directors by regularly addressing various risks in each committee respective areas of oversight. Specifically, the Audit Committee primarily oversees those risks that may directly or indirectly impact our financial statements, including the areas of financial reporting, internal controls and compliance with public reporting requirements, while the Compensation Committee assists the Board of Directors in fulfilling its risk management oversight responsibilities associated with risks arising from employee compensation policies and practices. Each standing committee provides reports to the Board of Directors at regular meetings concerning the activities of the committee and of the actions taken by the committee since the last Board of Directors regular meeting.
Corporate Governance Principles
Our Board of Directors is committed to having sound corporate governance principles to assist in fulfilling the Board’s oversight duties. These principles are essential to maintaining the Company’s integrity in the marketplace. Our Board of Directors has adopted corporate governance guidelines that include a number of the practices and policies under which our Board operates, together with concepts suggested by various authorities in corporate governance and the requirements under the NYSE’s listed company rules and the Sarbanes-Oxley Act. Some of the principal subjects covered by our governance guidelines include:

•
Director Qualifications, which addresses a Board candidate’s independence, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries; his or her understanding of our business and the business environment in which we operate; and the candidate’s ability and willingness to devote adequate time and effort to Board responsibilities, taking into account the candidate’s employment and other board commitments.

•
Responsibilities of Directors, including acting in the best interests of all stockholders; maintaining independence; developing and maintaining a sound understanding of our business and the industry in which we operate; preparing for and attending Board and Board committee meetings; providing active, objective and constructive participation at those meetings; and regularly scheduled executive sessions of the Board, without management.

•
Director Access to Management and, as necessary and appropriate, Independent Advisors, including encouraging presentations to the Board from the officers responsible for functional areas of our business.

Board of Directors Meetings and Attendance
Our Board members are encouraged to prepare for and attend all Board of Director and stockholder meetings and the meetings of the Board committees of which they are members. During the 2019 fiscal year, the Board of Directors of the Company held a total of nine (9) meetings and the Bank held a total of nine (9) meetings. All of our directors attended more than 75 percent of the total of those meetings. All of our directors attended our Annual Meeting of Stockholders held in October 2018. The Company encourages our directors, but does not require them, to attend our Annual Meeting of Stockholders.
Code of Business Conduct
We have adopted a Statement of Ethical Principles that is intended as the foundation for the Company’s Master Policy on Ethics and Professional Integrity and the Company’s Code of Ethics (collectively, the “Codes”). These Codes are critical to achieving our shared vision of an enterprise committed to business excellence and superior individual performance in a character driven meritocracy. A copy of our Statement of Ethical Principles can be found at the Corporate Governance section of our website at www.axosfinancial.com, and will also be made available via written request sent to Axos Financial, Inc., 9205 West Russell Road, Suite 400, Las Vegas, NV 89148, Attention: Corporate Secretary. A copy of the Code of Ethics will also be made available via written request sent to Axos Financial, Inc., 9205 West Russell Road, Suite 400, Las Vegas, NV 89148, Attention: Corporate Secretary. We intend to comply with any legally required disclosures of any amendments to the Codes and any waivers of the requirements of the Codes that may be granted to our Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer.
Other Governance Matters
In addition to the governance initiatives discussed above, our Chief Executive Officer and Chief Financial Officer have certified our Securities and Exchange Commission (“SEC”) filings as required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 each quarter since the certification rules became applicable to us. We also have adopted charters for our Board committees in compliance with NYSE listed company rules.
You can access our Board committee charters, and other corporate governance materials, news releases and SEC filings, by visiting the Company’s website at www.axosfinancial.com.

COMMITTEES OF THE BOARD OF DIRECTORS
The Board of Directors of the Company has three standing committees: Audit, Compensation and Nominating. The members of the Audit Committee of the Board of Directors of the Company also serve as members of the Audit Committee of the Board of Directors of the Bank and together are referred to herein as the “Audit Committee.” A description of the general functions, composition and number of meetings held by each Committee during 2019 fiscal year is set forth below.
Audit Committee. The current members of the Audit Committee are Paul J. Grinberg, Chairman; James S. Argalas, and Nicholas A. Mosich. All of the members of the Audit Committee are independent directors within the meaning of the NYSE listed company rules and meet the enhanced independence requirements for audit committee members contained in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Our Board of Directors has determined that Mr. Argalas and Mr. Grinberg meet the definitions of “audit committee financial expert” adopted by the SEC and included in NYSE’s rules for listed companies. The Audit Committee has a written charter that specifies its responsibilities, which include oversight of the financial reporting process and system of internal accounting controls of the Company, and appointment and oversight of the independent public accountants engaged to audit the Company’s financial statements. Our Board of Directors, upon the recommendation of the Audit Committee, approved that charter. A copy of our Audit Committee Charter, which complies with applicable NYSE rules, is accessible at the Corporate Governance section of our website at www.axosfinancial.com. During fiscal year 2019, the Audit Committee of the Board of Directors of the Company held six (6) meetings and the Audit Committee of the Board of Directors of the Bank held six (6) meetings. The Audit Committee also meets with our outside auditors and members of management, separately.
Compensation Committee. The Compensation Committee is comprised of the following directors, all of whom are independent (as defined in the applicable NYSE listed company rules): James J. Court, Chairman and Paul J. Grinberg. During fiscal year 2019 former Director John Gary Burke was a member of the Compensation Committee. The Compensation Committee assists the Board in discharging its responsibilities relating to compensation of the Company’s directors and executive officers. The Compensation Committee reviews and approves the salaries and establishes incentive compensation and other benefit plans. Our Board of Directors has approved a charter setting forth the role and responsibilities of the Compensation Committee. A copy of that charter, which complies with applicable NYSE rules, is accessible at the Corporate Governance section of our website at www.axosfinancial.com. The Compensation Committee held two (2) meetings during fiscal year 2019.
Nominating/Corporate Governance Committee. The members of the Nominating Committee during fiscal year 2019 were Paul J. Grinberg, Chairman and Edward J. Ratinoff. During fiscal year 2019 former Director John Gary Burke was a member of the Nominating/Corporate Governance Committee. The Committee assists the Board in selecting nominees for election to the Board, in assessing the performance of the Board and in monitoring the composition of the Board. Each member of the Nominating/Corporate Governance Committee meets the “independent director” requirements within the meaning of the NYSE listed company rules. The Board has adopted a charter setting forth the responsibilities of the Nominating/Corporate Governance Committee. A copy of that charter, which complies with applicable NYSE rules, is accessible at the Corporate Governance section of our website at www.axosfinancial.com. During fiscal year 2019, the Nominating Committee of the Board of Directors of the Company held two (2) meetings.
The Director Nominating Process. In identifying new Board candidates, the Nominating Committee seeks recommendations from existing board members and executive officers. The Committee also has the authority to engage an executive search firm and other advisors, as it deems appropriate, to assist it identifying qualified candidates for the Board.
In determining whether to nominate each of the director nominees, the Committee considers the following:
Relevant Industry Experience, including banking, financial services, technology services, real estate, insurance and trust services. The Committee considers his or her understanding of our business and the business environment in which we operate; and the candidate’s ability and willingness to devote adequate time and effort to Board responsibilities, taking into account the candidate’s employment and other board commitments.

•	Public Company Experience, including experience serving on other public company boards, investor relations, familiarity with regulations, etc.

•	Expertise in Technology, including backgrounds in information systems, financial systems, IT controls and software integrations.

•	Financial Acumen, which addresses a Board candidate’s ability to make independent analytical inquiries about financial matters related to our business and the business environment in which we operate.

•	Leadership Experience, including experience as a CEO, CFO, COO or other senior level position motivating employees, customers, stockholders, etc.

•	Legal and Compliance Experience, including experience with bank regulations, compliance, litigation and contract provisions.

•	Diversity of Expertise and Experience, in information technology, finance, accounting, real estate, banking, marketing and other required skill sets depending upon the Company’s strategy.
The Nominating Corporate Governance Committee conducts a comprehensive review of the activities and associations of each candidate to ensure that there are no legal impediments, conflict of interests or other considerations that might hinder or prevent service on the Board. In making its selection, the Nominating Corporate Governance Committee bears in mind that the foremost responsibility of a director of a Company is to represent the interests of the stockholders as a whole. The Nominating Corporate Governance Committee will consider candidates proposed by stockholders upon timely written notice to the Corporate Secretary. Any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at an annual meeting of stockholders only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Corporate Secretary not later than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting.

ITEM 2. APPROVAL OF THE AMENDED AND RESTATED 2014 STOCK INCENTIVE PLAN
Background
The 2014 Stock Incentive Plan of the Company (the “Plan”) was adopted by our Board of Directors on September 5, 2014, and approved by our stockholders on October 23, 2014. A minor amendment to the Plan was adopted in August 2017. The Plan is a comprehensive incentive compensation plan under which we can grant equity-based and other incentive awards to officers, employees and directors of, and consultants and advisers to, the Company and its subsidiaries. The purpose of the Plan is to help us attract, motivate and retain such persons and thereby enhance stockholder value. The Plan allows for management and the Board of Directors to award stock incentives to substantially all employees as a retention incentive and to ensure that employees' compensation incentives are aligned with stock price appreciation.
On September 6, 2019, our Board approved an amendment and restatement to the Plan in the form of the 2014 Amended and Restated Stock Incentive Plan (the “Amended Plan”). A copy of the Amended Plan is attached to this Proxy Statement as Appendix A, and the discussion in this proposal is qualified in its entirety by the full text of the Amended Plan. The Amended Plan will be effective on the date of the Board’s approval, as long as it is approved by our stockholders within 12 months after that date. If we do not obtain stockholder approval of the Amended Plan, the current Plan (without giving effect to the proposed amendment and restatement) will remain in effect.
We are asking our stockholders to approve the Amended Plan primarily to increase the number of shares available for issuance thereunder by 1,000,000 shares to a total of 4,680,000 shares. As of the date of this Proxy Statement, 798,900 shares remained available for future grants under the Plan. Our Board and Compensation Committee believe that the share increase is necessary to ensure that the Company has a sufficient reserve of shares available to attract and retain the services of key individuals essential to the Company’s long-term growth and success, particularly in light of our recent acquisitions and substantial increase in our employee headcount since 2014. In addition to increasing the shares available for issuance under the Plan, we have also made the following revisions to the text of the Plan: (i) incorporated an amendment to Section 5.1 of the Plan that was previously adopted by the Company in August 2017; (ii) revised the Plan to reflect the change in name of the Company to Axos Financial, Inc.; (iii) revised the Plan to reflect the changes to the share amounts that occurred automatically in November 2015 as a result of the four-for-one forward stock split of the Company’s stock; and (iv) revised certain references to Section 162(m) to reflect amendments and other changes affecting such section under the Tax Cuts and Jobs Act of 2017.
If our stockholders approve the Amended Plan, we intend to register the additional shares issuable pursuant to the 2014 Stock Incentive Plan, as amended by the Amended Plan, under the Securities Act of 1933, as amended, as soon as practicable following such approval. Because certain of our directors and executive officers may be eligible to receive awards under the Plan, such directors and executive officers may be considered to have an interest in this proposal.
Vote Required and Recommendation of the Board of Directors
The affirmative vote of the holders of a majority of the outstanding shares represented in person or by proxy at the Annual Meeting and entitled to vote on this item will be required to approve the Amended and Restated 2014 Stock Incentive Plan. Abstentions and broker non-votes will have the same effect as a vote against this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2014 STOCK INCENTIVE PLAN
Rationale for the Amended Plan
Our Board of Directors, based on the recommendation of the Compensation Committee, is recommending that stockholders approve the amendment and restatement of the 2014 Stock Incentive Plan. In reaching their decision, the Board and Compensation Committee considered a number of factors, including establishing a sufficient share reserve to cover the awards that we anticipate granting to eligible participants for approximately three years, although the actual number of shares utilized will depend on a variety of factors, including the growth of our employee headcount, employee turnover and the level of equity compensation offered by other companies with whom we compete for talent.
Since the original adoption of the Plan in 2014, the Company’s employee headcount has increased from approximately 366 to 1007 individuals. This increase was due to organic growth, as well as a number of acquisitions, including COR Securities and WiseBanyan. We have used the Plan to make equity awards to our new employees, and intend to make additional awards to our employees in the future.

Burn Rate
The following table sets forth the Company’s three-year average burn rate for awards under the Plan:

Fiscal Year	Number of Shares Subject to Awards (1)	Burn Rate (%)
2019	646,702	1.06%
2018	437,889	0.70%
2017	494,508	0.78%
Average Three-Year Burn Rate		0.87%
(1) Shares subject to awards include RSUs granted, and performance-based awards earned, in the given year.

Dilution and Overhang
As noted above, as of the date of this Proxy Statement, approximately 798,900 shares remained available for issuance under the Plan, which is our only incentive award plan with shares available for issuance. This represented approximately 1.3% of our fully diluted common shares outstanding (our “overhang percentage”). If our stockholders approve the Amended Plan, the 1,000,000 additional shares proposed to be reserved for issuance under the Plan would increase our overhang percentage to approximately 2.9%.
The following table provides details on shares available and outstanding under all equity plans :

	As of September 2019	After Giving Effect to the Amended Plan
Available for Issuance (under 2014 Stock Incentive Plan)	798,900	798,900
Less: Estimated annual 401(k) plan matching grant	100,000	100,000
Additional Shares Requested	—	1,000,000
Total remaining for issuance	698,900	1,698,900

Based on its review of the considerations noted above, including the fact that the Company’s three-year average burn rate was lower when compared to the Institutional Shareholder Services benchmark of 3.04% for S&P 500 filers and 8.58% for Russel 3000 (excluding S&P 500) filers for the financial services industry group, the Compensation Committee determined that the proposed share increase to the 2014 Stock Incentive Plan is in line with our peers as well as necessary to retain equity compensation as an important recruiting and retention tool. The Compensation Committee determined in light of these factors, among others, that it was appropriate to recommend that the Board adopt the Amended Plan.
Summary of the Amended Plan
The following is a summary of the material terms and conditions of the Plan (including the Amended Plan). This summary, however, does not purport to be a complete description of all provisions of the Plan and is qualified in its entirety by reference to the full text of the Amended Plan, a copy of which is attached to this Proxy Statement as Appendix A.
Administration. The Plan is administered by the Compensation Committee of the Board of Directors (the “Plan Committee”), consisting of persons who are each (i) “Outside Directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, (“the Code”), as in effect when the Plan was first adopted (the “Effective Date”), (ii) “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), or Non-Employee Directors, and (iii) “independent” for purposes of any applicable listing requirements, such as those of the New York Stock Exchange; provided, however, that the Board of Directors or the Plan Committee may delegate to a committee of one or more members of the Board of Directors who are not Non-Employee Directors, the authority to grant awards to eligible persons who are not then subject to the requirements of Section 16 of the Exchange Act. If a member of the Plan Committee is eligible to receive an award under the Plan, such Plan Committee member shall have no authority hereunder with respect to his or her own award. Among other things, the Plan Committee has complete discretion, subject to the terms of the Plan, to determine the employees, non-employee directors and non-employee consultants to be granted awards under the Plan, the type of awards to be granted, the number of shares subject to each award, the exercise price under each option and the base price for each stock appreciation right (“SAR”), the term of each award, the vesting schedule for an award, whether to accelerate vesting, the value of the shares underlying the award, and the required withholdings, if any. The Plan Committee is also authorized to construe the award agreements, and may prescribe rules relating to the Plan.
Grant of Awards; Shares Available for Awards.
The Plan provides for the grant of awards which are incentive stock options (“ISOs”), non-qualified stock options (“NQSOs”), unrestricted shares, restricted shares, restricted stock units, performance stock, performance units, SARs, tandem stock appreciation rights, distribution equivalent rights, or any combination of the foregoing, to key management employees, non-employee directors, and non-employee consultants of the Company (each a “participant”) (however, solely Company employees are eligible for incentive stock option awards). The Plan originally reserved a total of 3,680,000 shares for issuance as or under awards to be made under the Plan (as adjusted for our four-for-one stock split in November 2015).
To the extent that an award (or portion of an award) lapses, expires, is canceled, is terminated unexercised or ceases to be exercisable for any reason, or the rights of its holder terminate, any shares subject to such award shall be deemed not to have been issued for purposes of determining the maximum aggregate shares which may be issued under the Plan and shall again be available for the grant of a new award. However, shares that have actually been issued under the Plan shall not be available for future issuance under the Plan, unless unvested shares are forfeited or repurchased by the Company at the lower of their original purchase price or their fair market value at the time of repurchase. To the extent not prohibited by the listing requirements of the New York Stock Exchange (or other established stock exchange or national market system on which our stock is traded) and applicable law, any shares covered by an award which are surrendered (i) in payment of the award exercise or purchase price or (ii) in satisfaction of tax withholding obligations incident to the exercise of an award shall be deemed not to have been issued for purposes of determining the maximum number of shares which may be issued pursuant to all awards under the Plan, unless otherwise determined by the Plan Committee.
The number of shares for which awards which are options or SARs may be granted to a participant under the Plan during any calendar year is limited to 480,000 shares.
Future new hires, non-employee directors and additional non-employee consultants are eligible to participate in the Plan as well. The number of awards to be granted to officers, non-employee directors, employees and non-employee consultants cannot be determined at this time as the grant of awards is dependent upon various factors such as hiring requirements and job performance.
Options. The term of each stock option shall be as specified in the option agreement; provided, however, that except for stock options which are ISOs, granted to an employee who owns or is deemed to own (by reason of the attribution rules applicable under Code Section 424(d)) more than 10% of the total combined voting power of all classes of shares of the Company or of any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code), within the meaning of Section 422(b)(6) of the Code (a “ten percent stockholder”), no option shall be exercisable after the expiration of ten (10) years from the date of its grant (five (5) years for an employee who is a ten percent stockholder).
The price at which an share may be purchased upon exercise of a stock option shall be determined by the Plan Committee; provided, however, that such option price (i) shall not be less than the fair market value of an share on the date such stock option is granted, and (ii) shall be subject to adjustment as provided in the Plan. The Plan Committee or the Board of Directors determine the time or times at which, or the circumstances under which, a stock option may be exercised in whole or in part, the time or times at which options shall cease to be or become exercisable following termination of the stock option holder’s employment or upon other conditions, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, and the methods by or forms in which shares will be delivered or deemed to be delivered to participants who exercise stock options.
Options which are ISOs shall comply in all respects with Section 422 of the Code. In the case of an ISO granted to a ten percent stockholder, the per share exercise price under such ISO (to the extent required by the Code at the time of grant) shall be no less than 110% of the fair market value of a share on the date such ISO is granted. ISOs may only be granted to employees of the Company. In addition, the aggregate fair market value of the shares subject to an ISO (determined at the time of grant) which are exercisable for the first time by an employee during any calendar year under all plans of the Company (both as defined in Section 424 of the Code) which provide for the grant of ISOs may not exceed $100,000. Any Option which specifies that it is not intended to qualify as an ISO or any Option that fails to meet the ISO requirements at any point in time will automatically be treated as a NQSO under the terms of the Plan.
Unrestricted Stock Awards. Pursuant to the terms of the applicable unrestricted stock award agreement, an unrestricted stock award is the award or sale of shares to employees, non-employee directors or non-employee consultants, which are not subject to transfer restrictions in consideration for past services rendered to the Company or for other valid consideration.
Restricted Stock Awards. A restricted stock award is a grant or sale of shares to the holder, subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Plan Committee or the Board of Directors may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Plan Committee or the Board of Directors may determine at the date of grant or purchase or thereafter. If provided for under the restricted stock award agreement, a participant who is granted or has purchased restricted stock shall have all of the rights of a stockholder, including the right to vote the restricted stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Plan Committee or the Board of Directors or in the award agreement). During the restricted period applicable to the restricted stock, subject to certain exceptions, the restricted stock may not be sold, transferred, pledged, exchanged, hypothecated, or otherwise disposed of by the participant.
Restricted Stock Unit Awards. A restricted stock unit award provides for a grant of shares or a cash payment to be made to the holder upon the satisfaction of predetermined individual service-related vesting requirements, based on the number of units awarded to the holder. The Plan Committee shall set forth in the applicable restricted stock unit award agreement the individual service-based vesting requirements which the holder would be required to satisfy before the holder would become entitled to payment and the number of units awarded to the holder. At the time of such award, the Plan Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions. The holder of a restricted stock unit shall be entitled to receive a cash payment equal to the fair market value of a share, or one (1) share, as determined in the sole discretion of the Plan Committee and as set forth in the restricted stock unit award agreement, for each restricted stock unit subject to such restricted stock unit award, if and to the extent the holder satisfies the applicable vesting requirements. Such payment or distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the calendar year in which the restricted stock unit first becomes vested, unless otherwise structured to comply with Code Section 409A.
Performance Stock Awards. A performance stock award provides for the distribution of shares (or cash equal to the fair market value of shares) to the holder upon the satisfaction of predetermined individual and/or Company goals or objectives. The Plan Committee shall set forth in the applicable performance stock award agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the holder and/or Company would be required to satisfy before the holder would become entitled to the receipt of shares (or cash equal to the fair market value of shares) pursuant to such holder’s performance stock award and the number of shares of shares subject to such performance stock award. The vesting restrictions under any performance stock award shall constitute a “substantial risk of forfeiture” under Section 409A of the Code and, if such goals and objectives are achieved, the distribution of such shares shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of our fiscal year to which such goals and objectives relate, unless otherwise structured to comply with Code Section 409A. At the time of such award, the Plan Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions. The holder of a performance stock award shall have no rights as a stockholder until such time, if any, as the holder actually receives shares pursuant to the performance stock award.
Performance Unit Awards. A performance unit award provides for a cash payment to be made to the holder upon the satisfaction of predetermined individual and/or Company (or affiliate) performance goals or objectives based on selected performance criteria, based on the number of units awarded to the holder. The Plan Committee shall set forth in the applicable performance unit award agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the holder and/or Company would be required to satisfy before the holder would become entitled to payment, the number of units awarded to the holder and the dollar value assigned to each such unit. At the time of such award, the Plan Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions. The holder of a performance unit shall be entitled to receive a cash payment equal to the dollar value assigned to such unit under the applicable performance unit award agreement if the holder and/or the Company satisfies (or partially satisfies, if applicable under the applicable performance unit award agreement) the performance goals and objectives set forth in such performance unit award agreement. If achieved, such payment shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such performance goals and objectives relate, unless otherwise structured to comply with Code Section 409A.
Stock Appreciation Rights. A SAR provides the participant to whom it is granted the right to receive, upon its exercise, cash or shares equal to the excess of (A) the fair market value of the number of shares subject to the SAR on the date of exercise, over (B) the product of the number of shares subject to the SAR multiplied by the base value for the SAR, as determined by the Plan Committee or the Board of Directors. The Plan Committee shall set forth in the applicable SAR award agreement the terms and conditions of the SAR, including the base value for the SAR (which shall not be less than the fair market value of an share on the date of grant), the number of shares subject to the SAR and the period during which the SAR may be exercised and any other special rules and/or requirements which the Plan Committee imposes on the SAR. No SAR shall be exercisable after the expiration of ten (10) years from the date of grant. A tandem SAR is a SAR granted in connection with a related option, the exercise of some or all of which results in termination of the entitlement to purchase some or all of the shares under the related option. If the Plan Committee grants a SAR which is intended to be a tandem SAR, the tandem SAR shall be granted at the same time as the related option and additional restrictions apply.
Distribution Equivalent Rights. A distribution equivalent right entitles the holder to receive bookkeeping credits, cash payments and/or share distributions equal in amount to the distributions that would be made to the holder had the holder held a specified number of shares during the period the holder held the distribution equivalent rights. The Plan Committee shall set forth in the applicable distribution equivalent rights award agreement the terms and conditions, if any, including whether the holder is to receive credits currently in cash, is to have such credits reinvested (at fair market value determined as of the date of reinvestment) in additional shares or is to be entitled to choose among such alternatives. Such receipt shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code and, if such award becomes vested, the distribution of such cash or shares shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which the holder’s interest in the award vests, unless otherwise structured to comply with Code Section 409A. Distribution equivalent rights awards may be settled in cash or in shares, as set forth in the applicable distribution equivalent rights award agreement. A distribution equivalent rights award may, but need not be, awarded in tandem with another award (but not an option or SAR award, whereby, if so awarded, such distribution equivalent rights award shall expire, terminate or be forfeited by the holder, as applicable, under the same conditions as under such other award. The distribution equivalent rights award agreement for a distribution equivalent rights award may provide for the crediting of interest on a distribution equivalent rights award to be settled in cash at a future date (but in no event later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which such interest was credited and vested), at a rate set forth in the applicable distribution equivalent rights award agreement, on the amount of cash payable thereunder.
Recapitalization or Reorganization. Subject to certain restrictions, the Plan provides for the adjustment of shares underlying awards previously granted if, and whenever, prior to the expiration or distribution to the holder of shares underlying an award theretofore granted, the Company shall effect a subdivision or consolidation of our shares or the payment of a stock dividend on shares without receipt of consideration by the Company. If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted award, the holder shall be entitled to receive (or entitled to purchase, if applicable) under such award, in lieu of the number of shares then covered by such award, the number and class of shares and securities to which the holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the holder had been the holder of record of the number of shares then covered by such award. The Plan also provides for the adjustment of shares underlying awards previously granted in the event of changes to the outstanding shares by reason of an extraordinary cash dividend, reorganization, merger, consolidation, combination, split-up, spin-off, exchange or other relevant change in capitalization occurring after the date of the grant of any award, subject to certain restrictions.
Termination. The Plan shall continue in effect, unless sooner terminated pursuant to its terms, until the tenth (10th) anniversary of the date on which it was originally adopted by the Board of Directors (except as to awards outstanding on that date). The Board of Directors may terminate the Plan at any time with respect to any shares for which awards have not theretofore been granted; provided, however, that the Plan’s termination shall not materially and adversely impair the rights of a holder with respect to any award theretofore granted without the consent of the holder. The Board of Directors shall have the right to alter or amend the Plan or any part thereof from time to time; provided, however, that without the approval by a majority of the votes cast at a meeting of our stockholders at which a quorum representing a majority of our shares entitled to vote generally in the election of directors is present in person or by proxy, no amendment or modification of the Plan may (i) materially increase the benefits accruing to holders, (ii) except as otherwise expressly provided in the Plan, materially increase the number of shares subject to the Plan or the individual award agreements, (iii) materially modify the requirements for participation, or (iv) amend, modify or suspend certain re-pricing prohibitions or amendment and termination provisions as specified therein. In addition, no change in any award theretofore granted may be made which would materially and adversely impair the rights of a holder with respect to such award without the consent of the holder (unless such change is required in order to cause the benefits under the Plan to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Code in effect at the time of such Award or to cause the Plan and/or Award to be exempt from or comply with Section 409A of the Code).
Performance Goals and Criteria under Section 162(m).  Under Section 162(m) of the Internal Revenue Code, we are generally prohibited from deducting compensation paid to our principal executive officer and other “covered employees” in excess of $1 million per person in any year. For taxable years beginning on or before December 31, 2017, this deduction limit included an exception for “qualified performance-based compensation”. The Tax Cuts and Jobs Act of 2017 (the “Tax Act”) eliminated the exemption for “qualified performance-based compensation” for tax years beginning after December 31, 2017. The Tax Act includes a grandfather provision, pursuant to which compensation that is provided pursuant to a written binding contract in effect on November 2, 2017, and which has not been modified in any material respect on or after that date, will not be subject to the amendments made to Code Section 162(m) by the Tax Act.
If the Plan Committee intended that an award previously granted under the Plan would qualify as “performance-based” compensation under Code Section 162(m), the Plan Committee selected performance goals based on the attainment of specified levels of one, or any combination, of the following performance criteria for the Company: earnings or earnings per share, cash flow or cash flow per share, operating cash flow or operating cash flow per share revenue growth, product revenue growth, financial return ratios (such as return on equity, return on investment and/or return on assets), share price performance, stockholder return, equity and/or value, operating income, operating margins, earnings before interest, taxes, depreciation and amortization, earnings, pre‑ or post‑tax income, economic value added (or an equivalent metric), profit returns and margins, credit quality, sales growth, market share, working capital levels, comparisons with various share market indices, year-end cash, debt reduction, assets under management, operating efficiencies, strategic partnerships or transactions (including co-development, co-marketing, profit sharing, joint venture or other similar arrangements), and/or financing and other capital raising transaction. Performance criteria could be established on a Company-wide basis or with respect to one or more Company business units or divisions or subsidiaries; and either in absolute terms, relative to the performance of one or more similarly situated companies, or relative to the performance of an index covering a peer group of companies. The maximum dollar value of cash-based performance awards granted under the Plan in any calendar year to any employee that were intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) as in effect prior to the Tax Act could not exceed $3 million per year.
Certain U.S. Federal Income Tax Consequences of the Plan
The following is a general summary of certain U.S. federal income tax consequences under current tax law to the Company (to the extent it is subject to U.S. federal income taxation on its net income) and to participants in the Plan who are individual citizens or residents of the United States for federal income tax purposes (“U.S. Participants”) of stock options which are ISOs, or stock options which are NQSOs, unrestricted stock, restricted stock, restricted stock units, performance stock, performance units, SARs, and dividend equivalent rights. This summary does not purport to cover all of the special rules that may apply, including special rules relating to limitations on our ability to deduct certain compensation, special rules relating to deferred compensation, golden parachutes, U.S. Participants subject to Section 16(b) of the Exchange Act or the exercise of a stock option with previously-acquired shares. This summary assumes that U.S. Participants will hold their shares as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address the foreign, state or local or other tax consequences, or any U.S. federal non-income tax consequences, inherent in the acquisition, ownership, vesting, exercise, termination or disposition of an award under the Plan, or shares issued pursuant thereto. Participants are urged to consult with their own tax advisors concerning the tax consequences to them of an award under the Plan or shares issued thereunder pursuant to the Plan.
A U.S. Participant generally does not recognize taxable income upon the grant of a NQSO if structured to be exempt from or comply with Code Section 409A. Upon the exercise of a NQSO, the U.S. Participant generally recognizes ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares acquired on the date of exercise over the exercise price thereof, and the Company generally will be entitled to a deduction for such amount at that time. If the U.S. Participant later sells shares acquired pursuant to the exercise of a NQSO, the U.S. Participant recognizes a long-term or short-term capital gain or loss, depending on the period for which the shares were held. A long-term capital gain is generally subject to more favorable tax treatment than ordinary income or a short-term capital gain. The deductibility of capital losses is subject to certain limitations.
A U.S. Participant generally does not recognize taxable income upon the grant or, except for purposes of the U.S. alternative minimum tax (“AMT”) the exercise, of an ISO. For purposes of the AMT, which is payable to the extent it exceeds the U.S. Participant’s regular income tax, upon the exercise of an ISO, the excess of the fair market value of the shares subject to the ISO over the exercise price is a preference item for AMT purposes. If the U.S. Participant disposes of the shares acquired pursuant to the exercise of an ISO more than two years after the date of grant and more than one year after the transfer of the shares to the U.S. Participant, the U.S. Participant generally recognizes a long-term capital gain or loss, and the Company will not be entitled to a deduction. However, if the U.S. Participant disposes of such shares prior to the end of either of the required holding periods, the U.S. Participant will have ordinary compensation income equal to the excess (if any) of the fair market value of such shares on the date of exercise (or, if less, the amount realized on the disposition of such shares) over the exercise price paid for such shares, and the Company generally will be entitled to deduct such amount.
A U.S. Participant generally does not recognize income upon the grant of a SAR. The U.S. Participant recognizes ordinary compensation income upon exercise of the SAR equal to the increase in the value of the underlying shares, and the Company generally will be entitled to a deduction for such amount.
A U.S. Participant generally does not recognize income on the receipt of a performance stock award, performance unit award, restricted stock unit award, unrestricted stock award or dividend equivalent rights award until a cash payment or a distribution of shares is received thereunder. At such time, the U.S. Participant recognizes ordinary compensation income equal to the excess, if any, of the fair market value of the shares or the amount of cash received over any amount paid therefor, and the Company generally will be entitled to deduct such amount at such time.
A U.S. Participant who receives a restricted stock award generally recognizes ordinary compensation income equal to the excess, if any, of the fair market value of such shares at the time the restriction lapses over any amount paid for the shares. Alternatively, the U.S. Participant may make an election under Section 83(b) of the Code to be taxed on the fair market value of such shares at the time of grant. The Company generally will be entitled to a deduction at the same time and in the same amount as the income that is required to be included by the U.S. Participant.

PRINCIPAL HOLDERS OF COMMON STOCK
The following table discloses information regarding beneficial ownership of the Company’s common stock by the only entities known by us to have owned more than 5% of the 61,264,268 outstanding shares of our common stock on dates indicated in the footnotes below. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Shares Outstanding
BlackRock, Inc.[1] 55 East 52nd Street New York, NY 10055	8,791,447	14.35%
Vanguard[2] 100 Vanguard Blvd. Malvern, PA 19355	6,331,327	10.33%
Don R. Hankey[3] c/o Hankey Group 4751 Wilshire Blvd, Suite 110 Los Angeles, CA 90010	3,607,392	5.89%

[1]	Based on Schedule 13G/A filed with the SEC on January 24, 2019.
[2]	Based on Schedule 13G filed with the SEC on February 11, 2019.
[3]	Based on Schedule 13D filed with the SEC on November 14, 2012.

SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS
Set forth below is certain information, as of the record date regarding the shares of the Company’s common stock that were owned, beneficially, by (i) each director, (ii) each of the current executive officers of the Company who are named in the Summary Compensation Table (the “Named Executive Officers”), and (iii) all of the current directors and Named Executive Officers as a group. Included in the common stock column below are restricted stock units that vest within 60 days after the record date. The percentage of outstanding shares of our common stock is based upon outstanding shares at the record date. Except as indicated in the footnotes to the table below, each person has sole voting and investment power with respect to the shares he or she beneficially owns. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. The address of each director and officer is c/o Axos Financial, Inc., 9205 West Russell Road, Suite 400, Las Vegas, NV 89148.

	Beneficial Ownership of Common Stock
Name	Number of Shares[1]	Percent of Outstanding Shares
John Gary Burke[2]	1,824,138	2.98%
Gregory Garrabrants[3]	1,440,056	2.35%
Andrew J. Micheletti[4]	547,014	*
Paul J. Grinberg[5]	108,809	*
Nicholas A. Mosich[6]	94,868	*
Eshel Bar-Adon[7]	89,857	*
James S. Argalas[8]	59,883	*
Edward J. Ratinoff[9]	38,896	*
James J. Court[10]	38,419	*
Brian Swanson[11]	16,503	*
Uzair Dada[12]	14,742	*
Thomas Constantine[13]	9,012	*
J. Brandon Black[14]	4,560	*
Tamra Bohlig[15]	—	*

All current directors and executive officers as a group (13 persons)	4,286,757	7.00%

*	Less than one percent.
[1]	All fractional shares have been rounded to the closest whole share.
[2]
Mr. Burke was a director until his resignation effective August 31, 2019. Mr. Burke’s beneficial ownership includes 1,397,453 shares in The Burke Revocable Declaration of Trust Dtd Apr 04 1997 and 71,572 shares in the Burke Revocable Declaration Of Trust Dtd April 1997.

[3]
Mr. Garrabrants is the President, Chief Executive Officer and a director. Mr. Garrabrants’ beneficial ownership includes 170,680 shares held in a Trust, for the benefit of his children and 1,412 shares held in his 401(k).

[4]	Mr. Micheletti is the Chief Financial Officer. Mr. Micheletti’s beneficial ownership includes 1,674 shares held in his 401(k).
[5]	Mr. Grinberg is a director.
[6]	Mr. Mosich is a director.
[7]	Mr. Bar-Adon is a Named Executive Officer. Mr. Bar-Adon’s beneficial ownership includes 1,641 shares held in his 401(k).
[8]	Mr. Argalas is a director.
[9]	Mr. Ratinoff is a director.
[10]	Mr. Court is a director. Mr. Court’s beneficial ownership includes 1,200 shares held by his spouse.
[11]	Mr. Swanson is a Named Executive Officer. Mr. Swanson’s beneficial ownership includes 1,348 shares held in his 401(k).
[12]	Mr. Dada is a director.
[13]	Mr. Constantine is a Named Executive Officer. Mr. Constantine’s beneficial ownership includes 1,169 shares held in his 401(k).
[14]	Mr. Black is a director.
[15]	Ms. Bohlig was appointed to the Board of Directors effective August 31, 2019.

COMPENSATION OF NON-EMPLOYEE DIRECTORS
The Board of Directors of the Company, acting upon a recommendation from our Compensation Committee, annually determines the compensation of the non-employee directors for their service in the Board and its committees. In establishing non-employee director compensation, the Board and the Compensation Committee are guided by the following goals:

•	Compensation should consist of a combination of cash and equity awards that are designed to fairly pay the non-employee directors for work required for a company of our size and scope;

•	Compensation should align the non-employee directors’ interests with the long-term interests of stockholders; and

•	Compensation should assist with attracting and retaining qualified non-employee directors.
The Company does not pay director compensation to directors who are also our employees. Below are the elements of compensation paid to non-employee directors for their service on our Boards and committees of our Boards:
Cash Compensation
Company non-employee directors receive the following annual cash payments:

Role	Non-employee director	Premium	Total
Chairman[1]	$40,000	$66,000	$106,000
Vice-chairman[2]	40,000	26,000	66,000
Chairman of the Audit Committee[3]	40,000	26,000	66,000
Chairman of the Compensation Committee[4]	40,000	13,000	53,000
Other non-employee directors	40,000	—	40,000

[1]	For the Chairman role, a premium is paid as compensation for additional responsibilities. Mr. Grinberg receives this premium.
[2]	For the Vice-chairman role, a premium is paid as compensation for additional responsibilities. Mr. Mosich receives this premium.
[3]	For the Chairman of the Audit Committee role, a premium is paid as compensation for additional responsibilities. Mr. Grinberg receives this premium.
[4]	For the Chairman of the Compensation Committee role, a premium is paid as compensation for additional responsibilities. Mr. Court receives this premium.
Following a period of five consecutive years with no increases to the cash compensation paid to the non-employee directors, the Compensation Committee approved an approximately eleven percent increase of the cash compensation paid to the non-employee directors for their service on the Board of Directors and Board committees. This eleven percent increase was ratified by the Board of Directors on August 1, 2019 and is reflected in the amounts to be paid in the table above. Actual cash compensation for fiscal year 2020 will include one month paid at the rates prior to the eleven percent increase.
During fiscal 2019, the Company did not provide perquisites to any non-employee director in an amount that is reportable under applicable SEC rules and regulations. All non-employee directors are entitled to reimbursement for parking, travel and accommodation expenses incurred in connection with attendance at Board and Board committee meetings.
Equity Compensation
Each non-employee director is eligible for an annual grant of restricted stock units issued from our 2014 Stock Incentive Plan, as recommended by our Compensation Committee. The amounts of the annual non-employee director awards are discretionary from year-to-year. The restricted stock units that the Company awards to non-employee directors vests over three years, one-third each anniversary of the date of grant.

Company non-employee directors receive each year the following grant of restricted stock units:

	Grants of Restricted Stock Units
Role	Non-employee director	Premium	Amount
Chairman[1]	8,000	14,000	22,000
Vice-chairman[2]	8,000	2,200	10,200
Chairman of the Audit Committee[3]	8,000	2,200	10,200
Chairman of the Compensation Committee[4]	8,000	800	8,800
Other non-employee directors	8,000	—	8,000

[1]	For the Chairman role, a premium is paid as compensation for additional responsibilities. Mr. Grinberg receives this premium.
[2]	For the Vice-chairman role, a premium is paid as compensation for additional responsibilities. Mr. Mosich receives this premium.
[3]	For the Chairman of the Audit Committee role, a premium is paid as compensation for additional responsibilities. Mr. Grinberg receives this premium.
[4]	For the Chairman of the Compensation Committee role, a premium is paid as compensation for additional responsibilities. Mr. Court receives this premium.
On August 1, 2019, the Compensation Committee of the Board of Directors of the Company authorized 83,200 restricted stock units to be granted to the non-employee directors commensurate with their service. The grant of the fiscal year 2019 restricted stock units is equity compensation that has a value of $27.55 per unit consistent with the grant date’s closing price and vest over three years, one-third on each anniversary date of the grant.
In accordance with applicable SEC rules and regulations, the following table reports all compensation the Company paid to non-employee directors during fiscal 2019:
Non-employee Director Compensation in Fiscal 2019

Name	Fees Earned or Paid in Cash[1]	Stock Awards[2]	Option Awards	Non-Equity Incentive Plan Compensation	Changes in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
James S. Argalas	$36,000	$289,920	$—	$—	$—	$—	$325,920
J. Brandon Black	36,000	289,920	—	—	—	—	325,920
John Gary Burke	36,000	289,920	—	—	—	—	325,920
James J. Court	48,000	318,912	—	—	—	—	366,912
Uzair Dada	36,000	289,920	—	—	—	—	325,920
Paul J. Grinberg	120,000	877,008	—	—	—	—	997,008
Nicholas A. Mosich	60,000	369,648	—	—	—	—	429,648
Edward J. Ratinoff	36,000	289,920	—	—	—	—	325,920

[1]	The amounts in this column represent the annual cash fees paid to our non-employee directors for service during fiscal 2019.
[2]
The stock awards included for each non-employee director above consists of Restricted Stock Units. The value for each of these awards is its grant date fair value calculated by multiplying the number of units subject to the award by the NYSE closing price per share on the date such award was granted. The table below shows the award number of units, the grant date, the per-unit fair value, and the total grant date fair value for the stock awards shown.

Grants of Plan-Based Awards in 2019
The table below shows all plan-based awards that the Company made to non-employee directors during fiscal 2019:

Name	Fiscal Year	Grant Date	Non-equity Incentive Plan	Restricted Stock Units (“RSUs”)	Option Awards: Number of Shares Underlying Option	Base Price of RSUs (per Unit)	Grant Date Fair Value of RSUs
James S. Argalas	2019	9/5/2018	—	8,000	—	36.24	$289,920
J. Brandon Black	2019	9/5/2018	—	8,000	—	36.24	289,920
John Gary Burke	2019	9/5/2018	—	8,000	—	36.24	289,920
James J. Court	2019	9/5/2018	—	8,800	—	36.24	318,912
Uzair Dada	2019	9/5/2018	—	8,000	—	36.24	289,920
Paul J. Grinberg	2019	9/5/2018	—	24,200	—	36.24	877,008
Nicholas A. Mosich	2019	9/5/2018	—	10,200	—	36.24	369,648
Edward J. Ratinoff	2019	9/5/2018	—	8,000	—	36.24	289,920

Outstanding Equity Awards at the end of Fiscal 2019
This table shows the equity awards that have been previously awarded to each of the non-employee directors and which remained outstanding as of June 30, 2019, all of which consist of restricted stock units:

Name	Restricted Stock Unit Awards
	Number of Restricted Stock Units That Have Not Vested	Date of Grant[1]	Market Value of Restricted Stock Units That Have Not Vested[2]
James S. Argalas	2,667	09/08/2016	$72,676
	6,800	08/17/2017	185,300
	8,000	09/05/2018	218,000
J. Brandon Black	2,530	10/30/2017	68,943
	8,000	09/05/2018	218,000
John Gary Burke	2,667	09/08/2016	72,676
	5,334	08/17/2017	145,352
	8,000	09/05/2018	218,000
James J. Court	2,667	09/08/2016	72,676
	5,334	08/17/2017	145,352
	8,800	09/05/2018	239,800
Uzair Dada	2,667	09/08/2016	72,676
	5,334	08/17/2017	145,352
	8,000	09/05/2018	218,000
Paul J. Grinberg	3,667	09/08/2016	99,926
	15,200	08/17/2017	414,200
	24,200	09/05/2018	659,450
Nicholas A. Mosich	3,400	09/08/2016	92,650
	6,800	08/17/2017	185,300
	10,200	09/05/2018	277,950
Edward J. Ratinoff	2,667	09/08/2016	72,676
	5,334	08/17/2017	145,352
	8,000	09/05/2018	218,000

[1]	Grants vest in one-third increments on the anniversary of the date of grant.
[2]	The values contained in this column were calculated by multiplying the number of RSUs by $27.25, which was the closing price of the Company’s common stock reported on the NYSE on June 30, 2019.

EXECUTIVE COMPENSATION

Executive Officers
Biographical information for Axos’ named executive officers (“NEOs”) is set forth in the following table below as of September 11, 2019.

Name	Age	Position
Gregory Garrabrants	47	President and Chief Executive Officer
Andrew J. Micheletti	62	Executive Vice President, Chief Financial Officer
Eshel Bar-Adon	64	Executive Vice President, Specialty Finance and Chief Legal Officer
Brian Swanson	39	Executive Vice President, Chief Lending Officer
Thomas Constantine	57	Executive Vice President, Chief Credit Officer
Mr. Garrabrants has served as the President and Chief Executive Officer of Axos Financial, Inc. and Axos Bank since October 2007. Mr. Garrabrants’ background and experience prior to joining the Company are discussed above under Item 1. Election of Directors.
Mr. Micheletti has served as the Executive Vice President and Chief Financial Officer of Axos Financial, Inc. and Axos Bank since April 2001. Prior to joining the Bank, Mr. Micheletti was Vice President – Finance for TeleSpectrum Worldwide Inc., an international provider of outsourced telephone and Internet services and a Managing Director, Chief Financial Officer of LPL Financial, an independent contractor securities broker-dealer.
Mr. Bar-Adon has served as the Executive Vice President, Specialty Finance and Chief Legal Officer of Axos Financial, Inc. and Axos Bank since January 2011. Prior to joining the Bank, Mr. Bar-Adon served as Executive Vice President and Chief Legal Officer of a leading specialty finance firm, Seneca One Finance, Inc. During his tenure, he served as Acting President and was a member of the company’s Executive Committee.
Mr. Swanson has served as the Executive Vice President, Chief Lending Officer of Axos Bank since August 2013. Prior to joining the Bank in February 2010, Mr. Swanson was a Vice President with Bank of America, piloting its dedicated purchase Call Center in Orange County, California. Mr. Swanson began his career as a Retail Loan Officer with e-Loan.
Mr. Constantine joined Axos Bank in August 2010, as Chief Credit Officer. Previously, Mr. Constantine has served as a senior examiner with the Office of Thrift Supervision, as a commercial real estate loan officer for George Elkins Mortgage Banking Company and as an executive officer at First Bank of Beverly Hills, where he assumed positions of increasing responsibility, including Portfolio Manager, Chief Lending Officer, and finally Chief Credit Officer.

Compensation Discussion & Analysis

The following Compensation Discussion and Analysis (“CD&A”) of compensation arrangements of our NEOs for fiscal year 2019, should be read together with the compensation tables and related disclosures set forth below. The discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. This Compensation Discussion & Analysis also explains how the compensation of our NEOs aligns with the interests of our stockholders, and is intended to provide perspective on the compensation information contained in the tables that follow this discussion. The Compensation Committee of the Board of Directors of the Company is responsible for assisting the Board of Directors in determining and maintaining the Company’s compensation programs consistent with the objectives set forth below. The Compensation Committee makes recommendations to the Board of Directors of the Company to establish all the forms of compensation, including the base salary, bonus, and both the value of the equity award and the mix of equity vehicles for the Company’s NEOs.

Record Setting Company Performance
Fiscal Year 2019 Financial Results and Operating Highlights
The Company achieved another year of record earnings with year-over-year non- GAAP adjusted earnings growth of 12.2% and earnings growth of 1.8%, year-over-year asset growth of 17.6% and a year-over-year return on equity of greater than 15%. The Company grew lending and banking businesses with total loans increasing by 11.3% and deposits increasing by 12.5%. The Company was recognized by S&P Global Market Intelligence as a top five best performing thrift in calendar 2018 for the eleventh consecutive year.
In addition to the strong quantitative performance, the Company achieved a number of qualitative milestones in 2019, including a successful rebrand of Axos Financial, Inc. and Axos Bank, a transfer of listing from NASDAQ to NYSE, the successful roll-out of Universal Digital Bank (“UDB”), the Company’s proprietary online banking software, the additions of a securities clearing and a digital wealth management platform through the acquisitions of COR Clearing and WiseBanyan, respectively, and signing a multi-year marketing partnership with Nationwide. Furthermore, the Company was able to maintain a stable net interest margin despite increased competition and a flat yield curve through organic deposit repositioning and the additions of deposits at a lower cost through acquisitions of Nationwide’s and MWABank’s consumer deposits.
Over the last decade the Company has achieved a compound annual earnings per common share growth rate of 29.3% resulting in average annual share total return to stockholders of 33.5%.
The following graph compares the total return of our common stock (“TRS”) over the last ten fiscal years, starting June 30, 2009 through June 30, 2019, with that of (i) the companies included in the total return for the U.S. NASDAQ Index, and (ii) the banks included in the total return for the ABA NASDAQ Community Bank Index (“ABAQ”).
The graph assumes $100 was invested in Axos common stock, in U.S. NASDAQ Composite Total Return Index (ticker: XCMP) and in ABAQ Total Return Index (ticker: XABQ) on June 30, 2009. The indexes assume reinvestment of dividends.
The executive compensation plans were designed when the Company’s stock was traded on the NASDAQ Global Select Market. Since October 1, 2018, the Company’s stock has traded on the New York Stock Exchange (“NYSE”). See “Company Stock Performance” on page 44 for a chart comparing the Company’s stock to an NYSE Index.

The Company continues to show increases in net income, revenue, diluted earnings per common share (“EPS”) and tangible book value per common share (non-GAAP) as reflected in the graphs below.

This performance continues the Company’s historical trend of ongoing improved performance, with nine consecutive years of year-over-year increases in net income and diluted earnings per common share, dating to 2011. In addition, the Company has achieved strong five-year compound annual growth rates (“CAGR”) in several key areas, including:

·      5-Year CAGR of Net Income:  22.6%

·      5-Year CAGR of Revenue:  25.2%

·      5-Year CAGR of Earnings Per Diluted Common Share:  20.9%

·      5-Year CAGR of Tangible Book Value Per Common Share (non-GAAP):  19.0%

·      5-Year CAGR of Deposits:  24.2%

·      5-Year CAGR of Loans:  21.6%

Guiding Principles and Compensation Practices
Our executive compensation program is designed to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for Axos’ success in dynamic and competitive markets. We design our executive compensation program to be driven by performance, rewarding our executives for creating value for stockholders. We have a pay-for-performance philosophy for executive compensation based on the following principles:

•
Performance Expectations. We have clear performance expectations of our executive team, and the design of our executive compensation program reflects these expectations. Our Compensation Committee sets forth the performance expectations for our CEO and our CEO sets forth the performance expectations for the rest of our executive team. Each executive officer’s performance is evaluated on a regular basis against pre-defined and documented performance objectives. Each executive officer must demonstrate exceptional personal performance in order to remain part of the executive team. We believe that individuals who underperform should either be removed from the executive team with their compensation adjusted accordingly, or be dismissed from the Company. A substantial portion of each executive’s pay is performance-based compensation that is variable based on the Company or business unit’s annual and long-term operating performance and long-term stockholder returns.

•
Emphasis on Long-Term Equity Incentives. Our executive compensation program emphasizes long-term stockholder value creation by compensating executives with restricted stock units (“RSUs”) that are earned based upon performance criteria in a particular year and then vested on a time-based vesting basis over three-years for NEOs other than the CEO and four years for the CEO. The Compensation Committee believes that performance-based requirements for grants of RSUs, which then vest on a time-based vesting schedule are the most effective way to attract and retain a talented executive team and align executives’ interests with those of stockholders. As a result, our executive compensation program is weighted considerably toward long-term equity awards rather than cash compensation and our executives generally hold significant unvested RSUs at any particular time. This practice is intended to create a substantial retention incentive, encourage our executives to focus on the Company’s long-term success, and align executive interests with the long-term interests of our stockholders.

•
Competitive With Industry Peers. We believe that total compensation packages for our executive officers should be sufficiently competitive with industry peer companies to enable the Company to attract and retain top executive talent, while also being consistent with the Company’s objective of maintaining a competitive and efficient cost structure while focusing on aligning executive compensation to company performance and delivering stockholder value. Compensation should be commensurate with the role, scope and complexity of each executive’s position relative to other executives and employees. The Company’s compensation programs reflect its position as a leading technology oriented banking company in the highly competitive, dynamic and consolidating financial services industry recognizing that the Company competes for executive talent with commercial banks, investment banks, financial technology start-ups, and technology companies.
Fiscal 2019 Compensation Program and Pay Decisions

Fiscal 2019 was another outstanding financial performance year for the Company, as we exceeded our financial objectives and ranked among the top percentile of our industry peers in terms of return on equity, return on assets, and loan growth. Our 2019 executive compensation awards reflected both financial and operational results that our Board of Directors determined critical to our long-term strategic objectives. The connection between our performance results and named executive officer compensation awards continues to be at the forefront of the Compensation Committee’s decision-making. In addition to financial performance, the Compensation Committee also takes into account risk management practices within the organization, including the results of federal and state regulatory examinations and internal control matters that may arise from internal and independent audits throughout the year.
In making pay decisions, the Compensation Committee reviews Company, peer and individual performance as well as the results of market data prepared by the Compensation Committee’s independent compensation consultant. The Compensation Committee’s executive compensation decisions for the CEO and the CFO are determined by binding written agreements as described below. For NEOs, other than the CEO or the CFO, the Compensation Committee receives input from the Chief Executive Officer and reviews peer data and utilizes its business judgment to determine compensation.
Below is a summary of our 2019 compensation programs with respect to the compensation of our NEOs:

Compensation Programs

The key components of our fiscal 2019 executive compensation program for named executive officers consists of a base salary, a short-term performance-based cash incentive, a long-term performance-based restricted stock unit incentive, and a 401(k) plan. The Compensation Committee reviews and determines executive compensation for the CEO and CFO at the end of the fiscal year and awards cash and share-based bonuses for other executives semi-annually.
The following table summarizes the primary elements of the Company’s direct compensation arrangements and how such elements support the Company’s other compensation objectives in the short and long term:
Elements of Direct Compensation

Element	Character	How Compensation Objectives Are Met
Base Salary	Short Term	Helps ensure that compensation is commensurate with the role, scope and complexity of each executive’s position relative to other executives and employees.
Annual Non-Equity Incentive Plan Compensation (Cash Bonus)	Short Term	Varies based on the Company attaining annual performance measures that are aligned with the business strategy and stockholders’ interests.
Long-Term Incentive Compensation (Restricted Stock Units)	Long Term	Varies based on long-term total stockholder return (“TSR”) and promotes stockholders’ interests.
Benefits and Perquisites	Short Term	Establishes limited perquisites in line with market practice that include health and welfare insurance coverage and 401(k) plan benefits on the same basis as our general employee population.
Long-Term Equity Incentive Compensation
The Company designed its 2014 Stock Incentive Plan (the “2014 Plan”) with a focus on aligning NEO incentives with long-term stockholder value. Restricted stock unit awards are used by the Company to create a long-term incentive program. As discussed under Item 3 of this Proxy Statement, the Board has approved an increase in the authorized shares under the 2014 Plan and is seeking approval of the Company’s stockholders to such change, among other things.
The restricted stock unit awards granted under the 2014 Plan are awarded to NEOs based on achievement of performance objectives and then generally vest over three years, one-third on each one-year anniversary of the award. Mr. Garrabrants’ awards currently vest over four years, one-fourth at the end of each fiscal year.

Compensation Practices.  We follow sound compensation practices to support our guiding principles.

What We Do	What We Don’t Do
Pay For Performance – A significant percentage of direct compensation is based upon measurable performance goals.
Independent Compensation Consultant – Our Compensation Committee retained an independent compensation consultant, which performs no services for the Company other than providing guidance to the Compensation Committee on the CEO’s compensation.
Risk Management – We prohibit short sales, transactions in derivatives of the Company’s securities, including hedging transactions.
Performance-Based, Long-Term Equity – We emphasize long-term equity awards in our pay mix.
At-Will Employment – We employ our executive officers at will.
Responsible Use of Equity – We manage our equity award program responsibly, legally awarding only approximately 1.77% of weighted average diluted shares in 2019.

No Tax Gross Ups – We do not offer gross-ups of related excise taxes.
Special Perquisites – We do not provide executive perquisites that are not available to other employees generally.
Re-Pricing or Repurchase of Underwater Equity Awards – Unless our stockholders approve, we do not permit the repricing or repurchase of underwater stock options or stock appreciation rights.
Pension or Other Special Benefits – We do not provide pensions or supplemental executive retirement, health, or insurance benefits.
No “Single Trigger” Severance Payments or equity vesting on Change In Control - Our employment agreements do not have “single-trigger” cash severance payments resulting solely from the occurrence of a change of control.

Stockholder and Proxy Feedback
Our annual say-on-pay vote is one of our opportunities to receive feedback from stockholders regarding our executive compensation program. While we were pleased to receive 51.8% support for our advisory say-on-pay proposal at our 2018 Annual Meeting of Stockholders, we were also unsatisfied that the support was not greater. We continue to actively seek feedback from stockholders to better understand what motivated their votes and what actions we could take to address their concerns about our executive compensation program. Our Compensation Committee considered the vote results and the feedback we received as it evaluated the compensation opportunities provided to our executive officers.
We have discussions with our stockholders on an ongoing basis regarding various corporate governance topics, including executive compensation. Our Chairman, Chief Executive Officer, Chief Financial Officer, and Head of Investor Relations meet or held discussions with stockholders. We have met with substantially all of the top fifty actively managed institutional stockholders generally representing upward of 70% of total stock ownership.
We pursue multiple avenues for stockholder engagement, including in-person and teleconference meetings with our stockholders, participating at various conferences, conducting shareholder perception studies through a third-party service provider, and issuing periodic reports on our activities.  We attended 20 investor conferences and completed four non-deal roadshows in the calendar year 2018, resulting in a combined 44 days on the road meeting investors.  According to the IR Magazine Global Roadshow Report 2018 the average small capitalization company participates in 4.9 non-deal roadshows and 11.4 days on the road meeting investors a year and the average mid-cap company participates in 6.6 non-deal roadshows and spends 15.6 days on the road meeting with investors a year.  Our stockholder engagement efforts is in line with these benchmarks.

At these meetings or in these discussions, our stockholders were provided the opportunity to discuss executive compensation and other governance issues with the Company. With respect to executive compensation and the low support for our advisory say-on-pay proposal, the primary responses received were:

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say-on-pay vote decisions generally follow stockholder advisory recommendations without significant independent review by the investment arms of our investors, but, despite this, those stockholder advisory recommendations should be carefully reviewed and considered;

•
compensation plans that are grandfathered under Internal Revenue Code Section 162(m) should remain in place given their tax efficiency and not be “materially modified” in order to maximize the tax deductibility of executive compensation for as long a timeframe as possible;

•
stockholders significantly valued the level of insider ownership, particularly that of our Chief Executive Officer, who holds (directly or through family trusts) over fifty times his base salary in shares of the Company’s stock; and

•	tying compensation specifically to share price performance versus banking industry performance under the CEO agreement was a desirable component of a performance-based plan.
The Company is committed to continuing its engagement with our stockholders on executive compensation matters to understand their views concerning our executive compensation philosophy, policies and practices. Although the Company is bound by existing formulaic contractual arrangements with the CEO and the CFO, the Compensation Committee will continue to consider stockholder feedback and the results of say-on-pay votes when making future decisions with regard to new contractual relationships and the compensation of executives whose compensation is not governed by long-term agreements.

This tables provide a summary of the the 2018 proxy advisory issues and changes made and certain Company policies:

2018 Proxy Advisory Issues	Changes in Response to Issues made in 2019
Compensation Committee Responsiveness to Say-on-Pay Vote
- Met with substantially all of the top fifty actively managed institutional stockholders generally representing upward of 70% of total stock ownership
- Participated in 20 investor conferences and completed four non-deal roadshows in the calendar year 2018, resulting in a combined 44 days on the road meeting investors

High Director Compensation
- Consistent with the Company’s meritocratic culture that is focused on continuous strong performance, effort and results, the Company’s Board of Directors receives a nominal amount of cash compensation that is in the lowest decile in comparison to the Company’s peers and receives stock compensation that vests over three years aligning Directors’ interests with our Stockholder interests for increased stock performance over the long term

Lack of Gender Diversity on the Board	- Effective as of August 31, 2019, the Company added a female to its Board of Directors with the appointment of Ms. Tamara Bohlig.
CEO pay is elevated compared to peers
- Total Cash Compensation (Base Salary + Target Bonus) – 56th percentile of Peer Group
- Baseline benchmark required for payout is 15% return on equity (less than 5% of U.S. exchange listed public banks achieved 15% three-year average return on equity)
- Negative carry forward modifier increases multi-year downside risk
- Total Pay at Target – 65% of Peer Group
- Goal rigor significantly above peers
- Significantly greater downside risk in plan than Peer Group

Long-term incentive and short-term incentive goal rigor concerns
- Baseline benchmark required for payout is 15% return on equity (less than 5% of U.S. exchange listed public banks achieved 15% three-year average return on equity)
- Negative carry forward modifier increases multi-year downside risk
- Any long-term incentive awards granted carry a four-year vesting period that requires performance be maintained in order to realize future benefits
- Long-term incentive (equity award) goal is updated annually based upon relative performance of the Company’s share price versus the XABQ Index
- XABQ Index is the most broadly representative stock index of the community bank industry, includes more than 350 banks with a market capitalization exceeding $200 billion
- The Company’s share price must equal the performance of the XABQ Index for 100% target payout to occur
- If the Company’s Annual Stockholder Return is lower than the XABQ Index, the Chief Executive Officer’s Target Share Award is reduced by this calculation and carried into the subsequent year
- The multi-year negative carry-forward feature of the plan presents an additional equity grant hurdle requirement if Company underperforms index in a material way

Lack of CEO stock ownership guidelines and stock holding period requirements
- In Fiscal Year 2019, the Company implemented a new stock ownership and retention policy whereby, the CEO is expected to own and retain shares of Axos common stock (“Shares”) having a market value equal to at least eight (8) times his or her annual salary
- Additionally, each Director is expected to own and retain Shares having a market value equal to at least five (5) times his or her annual cash compensation retainer
- Furthermore, executives at the senior vice president level and above are required to own and retain Shares having a market value equal to at least three (3) times their annual salary
- While Directors and Executives have a period of five years to attain the specified levels, they are required to retain an amount equal to 50% of the net Shares received as a result of exercise or vesting

Peer Group

The Compensation Committee reviews compensation practices and program design at peer companies to inform its decision-making process so it can set total compensation levels that it believes are commensurate with Axos’ peers and its performance. The Compensation Committee reviews compensation components at peer companies, including salaries and target bonus levels comparing them to specific market percentiles. The Compensation Committee believes that, in general, that performance targets should be set above peer company performance targets (e.g., higher return on equity targets, higher growth targets), and that executives should bear greater multi-year downside from poor performance and greater multi-year upside benefit from strong performance.
The peer group selected by the Compensation Committee with the advice of the independent compensation consultant (the “Peer Group”) consisted of thirteen publicly traded banks within the same industry and having the same eight digit GICS classification as the Company, with median assets of $9.8 billion, as of December 31, 2016, and an asset size range from $4.9 billion to $18.9 billion. The thirteen banks comprising the Peer Group consist of the following:

Bank of California (BANC) Bank of Hawaii Corporation (BOH) Bank of the Ozarks (OZK) CVB Financial Corp (CVBF) Eagle Bancorp (EGBN) FCB Financial Holdings (FCB) First Financial Bankshares (FFIN)	Home Bancshares (HOMB) Opus Bank (OPB) Trustco Bank Corp / NY (TRST) United Community Banks (UCBI) Washington Federal (WAFD) Western Alliance Bancorporation (WAL)
The Peer Group has been developed and used to benchmark the compensation of our executives as discussed in more detail below.
Chief Executive Officer
The Chief Executive Officer’s compensation plan is based upon peer analysis and rigorous forward-looking performance metrics. Although the Compensation Committee recognizes the value of the Chief Executive Officer’s capabilities, diversity of skill sets, quality of education and work experience, and history of success, the Compensation Committee relies on forward looking performance criteria and peer analysis to determine compensation. The Chief Executive Officer’s compensation plan has a lower level of fixed compensation than comparable peers and highly variable cash and restricted stock compensation components that are payable only upon strong overall financial performance of the Company in the fiscal year.

Mr. Garrabrants became the Chief Executive Officer (CEO) of the Company on October 23, 2007. Since October 23, 2007, Axos’ market capitalization has increased from approximately $60 million to $1.67 billion as of June 30, 2019 representing an annual compounded return of 37%. During the same time period the compound annual growth rate in earnings per common share was approximately 38%. The total return to stockholders achieved by the Company during Mr. Garrabrants’ tenure as CEO has significantly exceeded the Russell 2000® Index, the S&P 500®, the NASDAQ Composite and the XABQ (NASDAQ Community Bank Total Return Index)1. The table below provides total stockholder returns through the end of fiscal year 2018.
Total Stockholder Returns Over the History of Our CEO’s Employment Through Fiscal 2019:

Measurement Period	Axos	Russell 2000® Index	S&P 500®	NASDAQ Composite	XABQ[1]
Since Appointment On 10/23/2007	1,440%	91%	94%	225%	67%
7/1/2009 - 6/30/2019 (10-year)	1,693%	208%	220%	389%	195%
7/1/2014 - 6/30/2019 (5-year)	48%	31%	50%	92%	54%
Fiscal Year 2018	72%	16%	12%	24%	11%
Fiscal Year 2019	(33)%	(5)%	8%	8%	(10)%
1. XABQ includes banks and thrifts or their holding companies listed on The NASDAQ Stock Market as selected by the American Bankers Association.

CEO Base Salary
The Chief Executive Officer’s base salary was set at $700,000, the 8th percentile of the Peer Group (meaning that 92% of the Peer Group CEO’s had a higher base salary at time of entry into the agreement), for fiscal year 2018 and all future contract years in the CEO’s employment agreement entered into on July 1, 2017 (the “Agreement”). Over the twelve years that Mr. Garrabrants has been the CEO, his salary has been set at the time of the execution of his multi-year employment agreements and he has not received a base salary increase during the term of these employment agreements.
CEO Short-Term Cash Incentive Compensation
In the Agreement, the Chief Executive Officer’s base salary plus Annual Target Cash Bonus was set at the 56th percentile of the Peer Group. The CEO’s Annual Target Cash Bonus is equal to 150% of base salary for the term of the Agreement ($700,000 × 150% = $1,050,000). The short-term cash incentive is set in accordance with the following formula:
Annual Cash Bonus ($) = Annual Target Cash Bonus × (Individual Factor) + 2% (After-Tax Net Income - Target Net Income)
Target Net Income = Monthly Average Common Equity Over the Fiscal Year × 15%
Fiscal Year 2019 Calculation

•	After-Tax Net Income was $155,131,000

•	2019 Fiscal Year Return on Average Equity = 15.40%

•	Average Common Equity was $1,021,181,794

•	Target Net Income = $1,021,181,794 × 15% = $153,177,269
2019 Fiscal Year Annual Cash Bonus ($) = $1,050,000 × (1) + 2% ($155,131,000 - $153,177,269) = $1,089,076
If the Company fails to achieve a 15% return on average common equity, the cash bonus will be reduced in accordance with the Annual Cash Bonus Formula. In the event that the return on equity is sufficiently below the 15% target in any fiscal year, the annual target cash bonus will be reduced to zero, and any negative amount calculated by the formula is carried forward and reduces any potential future cash bonus payment that may become payable in a subsequent fiscal year. For example, solely for hypothetical illustrative purposes, if the Company had fiscal year 2020 net income of $0, monthly average common equity over fiscal 2020 of $1 billion, and assuming the individual factor is 1.0, then the incentive compensation would be calculated as follows:
Cash Incentive Compensation = ($1,050,000) × (1.0) + 2% (0 - 15% × $1,000,000,000) = $1,050,000 - $3,000,000 =
-$1,950,000
Under the above hypothetical illustrative example, no annual cash bonus would be payable to the CEO for fiscal year 2020. If the Annual Cash Bonus Formula results in a negative dollar amount, as it is in the hypothetical illustrative example above, no incentive compensation payments would be made and future incentive compensation amounts would be reduced until any future positive incentive compensation amounts accumulate to exceed the aggregate cumulative negative incentive compensation amount resulting from the Annual Cash Bonus Formula in past years. The cumulative negative incentive compensation is capped at $2.1 million and, for the avoidance of doubt, such negative incentive compensation amount is not subject to recoupment in the event the CEO is no longer employed by the Company at the time the next annual bonus would otherwise be payable.
The plan was designed in this manner to make it inherently based on long-run Company performance and provide no incentives to shift earnings unproductively across fiscal years or fiscal quarters, due to the cumulative negative incentive compensation impact. The target return on average common equity is fixed at 15%, and is not adjusted based on prior-year performance or negotiated operating budgets. The fixed return on common equity target mitigates incentives to take strategic actions to influence subsequent targets. In addition, the amount of net income required to reach the 15% return on common equity target grows with the book value of the Company’s equity, providing assurances to stockholders that above-target incentive compensation amounts are only realized after achieving superior returns on the equity invested in the Company.
The $1,089,076 bonus was paid to the CEO in September 2019 upon the issuance of the fiscal 2019 audited financial statements with an unqualified audit opinion.
Rationale For 15% Return on Equity Goal
According to the performance criteria set by the Compensation Committee, in order for the CEO to earn the full annual target cash bonus, the Company must achieve an annual return on average common equity equal to at least 15%. In order to set the 15% goal, the Compensation Committee evaluated return on equity rates for 812 exchange-traded banks tracked by SNL Financial Global Market Intelligence. Of the 812 exchange-traded banks tracked by SNL Financial Global Market Intelligence, the average three-year return on equity was 7.84% (equally weighted average) and 8.73% (market weighted average).  Of these 812 banks, only 26 (3.2%) achieved three-year (2014-2016) average returns on equity of 15%.  Of these 26 banks that had three-year average return on equity of 15%, only three had a market capitalization over $1 billion as of December 31, 2016 and only two had a market capitalization over $2 billion. The Board believes that industry performance data demonstrates that this 15% return on equity target is a highly rigorous performance metric achieved by few public banks in any one year and even fewer consistently at the Company’s size.  The Compensation Committee set the annual target bonus slightly above the peer group average (at 56% rather than 50%) because the Agreement’s baseline return on equity target to reach the annual target bonus is set at approximate the 97th percentile of all exchange-traded banks so that the target cash bonus would be paid only for exceptional performance.
The Peer Group average return on common equity in calendar year 2015 was 11.39% and for calendar year 2016 was 10.93%. Only two of the 13 companies in the Peer Group reached 15% return on average common equity in the 2016 calendar year and one peer reached 15% return on average common equity in both calendar year 2015 and 2016.
To illustrate numerically the goal rigor of the 15% return on equity target, if the Company’s performance was equal to the average market weighted exchange traded bank’s three-year average return on equity of 8.73%, the cash bonus would be eliminated for the fiscal year. Additionally, a negative balance would be carried forward into future years of $68,565 that would then be deducted from any future cash bonus award under the contract.

Cash Bonus Incentive Calculation At 8.73% Market Average Return on Equity of 812 Exchange Listed Banks

Cash Incentive Compensation = ($1,050,000) × (1.0) + 2% ((8.73% - 15%) × $1,021,181,794) = $1,050,000 - $1,280,562 = -$230,562
The return on equity that would result in zero bonus under the plan and no negative carry-forward in future years is approximately 9.1%, which exceeds the return on equity of more than 70% of the 812 exchange listed banks reviewed.
The Individual Factor
The individual factor allows the Compensation Committee to determine specific non-financial management objectives (“MBOs”) that are not reflected in realized net income. The individual factor is determined based upon predetermined goals set by the Compensation Committee and discussed with the CEO prior to the fiscal year with 1.0 representing satisfactory achievement of all objectives, but may range from .8 (failure to achieve objectives) to a maximum of 1.2 (exceeds satisfactory achievement of all objectives). With respect to performance against the MBOs, the members of our Compensation Committee evaluated the CEO’s performance against the MBOs. The evaluation included an analysis of Mr. Garrabrants’ performance against all of his individual MBOs, which included, but were not limited to: achievement of satisfactory results from audits, regulatory examinations, and other risk-reviews, capturing meaningful new business relationships, successfully completing acquisitions of other companies, launch and improvement of software platforms, enhancing the executive team, and creating new business units. After conducting a thorough review of Mr. Garrabrants’ performance against the MBOs, the Compensation Committee determined that Mr. Garrabrants’ MBO performance had been achieved at target and set the individual factor for performance equal to 1 for Fiscal Year 2019. Mr. Garrabrants’ 2019 accomplishments include, but are not limited to:

•	obtaining exclusivity and executing effectively on H&R Block’s Refund Advance Program;

•	successfully launching the Bank’s universal digital banking platform, including proprietary consumer enrollment;

•	gaining entry into the Chapter 7 bankruptcy trustee business;

•	successful acquisition of a clearing firm and robo platform;

•	transfer of listing to the NYSE;

•	executing a multi-year marketing partnership with Nationwide;

•	launching a successful rebranding campaign; and

•	refining and executing on the Company’s revised business strategy.
CEO Restricted Stock Unit Award Calculation Description
The annual restricted stock unit award is a long-term incentive also designed to provide a risk-balanced approach to executive compensation. Once earned based on achievement of pre-determined performance targets, the restricted stock units granted to the Chief Executive Officer vest over four years, one-fourth at the end of each calendar year, encouraging actions which improve the long-term growth in the Company’s common stock price and discouraging excessive risk taking. Restricted stock unit awards to the CEO pursuant to the Agreement are based on the Company’s total return to stockholders (“TRS”) above or below the XABQ banking index (“bank index performance”). As a result, the CEO is not rewarded for external market factors that increase stock returns across the banking sector, and is also not (overly) penalized for market factors decreasing sector-wide returns. The XABQ Index is a total return index that includes reinvestment of all cash distributions of the ABAQ index members on the ex-date. The ABAQ index is the index most closely populated with companies that resemble the bank’s competition and trade on the NASDAQ.
As a result, after receiving feedback from stockholders and the proxy advisory services indicating that the CEO historical compensation was based upon financial metrics, which were quite strong, while share price declined, the Compensation Consultant recommended in the Agreement that the Compensation Committee revise the formula for the CEO’s restricted stock unit award to include a measurement of the Company’s TRS above or below the bank index performance as the measure of performance for the purpose of awarding long-term share based compensation. The Compensation Consultant recommended the establishment of a baseline equity award amount, based upon analysis of the Peer Group, for Company TRS equal to the bank index performance. The Compensation Committee chose relative TRS as a straightforward and objective metric for Axos’ stockholders to evaluate Axos’ performance against the bank index performance and to align the interest of our CEO with the interests of stockholders.
The Chief Executive Officer’s target equity award was set such that total target compensation – including the sum of the base salary, target cash bonus, and the target equity grant – would approximate the 65th percentile of total compensation for CEOs in the Peer Group. The Compensation Consultant recommended setting target total compensation above the peer-group median because of the higher return on equity hurdle requirement to reach target cash awards, the significant greater formulaic multi-year downside risk present in the Agreement vs. Peer Group compensation plans, and the long-term nature of the Agreement. Historically, the Compensation Committee has not made any adjustments to the CEO’s compensation over the contract term despite upward adjustments of Peer Group compensation over the terms of the CEO’s contract.
The CEO’s target equity award was determined based on the beginning market capitalization of the Company prior to the beginning of each fiscal year of the Agreement in accordance with the following table:

Beginning Market Capitalization	Target Equity Award
<$2.0 Billion Market Cap	$2,500,000
$2.0 Billion - $2.5 Billion Market Cap	$3,000,000
$2.5 Billion - $3.5 Billion Market Cap	$3,500,000
$3.5 Billion or More Market Cap	$4,000,000

This target equity grant is increased or decreased by relative over-performance or underperformance of the Company’s stock vs the bank index performance in accordance with the following formula (the “Equity Award Formula”):
Equity Award (Shares) = (Equity Award ($)) ÷ (Beginning Stock Price)
Equity Award ($) = (Target Award ($)) × (Individual factor) + 2% (Company’s TRS - XABQ Index Return) × (Beginning Market Cap)
In the event that the Company’s TRS in any calendar year is lower than the percentage return of the bank index, the Equity Award Formula reduces the value of the baseline equity grant by an amount that could eliminate the CEO’s equity award entirely or result in the equity award value being a negative number. If the CEO’s equity award value determined under the Equity Award Formula is a negative number in any fiscal year, it will reduce the value of the baseline equity award, if any, in subsequent fiscal years. In the event that the calculated value of an equity award is negative, the baseline equity award for the fiscal year is reduced to zero and the negative value is carried forward to be utilize as a baseline for the subsequent fiscal year’s determination of the CEO’s restricted stock unit award. However, any such negative equity award value amount is not subject to clawback or recoupment from prior years’ awards in the event the CEO is no longer employed by the Company at the time the next annual incentive award would otherwise be payable. By reducing the baseline equity award value in subsequent fiscal years, no equity award will be made for the calculation year unless the Company’s TRS in the subsequent year or years is sufficiently in excess of the bank index performance to compensate fully for any prior year’s deficit.
The Agreement measures the relative TRS for the fiscal year based on the change in Axos’ share price during that period, taking into account any dividends paid either by Axos or the index, which is assumed to be reinvested in the applicable company.
The Beginning Stock Price is the average daily stock price in the final month of the prior fiscal year, which mitigates incentives to manipulate prior year-end stock prices and mitigates the impact of one-day or short-term stock price fluctuations. Beginning Market Cap is calculated by multiplying the number of shares outstanding at the end of the prior fiscal year by the Beginning Stock Price. The Target Equity Award is determined by the table described above and will adjust up or down in accordance with the beginning market capitalization of the Company. The Individual Factor is the same as the individual factor used in the cash incentive compensation plan described above. The Company’s Annual Stockholder Return includes reinvested dividends and the XABQ Index Return is the annual return of the ABAQ Index including reinvested dividends.

If the Company’s annual stockholder return is lower than the XABQ Index, the Chief Executive Officer’s Target Award is reduced by this calculation. If the Equity Award is negative in any year, future equity awards are reduced or eliminated until the cumulative negative value is compensated by outperformance of the Company’s share price vs. the XABQ Index. For example, and solely for hypothetical illustrative purposes, if the Company had a target equity award of $3,500,000 in fiscal year 2020, an individual factor of 1.0, a 10% annual return compared to the XABQ Index of 20%, a beginning share price of $30 and a beginning market cap of $2.5 billion, the CEO’s equity award for fiscal 2019 would be calculated as follows:
Equity Award ($) = ($3,500,000 × 1.0) + 2% (10% - 20%) × ($2,500,000,000) = $3,500,000 - $5,000,000 = ($1,500,000)
Equity Award (Shares) = ($1,500,000) ÷ $30 = (50,000) shares
In the example above, no equity award would be granted, and the negative value associated with 50,000 shares (negative $1,500,000) would reduce any future positive equity awards. The Compensative Committee believes that the symmetric upside rewards and downside penalties associated with the Restricted Stock Unit Award Formula – coupled with the reliance on relative performance vs. the Peer Group – provides much stronger incentives to create stockholder value than more typical plans that provide awards during unprofitable years and fail to carry forward negative performance over a multiyear period.
The Compensation Committee adopted the methodology in the Agreement in order to link long-term compensation more closely to TSR, reward performance relative to the Peer Group, discourage risk taking due to the long-term formulaic negative carry forward, adjust current share awards in the event of the Company’s share price underperformance, and encourage long-term investments that will result in the market recognizing long-term value creation rather than simply annual increases in earnings. RSU grants in any fiscal year are limited to 480,000 shares. If the Equity Award calculated under the Equity Award Formula exceeds the maximum grant of 480,000 shares, the CEO will receive a cash payment in Performance Units equal to the value on the date of the award between the number of shares calculated pursuant to the Equity Award Formula and the value of 480,000 shares (based on the Beginning Stock Price). The Performance Units “if any” will vest and be paid over a minimum of four years (subject to a maximum annual payment of $3,000,000).
Fiscal Year 2019 Performance and CEO RSU Award Calculation

Measurement Period	Axos	Russell 2000® Index	S&P 500®	NASDAQ Composite	XABQ
Fiscal Year 2019	(33)%	(9)%	8%	8%	(10)%
At the conclusion of fiscal year 2019, the Company’s TSR of -33% was lower than the -10% total return of the XABQ index. Under the Agreement, the CEO was not granted an RSU award or Performance Unit award based on actual measurement of TSR of the Company. The underperformance compared to the TSR of the XABQ Index created a deficit of $9,379,802 that will need to be overcome in order to receive future awards. As an example, if the 2020 TSR of the Company exceeds the TSR of the XABQ Index by $5,000,000 based on the calculation described on the preceding pages, the CEO will not receive an RSU or Performance Unit award and would be at a deficit of $4,379,802 (($9,379,802) + $5,000,000) that would carry forward into the 2021 calculation and the 2022 calculation if not surpassed in the 2021 calculation.

Chief Financial Officer
Base Salary and Cash Bonus – The Chief Executive Officer recommended and the Compensation Committee approved the establishment of the Chief Financial Officer’s base salary at $245,000 and a target cash bonus of 100% of base salary for fiscal year 2019. There were no predetermined or mathematical weightings for the Chief Financial Officer’s base salary or cash bonus; rather, the Compensation Committee and Chief Executive Officer considered the overall performance of the Chief Financial Officer. Based on their evaluation, the Compensation Committee and Chief Executive Officer used their judgment in making compensation determinations for the Chief Financial Officer and determined the cash bonus to be $250,000 based on overall performance of the Company and the Chief Financial Officer in fiscal year 2019.
Annual Restricted Stock Unit Award – The annual restricted stock unit award is a long-term incentive designed to provide a risk-balanced approach to compensation. The restricted stock units granted to the Chief Financial Officer for fiscal year 2019 vest over three years encouraging actions which improve the long-term growth in the Company’s common stock price and discouraging excessive short-term risk. The fiscal year 2019 restricted stock unit award has a maximum of 60,000 shares and a minimum of zero shares depending upon the Company’s annual return on common stockholders’ equity. The stock compensation level was selected based upon comparison to stock compensation paid to other chief financial officers in the Peer Group and is determined by a binding written agreement between the CFO and the Company. The Chief Financial Officer’s contractual award is based upon a range of annual return on common equity between 7% and 25%. For fiscal year 2019, the Chief Financial Officer was awarded 33,000 restricted stock units in September 2019 based upon an annual return on common stockholders’ equity in fiscal year 2019 of 15.40%.
Other Named Executive Officers
With regard to the compensation paid to each Named Executive Officer other than the Chief Executive Officer and Chief Financial Officer, the Chief Executive Officer is authorized to evaluate and review the performance of each Named Executive Officer (other than himself and the Chief Financial Officer) and establish their compensation packages with consideration for regional and industry standards. In determining compensation awarded to the other Named Executive Officers for fiscal year 2018, the Compensation Committee and Chief Executive Officer performed a global review of both overall and relative individual Named Executive Officer performance, peer bank NEO compensation levels, business unit performance and corporate performance. There were no predetermined or mathematical weightings; rather, the Compensation Committee and Chief Executive Officer considered the overall performance of each executive, including consideration of unplanned events and issues emerging during the fiscal year. Based on their evaluation, the Compensation Committee and Chief Executive Officer used their judgment in making compensation determinations for each of the other Named Executive Officers. As a general rule, bonuses for the other Named Executive Officers are targeted between 100% and 200% of base salary in cash and stock compensation. In undertaking the compensation determinations, the Chief Executive Officer conducts the following steps on an annual basis:

•	evaluate employee performance against specified business objectives;

•	review business performance targets and objectives; and

•	sets base salary levels, and amounts and targets for incentive cash bonus plan.
CEO Pay Ratio
Rules of the Securities and Exchange Commission require most publicly traded companies to provide information regarding the relationship of the median annual total compensation of our employees, other than our Chief Executive Officer, to the annual total compensation of Mr. Garrabrants, our Chief Executive Officer.
We identified the median employee by calculating the total compensation of all persons excluding the CEO who were employed by us as of June 30, 2019, including full time and part time employees. We considered regular pay for salaried and hourly employees, overtime, equity compensation and taxable cash benefits, including cash incentive payments, and referral fee income, for the fiscal year ended June 30, 2019 as reflected by our internal payroll records. We made annualizing adjustments to the compensation of full time employees who joined us mid-year.
We then ranked the fiscal 2019 compensation received by all of the employees in our employee population other than our CEO to determine our median employee. Once we identified our median employee, we calculated such employee’s annual total compensation in the same manner as our named executive officers’ compensation is determined for purposes of the Summary Compensation Table.
Based on this methodology, we determined that:
•The annual total compensation of our median employee was $91,000.
•The annual total compensation of Mr. Garrabrants, our Chief Executive Officer, was $4,798,326.
•The ratio of Mr. Garrabrants’ total compensation for 2019 to that of the median employee was 53 to 1.
Potential Payments Upon Termination or Change in Control
A change in control may be in the best interest of our common stockholders. We believe it is appropriate to align the compensation of the Chief Executive Officer and the Chief Financial Officer with the benefits of our stockholders. Since their long-term stock compensation is designed to be significant and such compensation vests in future years, we provide them with accelerated vesting of restricted stock units and cash compensation in certain situations where we believe a change in control of the Company and (or) terminating them is in the best interest of the common stockholders. Generally, such compensation is not significant to the Chief Executive Officer or the Chief Financial Officer if such termination is the result of material failures in the performance of their duties as generally described in their employment contracts.

Summary Compensation Table
The following table shows all compensation earned and equity incentives awarded during fiscal year 2019 and the last two fiscal years for our Chief Executive Officer, Chief Financial Officer, and the other three most highly compensated executive officers. All individuals listed in the following table are referred to in this Proxy Statement as the “Named Executive Officers.”

Name	Year[1]	Salary[2]	Non-Equity Incentive Plan Compensation[3]	Bonus[4]	Stock Awards[5]	All Other Compensation[6]	Total
Gregory Garrabrants	2019	$700,000	$4,089,076	$—	$—	$9,250	$4,798,326
	2018	700,000	1,421,407	—	24,740,524	113,993	26,975,924
	2017	375,000	253,125	—	6,024,960	9,000	6,662,085
Andrew J. Micheletti	2019	245,000	250,000	—	1,195,920	11,000	1,701,920
	2018	245,000	300,000	—	1,192,500	10,800	1,748,300
	2017	235,000	250,000	—	940,400	10,600	1,436,000
Eshel Bar-Adon	2019	290,000	—	360,000	420,014	11,000	1,081,014
	2018	275,000	—	310,000	355,040	11,050	951,090
	2017	265,000	—	290,000	335,035	10,850	900,885
Brian Swanson	2019	270,000	—	325,850	507,628	9,250	1,112,728
	2018	255,000	—	315,000	420,019	9,000	999,019
	2017	240,000	—	300,000	390,012	9,000	939,012
Thomas Constantine	2019	270,000	—	290,000	386,707	11,000	957,707
	2018	250,000	—	250,000	285,011	10,850	795,861
	2017	245,000	—	230,000	260,033	5,800	740,833

[1]
Fiscal year in which salary and non-equity incentives and bonuses were earned. For stock awards, the fiscal year of the accounting grant date. For Mr. Garrabrants, two awards were made in fiscal 2018, one under his prior contract and one five-year award under his Agreement as discussed above.

[2]	Salary earned during the fiscal year.
[3]
Payments for Non-Equity Incentive Plans were earned in accordance with the employment contracts of the CEO and CFO. Mr. Garrabrants includes cash bonus plus $3.0 million of vested Performance Units during the year.

[4]	Bonus earned during the fiscal years listed.
[5]
Aggregate value of restricted stock awards based upon the performance year and calculated in accordance with ASC 710 and 718. The actual value at the end of the vesting period may be significantly higher or lower than the value presented depending upon the market value of the common stock at that time and, in the case of the CEO, the number of restricted stock shares will be higher or lower than the grant date estimated future value, based upon the TSR actually measured in future fiscal years.

[6]
This column represents the amount of all compensation paid to the Named Executive Officers that is not reported in any other column of the table. For fiscal year 2018 the amount for Mr. Garrabrants represents legal fees paid on his behalf. All other amounts are 401(k) matching contributions.

Grants of Plan-Based Awards in 2019
The table below shows all plan-based awards that the Company made during fiscal year 2019 to the Named Executive Officers:

Name	Grant Date	Estimated Possible Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units[1]	Closing Price of Stock on Date of Grant	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Gregory Garrabrants[2]	09/05/18	$—	$—	$—	—	—	—	—	$—	$—
Andrew J. Micheletti	09/05/18	—	—	—	—	—	—	33,000	36.2400	1,195,920
Eshel Bar-Adon	08/07/18	—	—	—	—	—	—	4,649	38.7200	180,009
	03/25/19							8,590	27.9400	240,005
Brian Swanson	08/07/18	—	—	—	—	—	—	5,553	38.7200	215,012
	03/25/19							10,473	27.9400	292,616
Thomas Constantine	08/07/18	—	—	—	—	—	—	4,133	38.7200	160,030
	03/25/19							8,113	27.9400	226,677

[1]
Restricted stock units for Mr. Garrabrants vest in one-fourth increments on each of the first four fiscal year-ends following the date of grant, for all others, vesting is in one-third increments on each of the first three anniversaries of the date of grant.

[2]
In the prior year’s proxy statement, the July 1, 2017 award to Mr. Garrabrants was presented as five years of estimated RSU awards totaling 596,259 RSUs at an average price of $34.38 determined through a Monte Carlo simulation in accordance with ASC 718. The grant-date estimate of RSUs to be issued and their estimated total fair value of $20.5 million (shown in the prior year’s proxy statement) is the sum of the estimated award for each fiscal 2018 through 2022. Since the five-year award was presented last year, no new award is presented this year. Of the 596,259 RSU’s estimated to be issued over 5 years, no RSU’s were actually issued this year (as discussed on page 27) and a total of 480,000 RSU’s and 14,000,000 PU’s have been issued in total.

Outstanding Equity Awards at the end of Fiscal 2019
This table shows the equity awards that have been previously awarded to each of the Named Executive Officers and which remained outstanding as of June 30, 2019, all of which consist of restricted stock units:

	Restricted Stock Unit Awards
Name	Number of Restricted Stock Units That Have Not Vested	Date of Grant[1]	Market Value of Restricted Stock Units That Have Not Vested[2]
Gregory Garrabrants	72,000	08/24/16	$1,962,000
	80,000	08/24/17	2,180,000
	360,000	07/01/17	9,810,000
Andrew J. Micheletti	15,000	08/24/16	408,750
	30,000	08/24/17	817,500
	33,000	09/05/18	899,250
Eshel Bar-Adon	3,092	08/10/16	84,257
	2,091	01/17/17	56,980
	4,905	07/12/17	133,661
	4,179	01/30/18	113,878
	4,649	08/07/18	126,685
	8,590	03/25/19	234,078
Brian Swanson	3,672	08/10/16	100,062
	2,389	01/17/17	65,100
	5,886	07/12/17	160,394
	4,875	01/30/18	132,844
	5,553	08/07/18	151,319
	10,473	03/25/19	285,389
Thomas Constantine	2,319	08/10/16	63,193
	1,673	01/17/17	45,589
	3,924	07/12/17	106,929
	3,366	01/30/18	91,724
	4,133	08/07/18	112,624
	8,113	03/25/19	221,079

[1]
Restricted stock units for Mr. Garrabrants vest in one-fourth increments on each of the first four fiscal year-ends following the date of grant, for all others, vesting is in one-third increments on each of the first three anniversaries of the date of grant.

[2]	The values contained in this column were calculated by multiplying the number of shares by $27.25, which was the closing price of the Company’s common stock reported on the NYSE on June 30, 2019.

Vested Restricted Stock in Fiscal Year 2019
This table shows the restricted stock that vested for each Named Executive Officer during fiscal year 2019:

	Restricted Stock Unit Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Gregory Garrabrants[1]	304,000	$8,284,000
Andrew J. Micheletti[2]	45,000	1,704,150
Brian Swanson[3]	14,524	480,093
Thomas Constantine[4]	9,553	314,803
Eshel Bar-Adon[5]	12,057	398,487

[1]	Mr. Garrabrants chose to net settle his shares upon vesting, selling back to the Company 160,056 shares of the 304,000 vested shares to cover his income tax withholding.
[2]	Mr. Micheletti chose to net settle his shares upon vesting, selling back to the Company 23,682 shares of the 45,000 vested shares to cover his income tax withholding.
[3]	Mr. Swanson chose to net settle his shares upon vesting, selling back to the Company 5,256 shares of the 14,524 vested shares to cover his income tax withholding.
[4]	Mr. Constantine chose to net settle his shares upon vesting, selling back to the Company 3,462 shares of the 9,553 vested shares to cover his income tax withholding.
[5]	Mr. Bar-Adon chose to net settle his shares upon vesting, selling back to the Company 1,659 shares of the 12,057 vested shares to cover his income tax withholding.

Potential Payments Upon Termination or Change in Control
This section discusses the incremental compensation that would be payable by the Company in the event of a change-in-control of the Company or a termination of employment of certain Named Executive Officers with the Company for various described reasons, sometimes referred to in this section as a “triggering event.” In accordance with applicable SEC rules the following discussion assumes that the triggering event in question – death, disability, change in control or termination – occurred on June 30, 2019. With respect to calculations based on the Company’s stock price, we used $27.25, which was the reported closing price of one share of the Company’s common stock on NYSE on June 30, 2019.
Pursuant to applicable SEC rules, the analysis contained in this section does not consider or include payments made to a Named Executive Officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms, or operation in favor of executive officers of the Company, such as employee group term life insurance. In addition, in connection with any actual termination of employment, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include, for example, the timing during the year of any event and the Company’s stock price.
The Company believes that severance protections can play a valuable role in attracting and retaining key executive officers. The Compensation Committee evaluates the level of severance benefits consistent with competitive practices.
The following is a general discussion of the primary categories of triggering events which apply to certain of the Company’s Named Executive Officers.
Death or Disability
In the event of the death of the Chief Executive Officer, his beneficiary or estate shall be entitled to receive (i) the immediate vesting, to the extent not otherwise vested, of all equity incentive awards including restricted stock unit awards granted to him, (ii) his cash incentive award for the period in which death occurs, prorated to the date of death, and (iii) accrued salary. For the avoidance of doubt, the Chief Executive Officer’s beneficiary or estate shall not be entitled to any restricted stock units set forth in the Agreement which had not been granted prior to the date of death.
Upon the Chief Executive Officer’s receipt of a notice of termination for disability, he shall receive, (i) the immediate vesting, to the extent not otherwise vested, of all equity incentive awards including restricted stock unit awards granted to him, (ii) his cash incentive award for the period in which termination occurs, prorated to the date of termination, (iii) if approved by Company, his annual restricted stock unit award required to be issued pursuant to the Agreement for the period in which the termination date occurs, prorated to the termination date, and (vi) accrued salary.
In the event of the death of the Chief Financial Officer, his beneficiary or estate shall receive a payment of a death benefit of three times the executive’s then-current annual salary. In the event of the death or disability of the Chief Financial Officer, his beneficiaries, his estate or he shall receive his cash bonus for the year prorated to the date of death or disability. All unvested stock options, restricted stock or RSU grants at the date of death or disability shall fully vest and options may be exercised by his beneficiaries, his estate or him for a period of up to twelve (12) months after the date of death or disability.
Termination of Employment by the Company
For the Chief Executive Officer, in the event his employment is terminated by Company without cause, or he resigns his employment for good reason, within a period of 90 days after the occurrence of the event giving rise to good reason, he shall be entitled to (i) the immediate vesting, to the extent not otherwise vested, of all equity incentive awards including RSU awards granted to him, pursuant to the Agreement prior to the date his employment is terminated, (ii) his Target Annual Cash Incentive Award for the period in which such termination occurs, prorated to the Termination Date , and (iii) payment of an amount equal to two times his then-current base salary.
In addition, upon the Chief Executive Officer’s receipt from the Company of a notice of termination without cause or Company’s receipt from him of a notice of termination for good reason, he shall receive, at the option of the Company, either his annual restricted stock unit award computed pursuant to his Agreement or an equivalent amount of cash payable in a lump-sum.
For the Chief Financial Officer, in the event his employment is terminated by the Company without cause, he shall be entitled to (i) a severance payment equal to his then-current base monthly salary multiplied by twelve (12) and paid either as a lump-sum or in monthly installments, at the discretion of the Board of Directors; (ii) accelerated vesting of all unvested portions of equity awards including RSUs; and (iii) continuation of group medical insurance benefits to the earlier of the end of the 12-month severance period or the executive’s commencement of work for a new employer that provides group medical insurance.
For the Chief Legal Officer, in the event his employment is terminated by the Company without cause, he shall be entitled to (i) a severance payment equal to his then-current bi-weekly salary paid for 12 months from the date of termination; and (ii) accelerated vesting of all unvested portions of stock option and restricted stock awards, subject to his execution of a release in customary form.
For the Chief Credit Officer, in the event his employment is terminated by the Company without cause, he shall be entitled to (i) a severance payment equal to his then-current bi-weekly salary paid for 12 months from the date of termination; and (ii) accelerated vesting of all unvested portions of stock option and restricted stock awards, subject to his execution of a release in customary form.
Termination by Company with “Cause” or by the Executive for any Reason
“Cause” is generally defined in the executive’s employment agreement to include (i) failure of the executive to perform duties in a satisfactory manner, after notice thereof; (ii) conviction of illegal activity which materially adversely affects the Company’s or the Bank’s reputation or which evidences the executive’s lack of ability to perform duties; (iii) certain crimes or dishonesty, fraud, etc. which causes termination of insurance coverage under blanket bond; or (iv) acts or omissions of the executive resulting in actions by government bank regulators to close or take the Bank or to issue a cease and desist order to remove the executive from office.
In the event the Chief Executive Officer is terminated with “cause” or in the event that he terminates his employment for any reason, his payments will generally be (i) all accrued but unpaid base salary as of the termination date and (ii) any other benefits already vested as of the termination date under any of his applicable equity compensation, pension, cash incentive compensation, or similar plans in which he participated immediately prior to termination. In the event the Chief Executive Officer resigns without good reason, he shall be entitled to payment of his Target Annual Cash Incentive Award earned for the period prior to resignation but unpaid at the time of resignation.
In the event the Chief Financial Officer is terminated with “cause” or in the event that he terminates his employment for any reason, his payments will generally be limited to (i) all accrued but unpaid base salary as of the termination date and (ii) any other benefits already vested as of the termination date under any of his applicable equity compensation, pension, cash incentive compensation and other compensation earned subject to prorate calculations as of the termination date.

Upon a Change-in-Control of the Company
A change in control (“CIC”) generally defined in the executive’s employment agreement to mean a change in the ownership or control of 50% of the voting stock of the Company, whether by sale, merger or reorganization, or the ownership or control of all or substantially all of the assets are sold or transferred to a person who did not own or control the assets of the Company prior to such transaction. The exact definition varies depending upon the terms of agreement with each Named Executive Officer.
If the employment of the Chief Executive Officer is terminated during the term of the Agreement, and within one year before or within one year after a CIC, the Company or the Company’s successor terminates the Chief Executive Officer other than for cause, death or disability or the Chief Executive Officer terminates his employment for good reason, in either case, a “Change in Control Termination,” then:
(i) The Company shall pay him in a single severance payment as soon as practicable after the termination, but in no event later than thirty (30) days thereafter, an amount in cash equal to three times the sum of (a) his then-current base salary and (b) his Target Annual Cash Award as in effect on the termination date and minus any Accumulated Amount, plus
(ii) any unvested equity incentive award including restricted stock unit awards previously granted pursuant to the Agreement, shall become immediately and fully vested
(iii) any Target Annual Cash Award earned from the prior year, but not paid at termination, shall be paid to him; and
(iv) a prorated grant of the Annual Restricted Stock Award or the equivalent in cash shall be issued or paid to him.
If a CIC occurs and the Chief Executive Officer is terminated one year prior to the CIC other than for “cause”, and if such termination of employment or event was at the request, suggestion or initiative of a third party who has taken steps reasonably calculated to effect a CIC, then his termination shall be deemed to be a Change in Control Termination and upon occurrence of the CIC, the Chief Executive Officer shall be entitled to receive the payments as described above.
If the Chief Lending Officer is terminated by the Company or its successor other than for cause, within two (2) years of a CIC, the Company shall (i) make a lump-sum payment of an amount equal to two times his then-current annual salary within 30 days of termination; (ii) immediately vest as of the termination date all unvested equity incentive awards; and (iii) continuation of group medical insurance benefits to the earlier of the end of the 12-month severance period or the executive’s commencement of work for a new employer that provides group medical insurance.
For all Named Executive Officers, the Company’s 2014 Plan (the “Plan”) provide that as of the consummation of a “corporate transaction,” all outstanding unvested stock options and unvested shares of restricted stock would generally receive accelerated vesting, but only to the extent that such awards are not assumed by the Company or substituted by the acquiring company with all existing terms and conditions, including vesting terms, remaining in effect. For this purpose, “corporate transaction” is generally defined in the Plan as an acquisition of the Company by merger, consolidation, asset acquisition or stock purchase, which is generally the same as a CIC.

The following tables summarize the approximate value of termination payments and benefits that certain Named Executive Officers would have received if their employment had been terminated on June 30, 2019 under the circumstances specified or if there were a Change in Control on June 30, 2019:
Gregory Garrabrants – Chief Executive Officer

					Termination After Change-in-Control[5,6]
	A	A	B	C	D	E
Type of Benefit[1]	Death	Disability	Termination before a Change- in-Control by Company without Cause	Upon a Change-in- Control[5]	Termination by Company for Any Reason or by Executive with Good Reason	Termination by Executive without Good Reason
Cash Severance[2]	$12,941,098	12,941,098	$14,357,724	$11,852,022	$3,205,702	$—
Restricted Stock Unit Vesting[3]	18,619,660	18,619,660	18,619,660	18,619,660	—	—
280G Tax Gross Up4	—	—	—	—	—	—
Total Value Upon Event	$31,560,758	31,560,758	$32,977,384	$30,471,682	$3,205,702	$—
Total Value Upon CIC and Termination Events in Column D (Column C+D)					$33,677,384
Total Value Upon CIC and Termination Event in Column E (Column C+E)						$30,471,682

[1]	This change in control table is based on Mr. Garrabrants Second Amended and Restated Employment Agreement dated June 30, 2017.
[2]
Mr. Garrabrants’ employment agreement provides for a lump sum cash payment in the amount of two times his annual salary plus one times his target bonus, in the event the Company terminates his employment, without cause, prior to a change-in-control; or three times his annual salary plus three times his target bonus if within one year following a change-in-control, our successor terminates his employment for any reason or by Mr. Garrabrants for good reason. He is also entitled his annual cash incentive award. Column D includes an additional amount equal to three times the amount of the annual target cash incentive award. Included in columns A, B, and C is $11.9 million of unvested PUs.

[3]
The value of restricted stock unit vesting was calculated by multiplying the number of unvested shares by the stock price at grant under the previous employment contract, consisting of 72,000 by $20.92, 80,000 by $26.50, and the remaining unallocated expense of $11.6 million under the Agreement.

[4]
Mr. Garrabrants’ employment agreement provides that if any Company payments made upon termination after a change-in-control of the Company constitutes a “parachute payment” under Section 280G of the Internal Revenue Code, the Company would not make a gross-up payment to Mr. Garrabrants. The Company is required to adjust the parachute payment downward, if such a decrease will increase the net after-tax payment to Mr. Garrabrants. No such adjustment downward has been made in the numbers above.

[5]
These columns assume the vesting of all unvested stock options and restricted stock units accelerated on the consummation of the change-in-control as provided in the Company’s Plans and there was no assumption or substitution of unvested stock options and restricted stock by the acquirer.

[6]
For a change-in-control and subsequent termination of Mr. Garrabrants’ employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination.

Andrew J. Micheletti – Chief Financial Officer

				Termination After Change-in-Control[3,4]
	A	B	C	D	E
Type of Benefit	Death or Disability	Termination before a Change- in-Control by Company without Cause	Upon a Change-in- Control[3]	Termination by Company for Any Reason or by Executive with Good Reason	Termination by Executive without Good Reason
Cash Severance[1]	$808,500	$318,500	$—	$318,500	$—
Restricted Stock Unit Vesting[2]	2,274,992	2,274,992	2,274,992	—	—
Total Value Upon Event	$3,083,492	$2,593,492	$2,274,992	$318,500	$—
Total Value Upon CIC and Termination Events in Column D (Column C+D)				$2,593,492
Total Value Upon CIC and Termination Event in Column E (Column C+E)					$2,274,992

[1]
Mr. Micheletti’s employment agreement provides for a lump sum cash payment in the amount of three times his annual salary, in the event of death and one times his annual salary if the Company terminates his employment. He is also entitled to a prorated annual cash incentive award.

[2]
The value of restricted stock unit vesting was calculated by multiplying the number of unvested shares of 15,000 by $20.92, less $266,515 already expensed, unvested shares of 30,000 by $26.50, less $337,295 already expensed, unvested shares of 33,000 by $36.24, less $325,168 already expensed and unvested shares of 33,000 by $27.25, the Company’s stock price at June 30, 2019.

[3]
These columns assume that the vesting of stock options and restricted stock units accelerated on the consummation of the change-in-control. This assumes that the acquiring company does not assume such awards.

[4]
For a change-in-control and subsequent termination of Mr. Micheletti’s employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination.

Eshel Bar-Adon – Chief Legal Officer

				Termination After Change-in-Control[3,4]
	A	B	C	D	E
Type of Benefit	Death or Disability	Termination before a Change- in-Control by Company without Cause	Upon a Change-in- Control[3]	Termination by Company for Any Reason or by Executive with Good Reason	Termination by Executive without Good Reason
Cash Severance[1]	$—	$290,000	$—	$290,000	$—
Restricted Stock Unit Vesting[2]	530,185	530,185	530,185	—	—
Total Value Upon Event	$530,185	$820,185	$530,185	$290,000	$—
Total Value Upon CIC and Termination Events in Column D (Column C+D)				$820,185
Total Value Upon CIC and Termination Event in Column E (Column C+E)					$530,185

[1]
Mr. Bar-Adon’s employment agreement provides for a lump sum cash payment in the amount of one times his annual salary if the Company terminates his employment, without cause, prior to or after a change-in-control, by our successor after a change-in-control.

[2]
The value of restricted stock unit vesting was calculated by multiplying the number of unvested shares of 3,092 by $17.25, less $47,346 already expensed, unvested shares of 2,091 by $27.91, less $26,214 already expensed, unvested shares of 4,905 by $23.79, less $56,371 already expensed, and unvested shares of 4,179 by $28.72, less $32,963 already expensed, unvested shares of 4,649 by $38.72, less $54,102 already expensed, unvested shares of 8,590 by $27.94, less $21,241 already expensed.

[3]	These columns assume that the vesting of stock options and restricted stock units accelerated on the consummation of the change-in-control. This assumes that the acquirer does not assume such awards.
[4]
For a change-in-control and subsequent termination of Mr. Bar-Adon’s employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination.

Brian Swanson – Chief Lending Officer

				Termination After Change-in-Control[3,4]
	A	B	C	D	E
Type of Benefit	Death or Disability	Termination before a Change- in-Control by Company without Cause	Upon a Change-in- Control[3]	Termination by Company for Any Reason or by Executive with Good Reason	Termination by Executive without Good Reason
Cash Severance[1]	$—	$—	$—	$540,000	$—
Restricted Stock Unit Vesting[2]	634,892	—	634,892	—	—
Total Value Upon Event	$634,892	$—	$634,892	$540,000	$—
Total Value Upon CIC and Termination Events in Column D (Column C+D)				$1,174,892
Total Value Upon CIC and Termination Event in Column E (Column C+E)					$634,892

[1]
Mr. Swanson’s employment agreement provides for a lump sum cash payment in the amount of two times his annual salary if the Company terminates his employment, without cause, after a change-in-control, by our successor after a change-in-control.

[2]
The value of restricted stock unit vesting was calculated by multiplying the number of unvested shares of 3,672 by $17.25, less $56,222 already expensed, unvested shares of 2,389 by $27.91, less $29,955 already expensed, unvested shares of 5,886 by $23.79, less $67,643 already expensed, and unvested shares of 4,875 by $28.72, less $38,454 already expensed, unvested shares of 5,553 by $38.72, less $64,622 already expensed, unvested shares of 10,473 by $27.94, less $25,898 already expensed.

[3]	These columns assume that the vesting of stock options and restricted stock units accelerated on the consummation of the change-in-control. This assumes that the acquirer does not assume such awards.
[4]
For a change-in-control and subsequent termination of Mr. Swanson’s employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination.

Thomas Constantine – Chief Credit Officer

				Termination After Change-in-Control[3,4]
	A	B	C	D	E
Type of Benefit	Death or Disability	Termination before a Change- in-Control by Company without Cause	Upon a Change-in- Control[3]	Termination by Company for Any Reason or by Executive with Good Reason	Termination by Executive without Good Reason
Cash Severance[1]	$—	$270,000	$—	$270,000	$—
Restricted Stock Unit Vesting[2]	467,142	467,142	467,142	—	—
Total Value Upon Event	$467,142	$737,142	$467,142	$270,000	$—
Total Value Upon CIC and Termination Events in Column D (Column C+D)				$737,142
Total Value Upon CIC and Termination Event in Column E (Column C+E)					$467,142

[1]
Mr. Constantine’s employment agreement provides for a lump sum cash payment in the amount of one times his annual salary if the Company terminates his employment, without cause, prior to or after a change-in-control, by our successor after a change-in-control.

[2]
The value of restricted stock unit vesting was calculated by multiplying the number of unvested shares of 2,319 by $17.25, less $35,509 already expensed, unvested shares of 1,673 by $27.91, less $20,971 already expensed, unvested shares of 3,924 by $23.79, less $45,093 already expensed, and unvested shares of 3,366 by $28.72, less $26,553 already expensed, unvested shares of 4,133 by $38.72, less $48,097 already expensed, unvested shares of 8,113 by $27.94, less $20,062 already expensed.

[3]	These columns assume that the vesting of stock options and restricted stock units accelerated on the consummation of the change-in-control. This assumes that the acquirer does not assume such awards.
[4]
For a change-in-control and subsequent termination of Mr. Constantine’s employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination.

Compensation Committee Interlocks and Insider Participation
Members of the Compensation Committee. The members of the Compensation Committee for fiscal year 2019 were James J. Court, its Chairman, John Gary Burke and Paul J. Grinberg . Each of the Compensation Committee members was determined by the Board of Directors to be independent within the meaning of that term in the NASDAQ’s listed company rules.
No Interlocks. No executive officer of the Company served on the board of directors or compensation committee of any entity that has one or more executive officers serving as members of the Company’s Board of Directors or Compensation Committee.
REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with Company management. Based upon such review and discussions, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,
The Compensation Committee of the Board of Directors
James J. Court, Chairman
John Gary Burke (Resigned effective August 31, 2019)
Paul J. Grinberg

RELATED TRANSACTIONS AND OTHER MATTERS
Related Party Transaction Policy and Procedures
Pursuant to the Company’s written Master Policy on Ethics and Professional Integrity (the “Master Policy”) and in accordance with the provisions covering Transactions with Related Persons and Certain Control Persons (the “Policy”), the Company reports related-party transactions. The Policy applies to certain transactions over $120,000 involving any related parties, which includes our officers, directors and director nominees, and members of their immediate families. The Policy also applies to certain transactions with Company stockholders who own more than 5% of the Company’s stock. In determining whether to approve or ratify a related party transaction, the Company’s Designated Officer under its Master Policy or the Board of Directors, as appropriate under the applicable written Company policy, will take into account our Master Policy and other applicable written Company policies, which consider applicable rules and the material facts of the transaction, including whether it is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, whether a conflict of interest exists, and the extent of the related party’s interest in the transaction. Under the Master Policy, certain transactions, including the Bank’s providing ordinary banking products and services on standard terms available to any person meeting the eligibility requirements, are considered pre-approved. The Bank also offers an employee loan program available to all directors, officers and employees on a non-discriminatory basis under which each eligible borrower may obtain home loans for terms of 9 years to 30 years at interest rates that are below market rates on loans made to persons unaffiliated with the Bank and the Company.
Transactions with Our Directors
In the ordinary course of its business and subject to applicable banking regulations, the Bank makes loans to and engages in other banking transactions with its directors, officers and employees and their associates. Other than loans pursuant to our widely available employee loan program, such loans and other banking transactions are generally made on the same terms as those prevailing at the time for comparable transactions with persons of comparable creditworthiness that have no affiliation with the Company or the Bank. Loans are made only to persons affiliated with the Company and the Bank if they do not involve more than the normal risk of collectibility of loans made to non-affiliated persons and if they do not present any other unfavorable features. As discussed above, the Bank offers an employee loan program available to all directors, officers and employees on a non-discriminatory basis under which each eligible borrower may obtain home loans for terms of 9 years to 30 years at interest rates that are below market rates on loans made to persons unaffiliated with the Bank and the Company. Loans to all directors, executive officers and employees who elected to participate in this program totaled approximately $41.9 million at June 30, 2019. All loans to directors, executive officers and employees were performing in accordance with their terms at June 30, 2019. Loans to directors, principal officers, and their affiliates totaled $13.3 million at June 30, 2019. Total principal payments on related party loans to directors, principal officers, and their affiliates were $0.5 million.
SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and the related rules and regulations, our directors and executive officers are required to file reports of their ownership, and any changes in that ownership, with the SEC. Based solely on our review of the copies of such forms and certifications furnished to us, except for Mr. Garrabrants, our CEO, who filed a late Statement of Change in Beneficial Ownership on Form 4 on August 12, 2019 in connection with one transaction, for vesting that was previously disclosed at the time of grant, we believe that all of our directors and executive officers complied with all Section 16(a) filing requirements applicable to them during the 2019 fiscal year.

USE OF NON-GAAP FINANCIAL MEASURES
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as adjusted earnings, adjusted earnings per common share, and tangible book value per common share. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although we believe the non-GAAP financial measures disclosed in this report enhance investors’ understanding of our business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.
We define net income without the after-tax impact of non-recurring acquisition-related costs, and excess FDIC expense, and other costs (unusual or non-recurring charges), (“adjusted earnings”), a non-GAAP financial measure. Excess FDIC expense is defined as the higher insurance costs associated with increased levels of short-term brokered deposits in anticipation of the acquisition of deposits from Nationwide Bank. Other costs are due to a $15.3 million bad debt expense related to a correspondent customer of our clearing broker-dealer. Adjusted earnings per diluted common share (“adjusted EPS”), a non-GAAP financial measure, is calculated by dividing non-GAAP adjusted earnings by the average number of diluted common shares outstanding during the period. We believe the non-GAAP measures of adjusted earnings and adjusted EPS provide useful information about the Bank’s operating performance. Excluding the non-recurring acquisition related costs, excessive FDIC expense, and other costs provides investors with an understanding of Axos’ core business.
Below is a reconciliation of net income to adjusted earnings and adjusted EPS (Non-GAAP) for the periods shown:

	For Twelve Months Ended June 30,
(Dollars in thousands, except per share amounts)	2019	2018
Net income	$155,131	$152,411
Acquisition-related costs	6,714	1,470
Excess FDIC expense	1,111	—
Other costs	15,299	—
Income taxes	(6,267)	(535)
Adjusted earnings (Non-GAAP)	$171,988	$153,346
Adjusted EPS (Non-GAAP)	$2.75	$2.39
We define book value adjusted for goodwill and other intangible assets as tangible book value (“tangible book value”), a non-GAAP financial measure. Tangible book value is calculated using common stockholders’ equity minus mortgage servicing rights, goodwill and other intangible assets. Tangible book value per common share, a non-GAAP financial measure, is calculated by dividing tangible book value by the common shares outstanding at the end of the period. We believe tangible book value per common share is useful in evaluating the Company’s capital strength, financial condition, and ability to manage potential losses.
Below is a reconciliation of total stockholders’ equity to tangible book value (Non-GAAP) as of the dates indicated:

	At the Fiscal Years Ended June 30,
(Dollars in thousands, except per share amounts)	2019	2018	2017	2016	2015
Total stockholders’ equity	$1,073,050	$960,513	$834,247	$683,590	$533,526
Less: preferred stock	5,063	5,063	5,063	5,063	5,063
Common stockholders’ equity	1,067,987	955,450	829,184	678,527	528,463
Less: mortgage servicing rights, carried at fair value	9,784	10,752	7,200	3,943	2,098
Less: goodwill and other intangible assets	134,893	67,788	—	—	—
Tangible book value (Non-GAAP)	$923,310	$876,910	$821,984	$674,584	$526,365
Common shares outstanding at end of period	61,128,817	62,688,064	63,536,244	63,219,392	62,075,004
Tangible book value per common share (Non-GAAP)	$15.10	$13.99	$12.94	$10.67	$8.48

COMPANY STOCK PERFORMANCE
The following graph compares the total return of our common stock over the last five fiscal years, starting June 30, 2014 through June 30, 2019, with that of (i) the companies included in the total return for the U.S. NYSE Index, and (ii) the banks included in the total return for the ABA NASDAQ Community Bank Index (“ABAQ”).
The graph assumes $100 was invested in AX common stock, in U.S. NYSE Composite Total Return Index (ticker: NYATR) and in ABAQ Total Return Index (ticker: XABQ) on June 30, 2014. The indexes assume reinvestment of dividends.

	Jun-14	Jun-15	Jun-16	Jun-17	Jun-18	Jun-19
Axos	$100.00	$143.88	$96.41	$129.12	$222.70	$148.34
NYSE	100.00	100.79	100.45	115.54	125.87	134.76
XABQ	100.00	112.97	112.19	153.87	170.82	154.30

ITEM 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company’s compensation policies and decisions are designed to promote the Company’s business strategies and the interest of its stockholders by providing incentive needed to attract, motivate and retain key executives who are critical to our long-term success as a financial institution.
Stockholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which discusses how our compensation design and practices reflect our compensation philosophy.  The Compensation Committee and the Board of Directors believe that its compensation design and practices are effective in implementing the Company’s strategic goals and business strategies.
We are asking our stockholders for a non-binding and advisory vote to approve the compensation of our Named Executive Officers under Section 14A of the Securities Exchange Act of 1934.  This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of the Named Executive Officers. Based upon the voting results of our stockholders last year, the Company elected to hold the say on pay vote again this year.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the compensation practices described in this Proxy Statement.  Accordingly, the Board of Directors recommends that you vote in favor of the following resolution:
“RESOLVED, that the stockholders of Axos Financial, Inc. approve, in a non-binding and advisory basis, the compensation of its Named Executive Officers as disclosed in the Proxy Statement for the 2019 Annual Meeting, including the Summary Compensation Table and the Compensation Discussion and Analysis set forth in such Proxy Statement and other related tables and disclosures.”
As this is an advisory vote, the result will not be binding on the Company, the Board of Directors or the Compensation Committee, although the Compensation Committee will consider the outcome of the vote when evaluating the compensation program.  Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, IN A NON-BINDING AND ADVISORY STOCKHOLDER VOTE, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

ITEM 4. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We are asking our stockholders to ratify the selection of BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for fiscal year 2020. If the stockholders fail to ratify the selection, the Audit Committee will reconsider its selection of BDO. The Audit Committee may, without stockholder approval, reconsider its selection of BDO.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
BDO serves as the Company’s independent auditor and has conducted the audit of the Company’s consolidated financial statements for the fiscal year ended June 30, 2019. The Audit Committee’s Charter provides that the Audit Committee must pre-approve services to be performed by the Company’s independent registered public accounting firm. The Audit Committee approved the engagement of BDO to serve as the Company’s independent auditor to conduct the audit of the Company’s consolidated financial statements for the fiscal year ended June 30, 2019.
A representative of BDO will be present at the Annual Meeting, with the opportunity to make a statement if so desired, and will be available to respond to appropriate questions submitted to the Secretary of the Company in advance of the Annual Meeting.
The following table contains information regarding the aggregate fees charged to the Company by BDO for audit services rendered in connection with the audited consolidated financial statements and reports for the 2019 fiscal year.

	Fees Charged	Fees Charged
Nature of Services	2019	2018
Audit fees[1]	$1,200,203	$497,800
Audit-related fees[2]	—	—
Tax fees[3]	—	—
	$1,200,203	$497,800

[1]
Audit Fees consist of fees billed and unbilled and expenses for professional services rendered for the audit of the Company’s consolidated annual financial statements, review of interim consolidated financial statements included in quarterly reports and services closely related to the audit and that in many cases could only be performed by the independent registered public accounting firm.

[2]
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

[3]	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.
The increase in aggregate fees charged to the Company by BDO for audit services rendered for the fiscal year ended June 30, 2019, is primarily related to the acquisitions completed during fiscal 2019 and the audit of financial statements and reports of Axos Clearing LLC.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee is composed of three directors. All of the members of the Audit Committee have been found by the Board of Directors to be both independent and financially literate as required by the listing standards of the NYSE. In addition, the Board has determined that Mr. Argalas and Mr. Grinberg are each an Audit Committee Financial Expert under the rules of the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors.
The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company. The primary responsibilities of the Audit Committee are to oversee and monitor the integrity of the Company’s financial reporting process, financial statements and systems of internal controls; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications, independence and performance; and the performance of the Company’s internal audit function. The Audit Committee is responsible for the selection, retention, supervision and termination of (i) the general auditor, including reviewing the adequacy of the authority, responsibilities and functions of the Company’s internal audit department, and (ii) the independent auditor, including resolving disagreements between management and the independent auditor. The general auditor and the independent auditor report directly to the Audit Committee.
The Audit Committee is not responsible for conducting reviews of auditing or accounting procedures. Management has primary responsibility for preparing the Company’s financial statements and for the Company’s financial reporting process. The Company’s independent auditor is responsible for auditing and reporting on the conformity of the Company’s consolidated financial statements to accounting principles generally accepted in the United States, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent auditor on the basis of the information it receives, discussions with the independent auditor and the experience of the Audit Committee’s members in business, financial and accounting matters.
In this context, the Audit Committee hereby reports as follows:
1. The Audit Committee has reviewed and discussed the audited consolidated financial statements with management;
2. The Audit Committee has discussed with the independent auditor the matters required to be discussed by the rules of the Public Company Accounting Oversight Board No. 1301, “Communications with Audit Committees”;
3. The Audit Committee has received the written disclosures and the letter from the independent auditor and has discussed with the independent auditor the independent auditor’s independence; and
4. Based on the review and discussions referred to in paragraphs one through three above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019 for filing with the SEC.

Respectfully submitted,
The Audit Committee of the Board of Directors
Paul J. Grinberg, Chairman
James S. Argalas
Nicholas A. Mosich

ANNUAL REPORT TO STOCKHOLDERS
The Annual Report to Stockholders, including Form 10-K for the Company for the fiscal year ended June 30, 2019 will be available concurrently with this Proxy Statement on September 11, 2019 to all stockholders of record as of August 30, 2019 at www.envisionreports.com/AX. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made. ADDITIONAL COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2019 WILL BE PROVIDED (WITHOUT EXHIBITS) TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO AXOS FINANCIAL, INC., 9205 WEST RUSSELL ROAD, SUITE 400, LAS VEGAS, NV 89148, ATTENTION: CORPORATE SECRETARY. This Proxy Statement and our Annual Report on Form 10-K for the year ended June 30, 2019, are also available at our website, www.axosfinancial.com and from the SEC at its website, www.sec.gov.
STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING
Under SEC Rule 14a-8, any stockholder desiring to submit a proposal for inclusion in our proxy materials for our 2020 Annual Meeting of Stockholders must provide the Company with a written copy of that proposal by no later than 120 days before the first anniversary of the release of Company’s proxy materials for the 2019 Annual Meeting. However, if the date of our Annual Meeting in 2020 changes by more than 30 days from the date on which our 2019 Annual Meeting is held, then the deadline would be a reasonable time before we begin to print and mail our proxy materials for our 2020 Annual Meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are governed by the Securities Exchange Act of 1934, and the rules of the SEC thereunder and other laws and regulations to which interested stockholders should refer.
Our Corporate Secretary must receive timely stockholder proposals or nominations in writing at the executive offices of the Company at Axos Financial, Inc., 9205 West Russell Road, Suite 400, Las Vegas, NV 89148, Attention: Corporate Secretary.

OTHER MATTERS
We are not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

By Order of the Board of Directors,

Gregory Garrabrants
President and Chief Executive Officer

September 11, 2019

APPENDIX A

AXOS FINANCIAL, INC.
AMENDED AND RESTATED 2014 STOCK INCENTIVE PLAN

ARTICLE I
PURPOSE
The purpose of this Axos Financial, Inc. Amended and Restated 2014 Stock Incentive Plan (the “Plan”) is to benefit Axos Financial, Inc., a Delaware corporation (the “Company”), and its stockholders, by assisting the Company to attract, retain and provide incentives to key management employees, directors, and consultants of the Company and its Affiliates, and to align the interests of such service providers with those of the Company’s stockholders. Accordingly, the Plan provides for the granting of Non-qualified Stock Options, Incentive Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards, Stock Appreciation Rights, Performance Stock Awards, Performance Unit Awards, Unrestricted Stock Awards, Distribution Equivalent Rights or any combination of the foregoing.
ARTICLE II
DEFINITIONS
The following definitions shall be applicable throughout the Plan unless the context otherwise requires:
2.1    “Affiliate” shall mean any corporation which, with respect to the Company, is a “subsidiary corporation” within the meaning of Section 424(f) of the Code or other entity in which the Company has a controlling interest in such entity or another entity which is part of a chain of entities in which the Company or each entity has a controlling interest in another entity in the unbroken chain of entities ending with the applicable entity.
2.2    “Award” shall mean, individually or collectively, any Option, Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award, Performance Unit Award, Stock Appreciation Right, Distribution Equivalent Right or Unrestricted Stock Award.
2.3    “Award Agreement” shall mean a written agreement between the Company and the Holder with respect to an Award, setting forth the terms and conditions of the Award, as amended.
2.4    “Board” shall mean the Board of Directors of the Company.
2.5    “Base Value” shall have the meaning given to such term in Section 14.2.
2.6    “Cause” shall mean (i) if the Holder is a party to an employment or service agreement with the Company or an Affiliate which agreement defines “Cause” (or a similar term), “Cause” shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, “Cause” shall mean termination by the Company or an Affiliate of the employment (or other service relationship) of the Holder by reason of the Holder’s (A) intentional failure to perform reasonably assigned duties, (B) dishonesty or willful misconduct in the performance of the Holder’s duties, (C) involvement in a transaction which is materially adverse to the Company or an Affiliate, (D) breach of fiduciary duty involving personal profit, (E) willful violation of any law, rule, regulation or court order (other than misdemeanor traffic violations and misdemeanors not involving misuse or misappropriation of money or property), (F) commission of an act of fraud or intentional misappropriation or conversion of any asset or opportunity of the Company or an Affiliate, or (G) material breach of any provision of the Plan or the Holder’s Award Agreement or any other written agreement between the Holder and the Company or an Affiliate, in each case as determined in good faith by the Board, the determination of which shall be final, conclusive and binding on all parties.
2.7    “Change of Control” shall mean: (i) for a Holder who is a party to an employment or consulting agreement with the Company or an Affiliate which agreement defines “Change of Control” (or a similar term), “Change of Control” shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, “Change of Control” shall mean the satisfaction of any one or more of the following conditions (and the “Change of Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied):
(a)    Any person (as such term is used in paragraphs 13(d) and 14(d)(2) of the Exchange Act, hereinafter in this definition, “Person”), other than the Company or an Affiliate or an employee benefit plan of the Company or an Affiliate, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(b)    The closing of a merger, consolidation or other business combination (a “Business Combination”) other than a Business Combination in which holders of the Shares immediately prior to the Business Combination have substantially the same proportionate ownership of the common stock or ordinary shares, as applicable, of the surviving corporation immediately after the Business Combination as immediately before;
(c)    The closing of an agreement for the sale or disposition of all or substantially all of the Company’s assets to any entity that is not an Affiliate;
(d)    The approval by the holders of shares of Shares of a plan of complete liquidation of the Company, other than a merger of the Company into any subsidiary or a liquidation as a result of which persons who were stockholders of the Company immediately prior to such liquidation have substantially the same proportionate ownership of shares of common stock or ordinary shares, as applicable, of the surviving corporation immediately after such liquidation as immediately before; or
(e)    Within any twenty-four (24) month period, the Incumbent Directors shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office, shall be deemed to be an Incumbent Director for purposes of this paragraph (e), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or “group” other than the Board (including, but not limited to, any such assumption that results from paragraphs (a), (b), (c), or (d) of this definition).
(f)    any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Change of Control.
2.8    “Code” shall mean the United States of America Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to any section and any regulation under such section.
2.9    “Committee” shall mean a committee comprised of not less than three (3) members of the Board who are selected by the Board as provided in Section 4.1.
2.10    “Company” shall have the meaning given to such term in the introductory paragraph, including any successor thereto.
2.11    “Consultant” shall mean any non-Employee (individual or entity) advisor to the Company or an Affiliate who or which has contracted directly with the Company or an Affiliate to render bona fide consulting or advisory services thereto.
2.12    “Director” shall mean a member of the Board or a member of the board of directors of an Affiliate, in either case, who is not an Employee.
2.13    “Distribution Equivalent Right” shall mean an Award granted under Article XIII of the Plan which entitles the Holder to receive bookkeeping credits, cash payments and/or Share distributions equal in amount to the distributions that would have been made to the Holder had the Holder held a specified number of Shares during the period the Holder held the Distribution Equivalent Right.
2.14    “Distribution Equivalent Right Award Agreement” shall mean a written agreement between the Company and a Holder with respect to a Distribution Equivalent Right Award.
2.15     “Effective Date” shall have the meaning given to such term in Article III.
2.16    “Employee” shall mean any employee, including any officer, of the Company or an Affiliate.
2.17    “Exchange Act” shall mean the United States of America Securities Exchange Act of 1934, as amended.
2.18    “Fair Market Value” shall mean, as of any specified date, the closing sales price of the Shares for such date (or, in the event that the Shares are not traded on such date, on the immediately preceding trading date) on the New York Stock Exchange (“NYSE”), as reported by NYSE, or such other domestic or foreign national securities exchange on which the Shares may be listed. If the Shares are not listed on NYSE or on a national securities exchange, but are quoted on the OTC Bulletin Board or by the National Quotation Bureau, the Fair Market Value of the Shares shall be the mean of the highest bid and lowest asked prices per Share for such date. If the Shares are not quoted or listed as set forth above, Fair Market Value shall be determined by the Board in good faith by any fair and reasonable means (which means may be set forth with greater specificity in the applicable Award Agreement). The Fair Market Value of property other than Shares shall be determined by the Board in good faith by any fair and reasonable means consistent with the requirements of applicable law.
2.19     “Family Member” of an individual shall mean any child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee of the Holder), a trust in which such persons have more than fifty percent (50%) of the beneficial interest, a foundation in which such persons (or the Holder) control the management of assets, and any other entity in which such persons (or the Holder) own more than fifty percent (50%) of the voting interests.
2.20    “Holder” shall mean an Employee, Director or Consultant who has been granted an Award or any such individual’s beneficiary, estate or representative, who has acquired such Award in accordance with the terms of the Plan, as applicable.
2.21     “Incentive Stock Option” shall mean an Option which is intended by the Committee to constitute an “incentive stock option” and conforms to the applicable provisions of Section 422 of the Code.
2.22    “Incumbent Director” shall mean, with respect to any period of time specified under the Plan for purposes of determining whether or not a Change of Control has occurred, the individuals who were members of the Board at the beginning of such period.
2.23    “Non-qualified Stock Option” shall mean an Option which is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.
2.24    “Option” shall mean an Award granted under Article VII of the Plan of an option to purchase Shares and shall include both Incentive Stock Options and Non-qualified Stock Options.
2.25    “Option Agreement” shall mean a written agreement between the Company and a Holder with respect to an Option.
2.26    “Performance Criteria” shall mean the criteria selected by the Committee for purposes of establishing the Performance Goal(s) for a Holder for a Performance Period.
2.27    “Performance Goals” shall mean, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon the Performance Criteria, which may be related to the performance of the Holder, the Company or an Affiliate.
2.28    “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, selected by the Committee, over which the attainment of the Performance Goals shall be measured for purposes of determining a Holder’s right to, and the payment of, a Qualified Performance-Based Award.
2.29    “Performance Stock Award” or “Performance Stock” shall mean an Award granted under Article XII of the Plan under which, upon the satisfaction of predetermined Performance Goals, Shares are paid to the Holder.
2.30    “Performance Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to a Performance Stock Award.
2.31    “Performance Unit” shall mean a Unit awarded to a Holder pursuant to a Performance Unit Award.
2.32    “Performance Unit Award” shall mean an Award granted under Article XI of the Plan under which, upon the satisfaction of predetermined Performance Goals, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder.
2.33    “Performance Unit Agreement” shall mean a written agreement between the Company and a Holder with respect to a Performance Unit Award.
2.34    “Plan” shall mean this Axos Financial, Inc. Amended and Restated 2014 Stock Incentive Plan, as further amended or restated from time to time, together with each of the Award Agreements utilized hereunder.
2.35    “Qualified Performance-Based Award” shall mean an Award that was intended to qualify as “performance-based” compensation under Section 162(m) of the Code as in effect at the time of such Award.

2.36    “Restricted Stock Award” and “Restricted Stock” shall mean an Award granted under Article VIII of the Plan of Shares, the transferability of which by the Holder is subject to Restrictions.
2.37    “Restricted Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to a Restricted Stock Award.
2.38    “Restricted Stock Unit Award” and “RSUs” shall refer to an Award granted under Article X of the Plan under which, upon the satisfaction of predetermined individual service-related vesting requirements, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder.
2.39    “Restricted Stock Unit Agreement” shall mean a written agreement between the Company and a Holder with respect to a Restricted Stock Award.
2.40     “Restriction Period” shall mean the period of time for which Shares subject to a Restricted Stock Award shall be subject to Restrictions, as set forth in the applicable Restricted Stock Agreement.
2.41    “Restrictions” shall mean the forfeiture, transfer and/or other restrictions applicable to Shares awarded to an Employee, Director or Consultant under the Plan pursuant to a Restricted Stock Award and set forth in a Restricted Stock Agreement.
2.42    “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a substantially similar function.
2.43    “Shares” or “Stock” shall mean the common shares of the Company, par value $0.01 per share.
2.44    “Stock Appreciation Right” or “SAR” shall mean an Award granted under Article XIV of the Plan of a right, granted alone or in connection with a related Option, to receive a payment equal to the increase in value of a specified number of Shares between the date of Award and the date of exercise.
2.45    “Stock Appreciation Right Agreement” shall mean a written agreement between the Company and a Holder with respect to a Stock Appreciation Right.
2.46    “Tandem Stock Appreciation Right” shall mean a Stock Appreciation Right granted in connection with a related Option, the exercise of some or all of which results in termination of the entitlement to purchase some or all of the Shares under the related Option, all as set forth in Article XIV.
2.47     “Ten Percent Stockholder” shall mean an Employee who, at the time an Option is granted to him or her, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code), within the meaning of Section 422(b)(6) of the Code.
2.48    “Termination of Service” shall mean a termination of a Holder’s employment with, or status as a Director or Consultant of, the Company or an Affiliate, as applicable, for any reason, including, without limitation, Total and Permanent Disability or death, except as provided in Section 6.4. In the event Termination of Service shall constitute a payment event with respect to any Award subject to Code Section 409A, Termination of Service shall only be deemed to occur upon a “separation from service” as such term is defined under Code Section 409A and applicable authorities.
2.49    “Total and Permanent Disability” of an individual shall mean the inability of such individual to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, within the meaning of Section 22(e)(3) of the Code.
2.50    “Unit” shall mean a bookkeeping unit, which represents such monetary amount as shall be designated by the Committee in each Performance Unit Agreement, or represents one Share for purposes of each Restricted Stock Unit Award.
2.51    “Unrestricted Stock Award” shall mean an Award granted under Article IX of the Plan of Shares which are not subject to Restrictions.
2.52    “Unrestricted Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to an Unrestricted Stock Award.

ARTICLE III
EFFECTIVE DATE OF PLAN
The Plan was originally adopted by the Board as of September 5, 2014 (the “Effective Date”) and approved by the stockholders of the Company on October 23, 2014. The Amended Plan was adopted by the Board as of September 6, 2019 and approved by the stockholders of the Company on October 24, 2019.
ARTICLE IV
ADMINISTRATION
4.1    Composition of Committee. The Plan shall be administered by the Committee, which shall be appointed by the Board. If necessary, in the Board’s discretion, to comply with Rule 16b-3 under the Exchange Act and, to the extent applicable, Section 162(m) of the Code as in effect on the Effective Date, the Committee shall consist solely of three (3) or more Directors who are each (i) “outside directors” within the meaning of Section 162(m) of the Code as in effect on the Effective Date (“Outside Directors”), (ii) “non-employee directors” within the meaning of Rule 16b-3 (“Non-Employee Directors”) and (iii) “independent” for purposes of any applicable listing requirements; provided, however, that the Board or the Committee may delegate to a committee of one or more members of the Board who are not Non-Employee Directors, the authority to grant Awards to eligible persons who are not then subject to the requirements of Section 16 of the Exchange Act. If a member of the Committee shall be eligible to receive an Award under the Plan, such Committee member shall have no authority hereunder with respect to his or her own Award.
4.2    Powers. Subject to the provisions of the Plan, the Committee shall have the sole authority, in its discretion, to make all determinations under the Plan, including but not limited to determining which Employees, Directors or Consultants shall receive an Award, the time or times when an Award shall be made (the date of grant of an Award shall be the date on which the Award is awarded by the Committee), what type of Award shall be granted, the term of an Award, the date or dates on which an Award vests (including acceleration of vesting), the form of any payment to be made pursuant to an Award, the terms and conditions of an Award (including the forfeiture of the Award (and/or any financial gain) if the Holder of the Award violates any applicable restrictive covenant thereof), the Restrictions under a Restricted Stock Award and the number of Shares which may be issued under an Award, Performance Goals applicable to any Award and certification of the achievement of such goals, and the waiver of any Restrictions or Performance Goals, subject to compliance with applicable laws, all as may be applicable. In making such determinations the Committee may take into account the nature of the services rendered by the respective Employees, Directors and Consultants, their present and potential contribution to the Company’s (or the Affiliate’s) success and such other factors as the Committee in its discretion may deem relevant.
4.3    Additional Powers. The Committee shall have such additional powers as are delegated to it under the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective Award Agreements executed hereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the intent of the Plan, to determine the terms, restrictions and provisions of each Award and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any Award Agreement in the manner and to the extent the Committee shall deem necessary, appropriate or expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Article IV shall be conclusive and binding on the Company and all Holders.
4.4    Committee Action. Subject to compliance with all applicable laws, action by the Committee shall require the consent of a majority of the members of the Committee, expressed either orally at a meeting of the Committee or in writing in the absence of a meeting. No member of the Committee shall have any liability for any good faith action, inaction or determination in connection with the Plan.
ARTICLE V
SHARES SUBJECT TO PLAN AND LIMITATIONS THEREON
5.1    Authorized Shares and Award Limits. The Committee may from time to time grant Awards to one or more Employees, Directors and/or Consultants determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. Subject to the provisions of Section 15, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards may not exceed Four Million Six Hundred and Eighty Thousand (4,680,000) Shares (subject to adjustment in the same manner as provided in Article XV with respect to Shares subject to Awards then outstanding).
To the extent necessary to comply with Section 162(m) of the Code as in effect on the Effective Date, notwithstanding any provision in the Plan to the contrary, the maximum number of Shares that may be subject to any type of Award granted to any one person during any calendar year shall be Four Hundred and Eighty Thousand (480,000) Shares (subject to adjustment in the same manner as provided in Article XV with respect to Shares subject to Awards then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner which shall permit compensation generated in connection with Share-based Awards to constitute “performance-based” compensation for purposes of Section 162(m) of the Code as in effect on the Effective Date, and to the extent permitted by applicable laws, including, but not limited to, counting against such maximum number of Shares, to the extent so required under Section 162(m) of the Code, any Shares subject to Awards that are canceled or re-priced.
Any Shares covered by an Award (or portion of an Award) which lapses, is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grants of Awards under the Plan. To the extent not prohibited by the listing requirements of NYSE (or other established stock exchange on which the Stock is traded) and applicable law, any Shares covered by an Award which are surrendered (i) in payment of the Award exercise or purchase price or (ii) in satisfaction of tax withholding obligations incident to the exercise of an Award shall be deemed not to have been issued for purposes of determining the maximum number of Shares which may be issued pursuant to all Awards under the Plan, unless otherwise determined by the Committee.
5.2    Shares Offered. The Shares to be offered pursuant to the grant of an Award may be authorized but unissued Shares, Shares purchased on the open market or Shares previously issued and outstanding and reacquired by the Company.
ARTICLE VI
ELIGIBILITY AND TERMINATION OF SERVICE
6.1    Eligibility. Awards made under the Plan may be granted solely to individuals or entities who, at the time of grant, are Employees, Directors or Consultants. An Award may be granted on more than one occasion to the same Employee, Director or Consultant, and, subject to the limitations set forth in the Plan, such Award may include, a Non-qualified Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, an Unrestricted Stock Award, a Distribution Equivalent Right Award, a Performance Stock Award, a Performance Unit Award, a Stock Appreciation Right, a Tandem Stock Appreciation Right, or any combination thereof, and solely for Employees, an Incentive Stock Option.
6.2    Termination of Service. Except to the extent inconsistent with the terms of the applicable Award Agreement and/or the provisions of Section 6.3 or 6.4, the following terms and conditions shall apply with respect to a Holder’s Termination of Service with the Company or an Affiliate, as applicable:
(i)    The Holder’s rights, if any, to exercise any then exercisable Options and/or Stock Appreciation Rights shall terminate:
(A)    If such termination is for a reason other than the Holder’s Total and Permanent Disability or death, ninety (90) days after the date of such Termination of Service;
(B)    If such termination is on account of the Holder’s Total and Permanent Disability, one (1) year after the date of such Termination of Service; or
(C)    If such termination is on account of the Holder’s death, one (1) year after the date of the Holder’s death. Upon such applicable date the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in or with respect to any such Options and Stock Appreciation Rights. Notwithstanding the foregoing, the Committee, in its sole discretion, may provide for a different time period in the Award Agreement, or may extend the time period, following a Termination of Service, during which the Holder has the right to exercise any vested Non-qualified Stock Option or Stock Appreciation Right, which time period may not extend beyond the expiration date of the Award term.
(ii)    In the event of a Holder’s Termination of Service for any reason prior to the actual or deemed satisfaction and/or lapse of the Restrictions, vesting requirements, terms and conditions applicable to a Restricted Stock Award and/or Restricted Stock Unit Award, such Restricted Stock and/or RSUs shall immediately be canceled, and the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Stock and/or RSUs. Notwithstanding the immediately preceding sentence, the Committee, in its sole discretion, may determine, prior to or within thirty (30) days after the date of such Termination of Service that all or a portion of any such Holder’s Restricted Stock and/or RSUs shall not be so canceled and forfeited.
6.3    Special Termination Rule. Except to the extent inconsistent with the terms of the applicable Award Agreement, and notwithstanding anything to the contrary contained in this Article VI, if a Holder’s employment with, or status as a Director of, the Company or an Affiliate shall terminate, and if, within ninety (90) days of such termination, such Holder shall become a Consultant, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been a Consultant for the entire period during which such Award or portion thereof had been outstanding. Should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her employment or Director status had terminated until such time as his or her Consultant status shall terminate, in which case his or her Award, as it may have been reduced in connection with the Holder’s becoming a Consultant, shall be treated pursuant to the provisions of Section 6.2, provided, however, that any such Award which is intended to be an Incentive Stock Option shall, upon the Holder’s no longer being an Employee, automatically convert to a Non-qualified Stock Option. Should a Holder’s status as a Consultant terminate, and if, within ninety (90) days of such termination, such Holder shall become an Employee or a Director, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been an Employee or a Director, as applicable, for the entire period during which such Award or portion thereof had been outstanding, and, should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her Consultant status had terminated until such time as his or her employment with the Company or an Affiliate, or his or her Director status, as applicable, shall terminate, in which case his or her Award shall be treated pursuant to the provisions of Section 6.2.
6.4    Termination for Cause. Notwithstanding anything in this Article VI or elsewhere in the Plan to the contrary, and unless a Holder’s Award Agreement specifically provides otherwise, in the event of a Holder’s Termination for Cause, all of such Holder’s then outstanding Awards shall expire immediately and be forfeited in their entirety upon such termination.
ARTICLE VII
OPTIONS
7.1    Option Period. The term of each Option shall be as specified in the Option Agreement; provided, however, that except as set forth in Section 7.3, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant.
7.2    Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as specified in the Option Agreement.
7.3    Special Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Shares with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all plans of the Company and any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code) which provide for the grant of Incentive Stock Options exceeds One Hundred Thousand Dollars ($100,000) (or such other individual limit as may be in effect under the Code on the date of grant), the portion of such Incentive Stock Options that exceeds such threshold shall be treated as Non-qualified Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder’s Options, which were intended by the Committee to be Incentive Stock Options when granted to the Holder, will not constitute Incentive Stock Options because of such limitation, and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an Employee if, at the time the Incentive Stock Option is granted, such Employee is a Ten Percent Stockholder, unless (i) at the time such Incentive Stock Option is granted the Option price is at least one hundred ten percent (110%) of the Fair Market Value of the Shares subject to the Incentive Stock Option, and (ii) such Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. No Incentive Stock Option shall be granted more than ten (10) years from the earlier of the Effective Date or date on which the Plan is approved by the Company’s stockholders. The designation by the Committee of an Option as an Incentive Stock Option shall not guarantee the Holder that the Option will satisfy the applicable requirements for “incentive stock option” status under Section 422 of the Code.
7.4    Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, but not limited to, provisions intended to qualify an Option as an Incentive Stock Option. An Option Agreement may provide for the payment of the Option price, in whole or in part, by the delivery of a number of Shares (plus cash if necessary) that have been owned by the Holder for at least six (6) months and having a Fair Market Value equal to such Option price, or such other forms or methods as the Committee may determine from time to time, in each case, subject to such rules and regulations as may be adopted by the Committee. Each Option Agreement shall, solely to the extent inconsistent with the provisions of Sections 6.2, 6.3, and 6.4, as applicable, specify the effect of Termination of Service on the exercisability of the Option. Moreover, without limiting the generality of the foregoing, a Non-qualified Stock Option Agreement may provide for a “cashless exercise” of the Option, in whole or in part, by (a) establishing procedures whereby the Holder, by a properly-executed written notice, directs (i) an immediate market sale or margin loan as to all or a part of Shares to which he is entitled to receive upon exercise of the Option, pursuant to an extension of credit by the Company to the Holder of the Option price, (ii) the delivery of the Shares from the Company directly to a brokerage firm and (iii) the delivery of the Option price from sale or margin loan proceeds from the brokerage firm directly to the Company, or (b) reducing the number of Shares to be issued upon exercise of the Option by the number of such Shares having an aggregate Fair Market Value equal to the Option price (or portion thereof to be so paid) as of the date of the Option’s exercise. An Option Agreement may also include provisions relating to: (i) subject to the provisions hereof, accelerated vesting of Options, including but not limited to, upon the occurrence of a Change of Control and (ii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Option Agreements need not be identical.
7.5    Option Price and Payment. The price at which an Share may be purchased upon exercise of an Option shall be determined by the Committee; provided, however, that such Option price (i) shall not be less than the Fair Market Value of an Share on the date such Option is granted (or 110% of Fair Market Value for an Incentive Stock Option held by Ten Percent Stockholder, as provided in Section 7.3), and (ii) shall be subject to adjustment as provided in Article XV. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The Option price for the Option or portion thereof shall be paid in full in the manner prescribed by the Committee as set forth in the Plan and the applicable Option Agreement, which manner, with the consent of the Committee, may include the withholding of Shares otherwise issuable in connection with the exercise of the Option. Separate share certificates shall be issued by the Company for those Shares acquired pursuant to the exercise of an Incentive Stock Option and for those Shares acquired pursuant to the exercise of a Non-qualified Stock Option.
7.6    Stockholder Rights and Privileges. The Holder of an Option shall be entitled to all the privileges and rights of a stockholder of the Company solely with respect to such Shares as have been purchased under the Option and for which share certificates have been registered in the Holder’s name.
7.7    Options and Rights in Substitution for Stock or Options Granted by Other Corporations. Options may be granted under the Plan from time to time in substitution for stock options held by individuals employed by entities who become Employees, Directors or Consultants as a result of a merger or consolidation of the employing entity with the Company or any Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing entity, or the acquisition by the Company or an Affiliate of stock or shares of the employing entity with the result that such employing entity becomes an Affiliate.
7.8    Prohibition Against Re-Pricing. Except to the extent (i) approved in advance by holders of a majority of the shares of the Company entitled to vote generally in the election of directors, or (ii) as a result of any Change of Control or any adjustment as provided in Article XV, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price under any outstanding Option or Stock Appreciation Right, or to grant any new Award or make any payment of cash in substitution for or upon the cancellation of Options and/or Stock Appreciation Rights previously granted.
ARTICLE VIII
RESTRICTED STOCK AWARDS
8.1    Award. A Restricted Stock Award shall constitute an Award of Shares to the Holder as of the date of the Award which are subject to a “substantial risk of forfeiture” as defined under Section 83 of the Code during the specified Restriction Period. At the time a Restricted Stock Award is made, the Committee shall establish the Restriction Period applicable to such Award. Each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee. The Restriction Period applicable to a particular Restricted Stock Award shall not be changed except as permitted by Section 8.2.
8.2    Terms and Conditions. At the time any Award is made under this Article VIII, the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. Shares awarded pursuant to a Restricted Stock Award shall be represented by a share certificate registered in the name of the Holder of such Restricted Stock Award. If provided for under the Restricted Stock Agreement, the Holder shall have the right to vote Shares subject thereto and to enjoy all other stockholder rights, including the entitlement to receive dividends on the Shares during the Restriction Period, except that (i) the Holder shall not be entitled to delivery of the share certificate until the Restriction Period shall have expired, (ii) the Company shall retain custody of the share certificate during the Restriction Period (with a share power endorsed by the Holder in blank), (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Shares during the Restriction Period and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the Restriction Period. Such additional terms, conditions or restrictions shall, to the extent inconsistent with the provisions of Sections 6.2, 6.3 and 6.4, as applicable, be set forth in a Restricted Stock Agreement made in conjunction with the Award. Such Restricted Stock Agreement may also include provisions relating to: (i) subject to the provisions hereof, accelerated vesting of Awards, including but not limited to accelerated vesting upon the occurrence of a Change of Control and (ii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Restricted Stock Agreements need not be identical. All Shares delivered to a Holder as part of a

Restricted Stock Award shall be delivered and reported by the Company or the Affiliate, as applicable, to the Holder at the time of vesting.
8.3    Payment for Restricted Stock. The Committee shall determine the amount and form of any payment from a Holder for Shares received pursuant to a Restricted Stock Award, if any, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Shares received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.
ARTICLE IX
UNRESTRICTED STOCK AWARDS
9.1    Award. Shares may be awarded (or sold) to Employees, Directors or Consultants under the Plan which are not subject to Restrictions of any kind, in consideration for past services rendered thereby to the Company or an Affiliate or for other valid consideration.
9.2    Terms and Conditions. At the time any Award is made under this Article IX, the Company and the Holder shall enter into an Unrestricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate.
9.3    Payment for Unrestricted Stock. The Committee shall determine the amount and form of any payment from a Holder for Shares received pursuant to an Unrestricted Stock Award, if any, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Shares received pursuant to an Unrestricted Stock Award, except to the extent otherwise required by law.
ARTICLE X
RESTRICTED STOCK UNIT AWARDS
10.1    Award. A Restricted Stock Unit Award shall constitute a promise to grant Shares (or cash equal to the Fair Market Value of Shares) to the Holder at the end of a specified Restriction Period. At the time a Restricted Stock Unit Award is made, the Committee shall establish the Restriction Period applicable to such Award. Each Restricted Stock Unit Award may have a different Restriction Period, in the discretion of the Committee. A Restricted Stock Unit shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares prior to the time the Holder shall receive a distribution of Shares pursuant to Section 10.3.
10.2    Terms and Conditions. At the time any Award is made under this Article X, the Company and the Holder shall enter into a Restricted Stock Unit Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Restricted Stock Unit Agreement shall set forth the individual service-based vesting requirement which the Holder would be required to satisfy before the Holder would become entitled to distribution pursuant to Section 10.3 and the number of Units awarded to the Holder. Such conditions shall be sufficient to constitute a “substantial risk of forfeiture” as such term is defined under Section 409A of the Code. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Stock Unit Awards in the Restricted Stock Unit Agreement, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the applicable vesting period. The terms and conditions of the respective Restricted Stock Unit Agreements need not be identical.
10.3    Distributions of Shares. The Holder of a Restricted Stock Unit shall be entitled to receive a cash payment equal to the Fair Market Value of an Share, or one Share, as determined in the sole discretion of the Committee and as set forth in the Restricted Stock Unit Agreement, for each Restricted Stock Unit subject to such Restricted Stock Unit Award, if the Holder satisfies the applicable vesting requirement. Such distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the calendar year in which the Restricted Stock Unit first becomes vested (i.e., no longer subject to a “substantial risk of forfeiture”).
ARTICLE XI
PERFORMANCE UNIT AWARDS
11.1    Award. A Performance Unit Award shall constitute an Award under which, upon the satisfaction of predetermined individual and/or Company (and/or Affiliate) Performance Goals based on selected Performance Criteria, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder. At the time a Performance Unit Award is made, the Committee shall establish the Performance Period and applicable Performance Goals. Each Performance Unit Award may have different Performance Goals, in the discretion of the Committee. A Performance Unit Award shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares.

11.2    Terms and Conditions. At the time any Award is made under this Article XI, the Company and the Holder shall enter into a Performance Unit Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Performance Unit Agreement the Performance Period, Performance Criteria and Performance Goals which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to payment pursuant to Section 11.3, the number of Units awarded to the Holder and the dollar value or formula assigned to each such Unit. Such payment shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Performance Unit Awards, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the applicable performance period. The terms and conditions of the respective Performance Unit Agreements need not be identical.
11.3    Payments. The Holder of a Performance Unit shall be entitled to receive a cash payment equal to the dollar value assigned to such Unit under the applicable Performance Unit Agreement if the Holder and/or the Company satisfy (or partially satisfy, if applicable under the applicable Performance Unit Agreement) the Performance Goals set forth in such Performance Unit Agreement. If necessary to satisfy the requirements of Code Section 162(m) as in effect on the Effective Date, if applicable, the achievement of such Performance Goals shall be certified in writing by the Committee prior to any payment. All payments shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such performance goals and objectives relate.
ARTICLE XII
PERFORMANCE STOCK AWARDS
12.1    Award. A Performance Stock Award shall constitute a promise to grant Shares (or cash equal to the Fair Market Value of Shares) to the Holder at the end of a specified Performance Period subject to achievement of specified Performance Goals. At the time a Performance Stock Award is made, the Committee shall establish the Performance Period and applicable Performance Goals based on selected Performance Criteria. Each Performance Stock Award may have different Performance Goals, in the discretion of the Committee. A Performance Stock Award shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares unless and until the Holder shall receive a distribution of Shares pursuant to Section 11.3.
12.2    Terms and Conditions. At the time any Award is made under this Article XII, the Company and the Holder shall enter into a Performance Stock Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Performance Stock Agreement the Performance Period, selected Performance Criteria and Performance Goals which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to the receipt of Shares pursuant to such Holder’s Performance Stock Award and the number of Shares subject to such Performance Stock Award. Such distribution shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code. If such Performance Goals are achieved, the distribution of Shares (or the payment of cash, as determined in the sole discretion of the Committee), shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such goals and objectives relate. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Performance Stock Awards, including, but not limited to, rules pertaining to the effect of the Holder’s Termination of Service prior to the expiration of the applicable performance period. The terms and conditions of the respective Performance Stock Agreements need not be identical.
12.3    Distributions of Shares. The Holder of a Performance Stock Award shall be entitled to receive a cash payment equal to the Fair Market Value of a Share, or one Share, as determined in the sole discretion of the Committee, for each Performance Stock Award subject to such Performance Stock Agreement, if the Holder satisfies the applicable vesting requirement. If necessary to satisfy the requirements of Code Section 162(m) as in effect on the Effective Date, if applicable, the achievement of such Performance Goals shall be certified in writing by the Committee prior to any payment. Such distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such performance goals and objectives relate.
ARTICLE XIII
DISTRIBUTION EQUIVALENT RIGHTS
13.1    Award. A Distribution Equivalent Right shall entitle the Holder to receive bookkeeping credits, cash payments and/or Share distributions equal in amount to the distributions that would have been made to the Holder had the Holder held a specified number of Shares during the specified period of the Award.

13.2    Terms and Conditions. At the time any Award is made under this Article XIII, the Company and the Holder shall enter into a Distribution Equivalent Rights Award Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Distribution Equivalent Rights Award Agreement the terms and conditions, if any, including whether the Holder is to receive credits currently in cash, is to have such credits reinvested (at Fair Market Value determined as of the date of reinvestment) in additional Shares or is to be entitled to choose among such alternatives. Such receipt shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code and, if such Award becomes vested, the distribution of such cash or Shares shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which the Holder’s interest in the Award vests. Distribution Equivalent Rights Awards may be settled in cash or in Shares, as set forth in the applicable Distribution Equivalent Rights Award Agreement. A Distribution Equivalent Rights Award may, but need not be, awarded in tandem with another Award (other than an Option or a SAR), whereby, if so awarded, such Distribution Equivalent Rights Award shall expire, terminate or be forfeited by the Holder, as applicable, under the same conditions as under such other Award.
13.3    Interest Equivalents. The Distribution Equivalent Rights Award Agreement for a Distribution Equivalent Rights Award may provide for the crediting of interest on a Distribution Rights Award to be settled in cash at a future date (but in no event later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which such interest is credited and vested), at a rate set forth in the applicable Distribution Equivalent Rights Award Agreement, on the amount of cash payable thereunder.
ARTICLE XIV
STOCK APPRECIATION RIGHTS
14.1    Award. A Stock Appreciation Right shall constitute a right, granted alone or in connection with a related Option, to receive a payment equal to the increase in value of a specified number of Shares between the date of Award and the date of exercise.
14.2    Terms and Conditions. At the time any Award is made under this Article XIV, the Company and the Holder shall enter into a Stock Appreciation Right Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Stock Appreciation Right Agreement the terms and conditions of the Stock Appreciation Right, including (i) the base value (the “Base Value”) for the Stock Appreciation Right, which shall be not less than the Fair Market Value of an Share on the date of grant of the Stock Appreciation Right, (ii) the number of Shares subject to the Stock Appreciation Right, (iii) the period during which the Stock Appreciation Right may be exercised; provided, however, that no Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant, and (iv) any other special rules and/or requirements which the Committee imposes upon the Stock Appreciation Right. Upon the exercise of some or all of the portion of a Stock Appreciation Right, the Holder shall receive a payment from the Company, in cash or in the form of Shares having an equivalent Fair Market Value or in a combination of both, as determined in the sole discretion of the Committee, equal to the product of:
(a)    The excess of (i) the Fair Market Value of an Share on the date of exercise, over (ii) the Base Value, multiplied by,
(b)    The number of Shares with respect to which the Stock Appreciation Right is exercised.
14.3    Tandem Stock Appreciation Rights. If the Committee grants a Stock Appreciation Right which is intended to be a Tandem Stock Appreciation Right, the Tandem Stock Appreciation Right shall be granted at the same time as the related Option, and the following special rules shall apply:
(a)    The Base Value shall be equal to or greater than the per Share exercise price under the related Option;
(b)    The Tandem Stock Appreciation Right may be exercised for all or part of the Shares which are subject to the related Option, but solely upon the surrender by the Holder of the Holder’s right to exercise the equivalent portion of the related Option (and when a Share is purchased under the related Option, an equivalent portion of the related Tandem Stock Appreciation Right shall be canceled);
(c)    The Tandem Stock Appreciation Right shall expire no later than the date of the expiration of the related Option;
(d)    The value of the payment with respect to the Tandem Stock Appreciation Right may be no more than one hundred percent (100%) of the difference between the per Share exercise price under the related Option and the Fair Market Value of the Shares subject to the related Option at the time the Tandem Stock Appreciation Right is exercised, multiplied by the number of the Shares with respect to which the Tandem Stock Appreciation Right is exercised; and

(e)    The Tandem Stock Appreciation Right may be exercised solely when the Fair Market Value of the Shares subject to the related Option exceeds the per Share exercise price under the related Option.
ARTICLE XV
RECAPITALIZATION OR REORGANIZATION
15.1    Adjustments to Shares. The shares with respect to which Awards may be granted under the Plan are Shares as presently constituted; provided, however, that if, and whenever, prior to the expiration or distribution to the Holder of Shares underlying an Award theretofore granted, the Company shall effect a subdivision or consolidation of the Shares or the payment of an Share dividend on Shares without receipt of consideration by the Company, the number of Shares with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding Shares, shall be proportionately increased, and the purchase price per Share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding Shares, shall be proportionately reduced, and the purchase price per Share shall be proportionately increased. Notwithstanding the foregoing or any other provision of this Article XV, any adjustment made with respect to an Award (x) which is an Incentive Stock Option, shall comply with the requirements of Section 424(a) of the Code, and in no event shall any adjustment be made which would render any Incentive Stock Option granted under the Plan to be other than an “incentive stock option” for purposes of Section 422 of the Code, and (y) which is a Non-qualified Stock Option, shall comply with the requirements of Section 409A of the Code, and in no event shall any adjustment be made which would render any Non-qualified Stock Option granted under the Plan to become subject to Section 409A of the Code.
15.2    Recapitalization. If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted Award, the Holder shall be entitled to receive (or entitled to purchase, if applicable) under such Award, in lieu of the number of Shares then covered by such Award, the number and class of shares and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of Shares then covered by such Award.
15.3    Other Events. In the event of changes to the outstanding Shares by reason of an extraordinary cash dividend, reorganization, merger, consolidation, combination, split‑up, spin‑off, exchange or other relevant change in capitalization occurring after the date of the grant of any Award and not otherwise provided for under this Article XV, any outstanding Awards and any Award Agreements evidencing such Awards shall be adjusted by the Board in its discretion in such manner as the Board shall deem equitable or appropriate taking into consideration the applicable accounting and tax consequences, as to the number and price of Shares or other consideration subject to such Awards. In the event of any adjustment pursuant to Sections 15.1, 15.2 or this Section 15.3, the aggregate number of Shares available under the Plan pursuant to Section 5.1 (and the Code Section 162(m) limit set forth therein) may be appropriately adjusted by the Board, the determination of which shall be conclusive. In addition, the Committee may make provision for a cash payment to a Holder or a person who has an outstanding Award. The number of Shares subject to any Award shall be rounded to the nearest whole number.
15.4    Powers Not Affected. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or of the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change of the Company’s capital structure or business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Shares or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.
15.5    No Adjustment for Certain Awards. Except as hereinabove expressly provided, the issuance by the Company of shares of any class or securities convertible into shares of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect previously granted Awards, and no adjustment by reason thereof shall be made with respect to the number of Shares subject to Awards theretofore granted or the purchase price per Share, if applicable.
ARTICLE XVI
AMENDMENT AND TERMINATION OF PLAN
The Plan shall continue in effect, unless sooner terminated pursuant to this Article XVI, until the tenth (10th) anniversary of the date on which it was originally adopted by the Board (except as to Awards outstanding on that date). The Board in its discretion may terminate the Plan at any time with respect to any shares for which Awards have not theretofore been granted; provided, however, that the Plan’s termination shall not materially and adversely impair the rights of a Holder with respect to any Award theretofore granted without the consent of the Holder. The Board shall have the right to alter or amend the Plan or any part hereof from time to time; provided, however, that without the approval by a majority of the votes cast at a meeting of stockholders at which a quorum representing a majority of the shares of the Company entitled to vote generally in the election of directors is present in person or by proxy, no amendment or modification of the Plan may (i) materially increase the benefits accruing to Holders, (ii) except as otherwise expressly provided in Article XV, materially increase the number of Shares subject to the Plan or the individual Award Agreements specified in Article V, (iii) materially modify the requirements for participation in the Plan, or (iv) amend, modify or suspend Section 7.8 (re-pricing prohibitions) or this Article XVI. In addition, no change in any Award theretofore granted may be made which would materially and adversely impair the rights of a Holder with respect to such Award without the consent of the Holder (unless such change is required in order to cause the benefits under the Plan to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Code as in effect at the time of such Award, or to exempt the Plan or any Award from Section 409A of the Code).
ARTICLE XVII
MISCELLANEOUS
17.1    No Right to Award. Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give an Employee, Director or Consultant any right to an Award except as may be evidenced by an Award Agreement duly executed on behalf of the Company, and then solely to the extent and on the terms and conditions expressly set forth therein.
17.2    No Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of employment with the Company or any Affiliate, (ii) interfere in any way with any right of the Company or any Affiliate to terminate the employment of an Employee at any time, (iii) confer upon any Director any right with respect to continuation of such Director’s membership on the Board, (iv) interfere in any way with any right of the Company or an Affiliate to terminate a Director’s membership on the Board at any time, (v) confer upon any Consultant any right with respect to continuation of his or her consulting engagement with the Company or any Affiliate, or (vi) interfere in any way with any right of the Company or an Affiliate to terminate a Consultant’s consulting engagement with the Company or an Affiliate at any time.
17.3    Other Laws; No Fractional Shares; Withholding. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Shares in violation of any laws, rules or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Award. Neither the Company nor its directors or officers shall have any obligation or liability to a Holder with respect to any Award (or Shares issuable thereunder) (i) that shall lapse because of such postponement, or (ii) for any failure to comply with the requirements of any applicable law, rules or regulations, including but not limited to any failure to comply with the requirements of Section 409A of this Code. No fractional Shares shall be delivered, nor shall any cash in lieu of fractional Shares be paid. The Company shall have the right to deduct in cash (whether under this Plan or otherwise) in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. In the case of any Award satisfied in the form of Shares, no Shares shall be issued unless and until arrangements satisfactory to the Company shall have been made to satisfy any tax withholding obligations applicable with respect to such Award. Subject to such terms and conditions as the Committee may impose, the Company shall have the right to retain, or the Committee may, subject to such terms and conditions as it may establish from time to time, permit Holders to elect to tender, Shares (including Shares issuable in respect of an Award) to satisfy, in whole or in part, the amount required to be withheld.
17.4    No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Employee, Director, Consultant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.
17.5    Restrictions on Transfer. No Award under the Plan or any Award Agreement and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a Holder except (i) by will or by the laws of descent and distribution, or (ii) where permitted under applicable tax rules, by gift to any Family Member of the Holder, subject to compliance with applicable laws. An Award may be exercisable during the lifetime of the Holder only by such Holder or by the Holder’s guardian or legal representative unless it has been transferred by gift to a Family Member of the Holder, in which case it shall be exercisable solely by such transferee. Notwithstanding any such transfer, the Holder shall continue to be subject to the withholding requirements provided for under Section 17.3 hereof.
17.6    Beneficiary Designations. Each Holder may, from time to time, name a beneficiary or beneficiaries (who may be contingent or successive beneficiaries) for purposes of receiving any amount which is payable in connection with an Award under the Plan upon or subsequent to the Holder’s death. Each such beneficiary designation shall serve to revoke all prior beneficiary designations, be in a form prescribed by the Company and be effective solely when filed by the Holder in writing with the Company during the Holder’s lifetime. In the absence of any such written beneficiary designation, for purposes of the Plan, a Holder’s beneficiary shall be the Holder’s estate.

17.7    Rule 16b-3. It is intended that the Plan and any Award made to a person subject to Section 16 of the Exchange Act shall meet all of the requirements of Rule 16b-3. If any provision of the Plan or of any such Award would disqualify the Plan or such Award under, or would otherwise not comply with the requirements of, Rule 16b-3, such provision or Award shall be construed or deemed to have been amended as necessary to conform to the requirements of Rule 16b-3.
17.8    Section 162(m). The following conditions shall apply if it is intended that the requirements of Section 162(m) of the Code, as in effect on the date of any Award, be satisfied such that such Awards which were made to Holders who were “covered employees” (as such term was defined in Section 162(m) of the Code at the time of such Award) shall continue to constitute “performance-based” compensation within the meaning of Section 162(m) as then in effect. Any Performance Goal(s) applicable to Qualified Performance-Based Awards shall be objective, shall be established not later than ninety (90) days after the beginning of any applicable Performance Period (or at such other date as may be required or permitted for “performance-based” compensation under Section 162(m) of the Code in effect at the time of the Award) and shall otherwise meet the requirements of Section 162(m) of the Code as in effect at the time of the Award, including the requirement that the outcome of the Performance Goal or Goals be substantially uncertain (as defined in the regulations under Section 162(m) of the Code in effect at the time of the Award) at the time established. The Performance Criteria to be utilized under the Plan to establish Performance Goals shall consist of objective tests based on one or more of the following: earnings or earnings per share, cash flow or cash flow per share, operating cash flow or operating cash flow per share revenue growth, product revenue growth, financial return ratios (such as return on equity, return on investment and/or return on assets), share price performance, stockholder return, equity and/or value, operating income, operating margins, earnings before interest, taxes, depreciation and amortization, earnings, pre‑ or post‑tax income, economic value added (or an equivalent metric), profit returns and margins, credit quality, sales growth, market share, working capital levels, comparisons with various share market indices, year-end cash, debt reduction, assets under management, operating efficiencies, strategic partnerships or transactions (including co-development, co-marketing, profit sharing, joint venture or other similar arrangements), and/or financing and other capital raising transaction. Performance criteria may be established on a Company-wide basis or with respect to one or more Company business units or divisions or subsidiaries; and either in absolute terms, relative to the performance of one or more similarly situated companies, or relative to the performance of an index covering a peer group of companies. When establishing Performance Goals for the applicable Performance Period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes, and as identified in the Company’s financial statements, notes to the Company’s financial statements or management’s discussion and analysis of financial condition and results of operations contained in the Company’s most recent annual report filed with the U.S. Securities and Exchange Commission pursuant to the Exchange Act. Holders who are “covered employees” (as defined in Section 162(m) of the Code in effect on the Effective Date) shall be eligible to receive payment under a Qualified Performance-Based Award which is subject to achievement of a Performance Goal or Goals only if the applicable Performance Goal or Goals are achieved within the applicable Performance Period, as determined by the Committee. If any provision of the Plan would disqualify the Plan or would not otherwise permit the Plan to comply with Section 162(m) of the Code with respect to any Award that previously complied with Section 162(m) as in effect at the time of such Award, then such provision shall, to the extent practicable, be construed or deemed amended to conform to the requirements or provisions of Section 162(m) of the Code as then in effect. The Committee may postpone the exercising of Awards, the issuance or delivery of Shares under any Award or any action permitted under the Plan to prevent the Company or any subsidiary from being denied a federal income tax deduction, provided that such deferral satisfies the requirements of Section 409A of the Code. For purposes of the requirements of Treasury Regulation Section 1.162-27(e)(4)(i) as in effect on the Effective Date, the maximum aggregate amount that may be paid in cash during any calendar year to any one person (measured from the date of any payment) with respect to one or more Awards payable in cash shall be Three Million Dollars ($3,000,000). Such amount would act as a limit on cash payments made under Performance Unit Awards or Performance Stock Unit Awards, but would not apply to other types of awards, such as Restricted Stock Awards or Options.
17.9    Section 409A. Notwithstanding any other provision of the Plan, the Committee shall have no authority to issue an Award under the Plan with terms and/or conditions which would cause such Award to constitute non-qualified “deferred compensation” under Section 409A of the Code unless such Award shall be structured to be exempt from or comply with all requirements of Code Section 409A. The Plan and all Award Agreements are intended to comply with the requirements of Section 409A of the Code (or to be exempt therefrom) and shall be so interpreted and construed and no amount shall be paid or distributed from the Plan unless and until such payment complies with all requirements of Code Section 409A. It is the intent of the Company that the provisions of this Agreement and all other plans and programs sponsored by the Company be interpreted to comply in all respects with Code Section 409A, however, the Company shall have no liability to the Holder, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by the Holder or any successor or beneficiary thereof.
17.10    Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred thereby in connection with or resulting from any claim, action, suit, or proceeding to which such person may be made a party or may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid thereby in settlement thereof, with the Company’s approval, or paid thereby in satisfaction of any judgment in any such action, suit, or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.
17.11    Other Benefit Plans. No Award, payment or amount received hereunder shall be taken into account in computing an Employee’s salary or compensation for the purposes of determining any benefits under any pension, retirement, life insurance or other benefit plan of the Company or any Affiliate, unless such other plan specifically provides for the inclusion of such Award, payment or amount received. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.
17.12    Limits of Liability. Any liability of the Company with respect to an Award shall be based solely upon the contractual obligations created under the Plan and the Award Agreement. None of the Company, any member of the Board nor any member of the Committee shall have any liability to any party for any action taken or not taken, in good faith, in connection with or under the Plan.
17.13    Governing Law. Except as otherwise provided herein, the Plan shall be construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.
17.14    Severability of Provisions. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such invalid or unenforceable provision had not been included in the Plan.
17.15    No Funding. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to ensure the payment of any Award. Prior to receipt of Shares or a cash distribution pursuant to the terms of an Award, such Award shall represent an unfunded unsecured contractual obligation of the Company and the Holder shall have no greater claim to the Shares underlying such Award or any other assets of the Company or Affiliate than any other unsecured general creditor.
17.16    Headings. Headings used throughout the Plan are for convenience only and shall not be given legal significance.

axos™ FINANCIAL

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Online

Go to **www.envisionreport.com/AX** or scan the QR code — login details are located in the shaded bar below.

Votes submitted electronically must be received by 5:00 p.m., Pacific Time on October 23, 2019.

Annual Stockholders Meeting Notice

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Important Notice Regarding the Availability of Proxy Materials for the Axos Financial, Inc. Annual Stockholders Meeting to be Held on October 24, 2019

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

www.envisionreports.com/AX

Easy Online Access — View your proxy materials and vote.

Step 1: Go to **www.envisionreports.com/AX**.
Step 2: Click on **Cast Your Vote or Request Materials**.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selections as instructed on each screen for your delivery preferences.
Step 5: Vote your shares.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before October 4, 2019 to facilitate timely delivery.

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